  As filed with the Securities and Exchange Commission on August 17, 2000
                                                      Registration No. 333-31674
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -----------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                  -----------
                         LOGICAL DESIGN SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)
         Delaware                     7371                   22-3710893
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification     Identification No.)
     incorporation or            Code Number)
      organization)
                               131 Madison Avenue
                          Morristown, New Jersey 07960
                                 (973) 971-0100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             Marilynne White, Esq.
                                General Counsel
                         Logical Design Solutions, Inc.
                               131 Madison Avenue
                          Morristown, New Jersey 07960
                                 (973) 971-0100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
     Joseph W. Armbrust, Jr., Esq.              Philip J. Boeckman, Esq.
        Michael T. Kohler, Esq.                 Cravath, Swaine & Moore
            Brown & Wood LLP                        Worldwide Plaza
         One World Trade Center                    825 Eighth Avenue
        New York, New York 10048                New York, New York 10019
             (212) 839-5300                          (212) 474-1000
                                  -----------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                  -----------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
                                     --------------

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
                        -------------------

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
                        -------------------

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell these securities and it is not + +soliciting an offer to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, AUGUST 17, 2000

PROSPECTUS

                                3,500,000 Shares

[LOGO]Logical Design Solutions
                                  Common Stock
                                 $    per share

                                   --------

  We are selling 3,500,000 shares of our common stock. The underwriters named in this prospectus may purchase up to 525,000 additional shares of our common stock from the selling stockholders that we identify in this prospectus to cover over-allotments. We will not receive any proceeds from the sale of shares by the selling stockholders.

  This is an initial public offering of our common stock. We currently expect the initial public offering price to be between $12.00 and $14.00 per share. We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol "LDSI".

                                   --------

  Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------

                                                         Per
                                                        Share Total
                                                        ----- -----
Public Offering Price                                   $     $
Underwriting Discount                                   $     $
Proceeds, before expenses, to Logical Design Solutions  $     $
                                                        ====  ====

  If the underwriters exercise in full their option to purchase additional shares of our common stock to cover over-allotments, the proceeds to the
selling stockholders will be $       . The underwriters are offering the shares
subject to various conditions. The underwriters expect to deliver the shares to
purchasers on or about        , 2000.

                                   --------

Salomon Smith Barney                                             Lehman Brothers

                                    SG Cowen

     , 2000

                              [Inside cover page]

                                    GRAPHIC:

[Graphic representation of the Logical Approach. Arrows in circular arrangement labeled with each phase of the Logical Approach: strategy, blueprinting, construction and assessment. Circular arrangement of aspects of the Logical Approach performed within these phases: usability engineering, visual design, engagement management, quality assurance and project management.]

                            [Left side of gatefold]

                                    GRAPHIC:

[Picture of user at our Usability Center. User sits at computer terminal while two evaluators at console observe through a glass window.]

                            [Right side of gatefold]

                                    GRAPHIC:

[The words "usability," "design," "strategy" and "technology" are superimposed across the top of the second and third pages of the fold out.]

   You should rely only on the information contained in this prospectus. Neither we nor any of the underwriters or the selling stockholders have authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                              ------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   1
Risk Factors...............................................................   6
Forward-Looking Statements and Market Data.................................  14
Trademarks.................................................................  14
Information in this Prospectus.............................................  14
Use of Proceeds............................................................  15
Dividend Policy............................................................  15
Capitalization.............................................................  16
Dilution...................................................................  17
Selected Financial Data....................................................  18
Management's Discussion and Analysis of Financial Condition
 and Results of Operations.................................................  20
Business...................................................................  30
Management.................................................................  41
Related Party Transactions.................................................  51
Principal Stockholders.....................................................  56
Selling Stockholders.......................................................  57
Description of Capital Stock...............................................  58
Shares Eligible for Future Sale............................................  61
Underwriting...............................................................  63
Legal Matters..............................................................  65
Experts....................................................................  65
Where You Can Find More Information........................................  65
Index to Financial Statements.............................................. F-1

                              ------------------

   Until         , 2000 (25 days after the commencement of this offering), all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding Logical Design Solutions, the risks of purchasing our common stock discussed under "Risk Factors," and our financial statements and the accompanying notes. Unless the context otherwise requires, references to "we," "us" or "our company" are to Logical Design Solutions, Inc.

Logical Design Solutions

   Logical Design Solutions is a professional services provider of e-business solutions primarily to Fortune 500 companies. We assist our clients in defining strategies utilizing Internet technologies and use our experience in creative design and systems engineering to design, architect, develop and implement solutions to execute those strategies. We work with our clients to anticipate and evolve their e-business initiatives across industry and technology trends. Our solutions enable our clients to conduct business with their employees, customers and partners using emerging technologies.

   Over our 10-year history, we have evolved our business from developing company-wide internal sites to developing complex internal and external solutions that link companies with their outside partners. The e-business solutions we develop provide our clients with the ability to interact and transact business electronically with their diverse range of business constituents. We believe one of our main strengths has been our ability to extend our clients' e-business models to this increasingly diverse universe of users while managing complex content and creating an interactive, targeted user experience.

   We offer our services to market leaders in the following targeted industries in which we have knowledge and experience: communications, financial services, healthcare, manufacturing and publishing. We focus on building long-term relationships with our clients. For example, AT&T was our first client in 1990 and we continue to provide e-business solutions for them today. We have developed a blue-chip client list with significant repeat business. Our top ten clients in 1999 based on revenues on a pro forma basis, giving effect to our acquisition of Jump! Information Technologies, Inc., were Lucent Technologies, AT&T, The Thomson Corporation, Aetna/US Healthcare, The Chase Manhattan Bank, Winstar Communications, The MONY Group, SBC Communications, Johnson & Johnson and Philip Morris Companies. Our top four clients each provided us with more than $1.5 million in revenues in 1999 and each of our top ten clients generated more than $250,000 in revenues in 1999.

   During the first six months of 2000, we had revenues of $16.7 million and incurred a net loss of $16.2 million. Net loss in the first six months includes non-cash charges of $3.8 million relating to the increase in market value of our redeemable warrants and $14.2 million relating to stock-based compensation. In 1999, we had revenues of $15.8 million and incurred a net loss of $8.9 million. In 1999, on a pro forma basis, we had revenues of $17.9 million and incurred a net loss of $9.0 million. Net loss in 1999 includes non-cash charges of $7.5 million relating to the increase in market value of our redeemable warrants and $1.1 million relating to stock-based compensation. In 1998, we had revenues of $11.3 million and incurred a net loss of $614,000. Net loss in 1998 includes a non-cash charge of $366,000 relating to the increase in market value of our redeemable warrants.

Our Market Opportunity

   A growing number of organizations are demanding more advanced, customized Internet solutions. The availability of high quality professionals experienced in designing, developing and implementing advanced Internet solutions is limited, making the market for recruiting and retaining these individuals extremely competitive. As a result, an increasing number of businesses, from start-ups to established companies, engage professional services firms that have focused on hiring and training these professionals to help them design and implement these solutions. However, the availability of high quality professionals who can perform the services we offer is limited. As with any professional services firm, if our employees leave or we need to increase their compensation to retain them, we may be prevented from operating at a profit.

   A March 2000 study by International Data Corporation estimates that the worldwide market for Internet services will grow from $16.2 billion in 1999 to $99.1 billion in 2004, representing a compound annual growth rate of nearly 44%. Logical Design Solutions believes organizations are increasingly searching for a single-source professional services firm that integrates the strategy, design and technology skills specifically required for offering comprehensive e-business solutions. Furthermore, we believe that organizations will increasingly look to e-business solutions providers that can combine industry knowledge and effective program management to formulate a focused, strategic and integrated approach to e-business and to efficiently design and implement large-scale, complex e-business solutions.

Our Approach to Market

   Our approach to market includes the following elements:

   Industry Expertise. Led by industry managers with long-term industry and consulting experience, our focus on specific industries forms the foundation for our business development efforts. We sell our services primarily to executive level management using our reputation of experience in their industry, a client list of major corporations and case studies that support our ability to deliver end-to-end solutions in similar situations.

   Integrated Solutions. We offer our clients a suite of comprehensive services that includes the strategy, design and technology capabilities necessary to develop e-business solutions. Our methodology, the Logical Approach, enables us to provide these services in an integrated manner to bridge between business and information technology units.

   User Experience. Our commitment to advancing the user experience is reflected in our Usability Center, our user testing and research center. At our Usability Center, we analyze user requirements, navigate content presentation and test Web sites based on the experiences of representative users.

   Long-Term Client Relationships. We focus on building long-term relationships with our clients. We strive to become our clients' e-business partner of choice and assist our clients in managing the evolution of their e-business.

Our Growth Strategy

   Our goal is to expand upon our position as a provider of e-business solutions to Fortune 500 companies in the markets we target. To achieve this goal, we pursue the following strategies:

  .  deepening client relationships;

  .  penetrating further into our targeted industries;

  .  continuing to develop leading-edge technology capabilities;

  .  retaining and hiring outstanding professionals; and

  .  expanding geographically.

Our Approach to Engagements: The Logical Approach

   In each of our engagements, we employ our proprietary methodology, the Logical Approach, to advise our clients on e-business strategies and to design and implement customized, complex e-business solutions. Using our Logical Approach, we service our engagements with a team of professionals from the business strategy, creative design and technology development areas, coordinated by a dedicated project manager. We integrate industry-specific strategy with enterprise level design and technological capabilities to provide customized e-business solutions. To accomplish this, we use the comprehensive methodology of the Logical Approach to apply, integrate and coordinate our services over several phases of the engagement.

Our Incorporation and Offices

   We started our business in 1990 as a New Jersey corporation. We recently reorganized as a Delaware corporation. Our principal offices are located at 131 Madison Avenue in Morristown, New Jersey 07960. Our telephone number is (973) 971-0100.

                               The Offering

Common stock offered....................... 3,500,000 shares

Common stock outstanding after this
offering(1)................................ 13,626,401 shares

Use of proceeds............................ For repayment of indebtedness and general corporate purposes, including working
                                            capital, expansion of operations and sales
                                            and marketing capabilities and possible
                                            acquisitions. If the underwriters' over-
                                            allotment option is exercised, we will not
                                            receive any proceeds from the sale of shares
                                            by the selling stockholders.

Proposed Nasdaq National Market symbol..... "LDSI"

--------
(1) Includes 2,150,000 shares of common stock issuable upon the exercise of warrants outstanding with an exercise price of $0.01 per share. Excludes the following shares of common stock that may be issued in the future:

  . 2,258,900 shares issuable under our 1997 Stock Plan and our 1999 Stock Plan upon the exercise of outstanding employee options at a weighted average exercise price of $3.09 per share, including 1,000,000 shares issuable pursuant to options granted to our Chief Executive Officer in March 2000 as contemplated in the purchase agreement relating to our 1997 issuance of warrants and debentures;

  . 28,000 shares issuable upon the exercise of outstanding director options at an exercise price of $5.00 per share;

  . 56,000 shares issuable upon the exercise of outstanding director options at the initial public offering price; and

  . 1,890,200 unissued shares authorized for future awards under our 1999 Stock Plan, our 2000 Non-Employee Director Plan and our Employee Stock Purchase Plan.

                          Summary Financial Data

   You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes, all of which appear elsewhere in this prospectus. The summary financial data for each of the years in the five-year period ended December 31, 1999 have been derived from our audited financial statements. The summary financial data for the six months ended June 30, 1999 and 2000 are derived from our unaudited financial statements, and, in our opinion, include all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly this information in accordance with generally accepted accounting principles applied on a consistent basis. The results for the six months ended June 30, 2000 are not necessarily indicative of the results for the full year. Statement of operations data for the years ended December 31, 1995, 1996 and 1997 reflect our combined results with an affiliated company, Logical Design Solutions International, Inc. Effective December 31, 1997, Logical Design Solutions International, Inc. merged with and into us and ceased to exist. Statement of operations data for the year ended December 31, 1999 include the results of operations of Jump! Information Technologies, Inc. from the date of its acquisition on November 10, 1999 through December 31, 1999. Pro forma statement of operations data for the year ended December 31, 1999 reflect the acquisition of Jump! as if this transaction had occurred on January 1, 1999. The supplemental pro forma operating data give effect to the exercise of our redeemable warrants that will occur upon consummation of this offering as if it had occurred on January 1, 1999. The pro forma balance sheet data give effect to the exercise of our redeemable warrants and assume that the market price of our common stock at the time of exercise was equal to $13.00 (the midpoint of the expected price range of this offering). The pro forma as adjusted balance sheet data give effect to our sale of the shares of common stock offered by this prospectus, the application of a portion of the proceeds received thereby and the exercise of all of our outstanding redeemable warrants upon consummation of this offering.

                                                                    Pro Forma
                                         Actual                     For Jump!        Actual
                          ---------------------------------------  ------------ -----------------
                                                                                   Six Months
                                 Year Ended December 31,            Year Ended   Ended June 30,
                          ---------------------------------------  December 31, -----------------
                           1995   1996   1997     1998     1999        1999      1999      2000
                          ------ ------ -------  -------  -------  ------------ -------  --------
                                         (in thousands, except per share data)
Statement of Operations
 Data:
Revenue.................  $4,502 $7,325 $11,052  $11,330  $15,839    $17,940    $ 6,599  $ 16,668
Gross profit............   2,214  3,986   6,675    5,768    8,298      9,293      3,433    10,399
Operating expenses:
 Selling, general and
  administrative........   1,203  2,082   3,491    4,768    6,978      7,779      3,031     6,465
 Depreciation and
  amortization..........      91    139     336      653      942      1,160        458       698
 Stock-based
  compensation..........     --     --      --       --     1,077      1,077         82    14,225
                          ------ ------ -------  -------  -------    -------    -------  --------
   Total................   1,294  2,221   3,827    5,421    8,997     10,016      3,571    21,388
                          ------ ------ -------  -------  -------    -------    -------  --------
Income (loss) from
 operations.............     920  1,765   2,848      347     (699)      (723)      (138)  (10,989)
Increase in market value
 of redeemable
 warrants...............     --     --     (288)    (366)  (7,505)    (7,505)    (3,520)   (3,752)
Net income (loss).......  $  884 $1,716 $ 1,597  $  (614) $(8,944)   $(9,011)   $(4,024) $(16,158)
                          ====== ====== =======  =======  =======    =======    =======  ========
Basic net income (loss)
 per common share.......  $ 0.23 $ 0.22 $  0.20  $ (0.08) $ (1.14)   $ (1.13)   $ (0.51) $  (2.03)
                          ====== ====== =======  =======  =======    =======    =======  ========
Diluted net income
 (loss) per common
 share..................  $ 0.23 $ 0.22 $  0.17  $ (0.08) $ (1.14)   $ (1.13)   $ (0.51) $  (2.03)
                          ====== ====== =======  =======  =======    =======    =======  ========
Weighted average common
 shares outstanding.....   3,927  7,850   7,850    7,850    7,868      7,962      7,851     7,975
                          ====== ====== =======  =======  =======    =======    =======  ========
Weighted average common
 shares and common share
 equivalents............   3,927  7,850   9,532    7,850    7,868      7,962      7,851     7,975
                          ====== ====== =======  =======  =======    =======    =======  ========
Supplemental Pro Forma
 Operating Data:(1)
 Pro forma net loss.....                                  $(1,439)                       $(12,406)
                                                          =======                        ========
 Pro forma net loss per
  common share..........                                  $ (0.14)                       $  (1.23)
                                                          =======                        ========
 Pro forma weighted-
  average common shares
  outstanding...........                                   10,018                          10,125
                                                          =======                        ========

--------

(1) Giving further effect to our repayment of the senior and junior subordinated debentures with proceeds of this offering as if they occurred on January 1, 1999, would result in pro forma net losses of $(279) and $(12,982) and pro forma net losses per common share of $(0.03) and $(1.20) for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively.

                                                           June 30, 2000
                                                    ----------------------------
                                                               Pro    Pro Forma
                                                    Actual    Forma  As Adjusted
                                                    -------  ------- -----------
                                                          (in thousands)
Balance Sheet Data:
Cash and cash equivalents.......................... $ 2,167  $ 2,189   $33,762
Working capital....................................   6,571    6,592    36,973
Total assets.......................................  17,464   17,485    47,736
Senior subordinated debentures.....................   6,040    6,040       --
Junior subordinated debentures.....................   1,482    1,482       --
Redeemable warrants................................  14,184      --        --
Stockholders' equity (deficiency)..................  (9,878)   4,327    42,100

                                  RISK FACTORS

   An investment in our common stock involves risks. You should carefully consider the risks described below and the other information in this prospectus including our financial statements and the related notes before you decide to buy our common stock. The trading price of our common stock could decline due to any of these risks, and you could lose part or all of your investment.

We have a limited number of significant clients. If we lose a major client or significant project, our revenues could be adversely affected.

   We generate substantially all of our revenue from a limited number of major clients. If we lose any major clients or any of our clients cancel or significantly reduce a large project's scope, our results of operations could be materially and adversely affected by the loss of revenue, and we would have to seek to replace the client with new business. For the first six months of 2000, our three largest clients, Aetna/US Healthcare, AT&T and Lucent, accounted for approximately 23%, 20% and 11%, respectively, of our revenue. Our contract with Aetna/US Healthcare expires in the third quarter of 2000. In 1999, our three largest clients, Lucent, AT&T and Aetna/US Healthcare, accounted for approximately 28%, 24% and 12%, respectively, of our revenue (24%, 22% and 10%, respectively, on a pro forma basis including our acquisition of Jump! Information Technologies, Inc.). In addition, Research Institute of America, a subsidiary of The Thomson Corporation, contributed approximately 13% of our revenue on a pro forma basis in 1999. Our five largest clients contributed approximately 74% of our revenue in 1999, on both an actual and a pro forma basis. In 1998, our two largest clients, AT&T and Lucent, accounted for approximately 47% and 26%, respectively, of our revenue. Our largest clients have historically been AT&T and Lucent, which is a spin-off from AT&T. Mimi Brooks, our Chairwoman and Chief Executive Officer, was employed with AT&T before she left to found our company in 1990. Our five largest clients contributed approximately 83% of our revenue in 1998. This risk is particularly relevant in the context of the recent trend toward consolidation in our targeted industries. If one of our major clients were to be acquired, there can be no assurance that the acquiring company will continue to use our services and our revenues could decrease materially. There is also the risk that one or more of our major customers will replace us with one of our competitors or their in-house information technology department.

We have a recent history of significant losses and expect to incur significant losses in the future.

   We incurred net losses of $8.9 million and $614,000 during the years ended December 31, 1999 and December 31, 1998, respectively. In addition, after giving pro forma effect to our acquisition of Jump!, our net loss for 1999 would have been $9.0 million. Our net loss for the six months ended June 30, 2000 amounted to $16.2 million. We have been in business since 1990, and, as of June 30, 2000, we had an accumulated deficit of $25.4 million. We expect to continue to incur significant losses for the foreseeable future. We also expect to continue to incur increasing selling, general and administrative expenses. As a result, we will need to generate significant increases in revenues to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

We may not be able to hire and retain highly skilled employees, which could affect our ability to compete effectively.

   Our business is people intensive and if we cannot recruit and retain highly qualified employees, our business would suffer substantially. To succeed, we must hire, train, motivate, retain and manage employees who are highly skilled in the rapidly changing extranet, intranet and Internet technologies. Individuals who have these skills and can perform the services we offer are scarce. Competition for these individuals, therefore, is intense. We might not be able to hire enough of them or to effectively train, motivate, retain and manage the employees we do hire. This could hinder our ability to complete existing projects and bid for new projects. In addition, because the competition for qualified employees in our industry is intense, hiring, training, motivating, retaining and managing employees with the strategic, technical and creative skills we need is both time-consuming and expensive. The competition for employees has increased our cash and non-cash compensation costs. These costs may increase after the offering because prospective employees may perceive that the stock option component of our compensation may not be as valuable as it was prior to the offering.

   In addition, we use subcontractors to supplement our staffing requirements and satisfy particular skills required on individual client engagements. Subcontractors generally cost us more than our own personnel and, consequently, we usually generate lower gross margins when using subcontractors. To the extent we continue to use subcontractors, our gross margins may be lower.

We are growing quickly. Future growth of our business could make it difficult to manage our resources.

   Our rapid growth has stretched, and could continue to stretch, our management, personnel, systems and resources. Our business has grown substantially, both organically and through our acquisition of Jump! in late 1999, and we intend to continue to expand our operations in the foreseeable future. Our sales have increased from $4.5 million in 1995 to $15.8 million in 1999 ($17.9 million in 1999 on a pro forma basis including our acquisition of Jump!). In the first six months of 2000 we had sales of $16.7 million compared to $6.6 million for the first six months of 1999. As we grow quickly and add employees, managing employee utilization will be more difficult and may lead to more volatility in our margins. To grow our company, we must not only replace the employees who leave, but also hire significant numbers of new employees. Our number of employees increased from 101 to 135 during 1999, and we have hired 61 additional employees from January 1, 2000 through August 15, 2000. We expect that we will need to continue to hire and retain management personnel and other employees and continue to invest in our systems and facilities. Our management has limited experience managing a business of our size and no experience managing a public company. We are a small company and our ability to absorb mistakes is more limited than many of our competitors. If we do not manage the growth of our business effectively, our results of operations and financial condition could be materially affected by a lack of adequate personnel, systems or resources.

We have many client contracts that can be cancelled without penalty. If clients terminate contracts with us on little or no notice, our results of operations could suffer.

   Most of our clients can reduce or cancel their contracts for our services without penalty and with little or no notice. If a significant client or a number of small clients terminate, significantly reduce or modify business relationships with us, our results of operations could be materially and adversely affected by the loss of revenue, and we would have to seek to replace the client with new, significant business. Consequently, you should not predict or anticipate our future revenue based on the number of clients we have, the length of time we have had them or the number and size of our existing engagements. When a client postpones, modifies or cancels an engagement, we must seek to shift our employees to other engagements to minimize the resulting adverse impact on our operating results. In addition, our operating expenses are relatively fixed and cannot be reduced on short notice.

The form of our contracts with our clients may result in difficulty in collecting fees, protecting our intellectual property and protecting ourselves from liability.

   Our work is typically performed for clients on the basis of a written statement of work that is accepted by the client, which acceptance may be oral. To the extent the statements of work do not fully set forth our legal rights, we could experience difficulty in collecting fees, protecting our intellectual property and protecting ourselves from liability.

We depend on fixed-price and retainer contracts, and our business may be negatively impacted if we fail to accurately estimate the time and resources necessary for our services.

   As part of our strategy, we generally enter into fixed-price and retainer fee contracts, rather than contracts based on payment for time and materials. In order to manage our growth effectively, we must set fixed-price and retainer fees accurately, maintain high employee utilization rates and maintain the quality of our services. If we miscalculate the resources or time we need for these contracts, our gross margins could decrease materially. Often, we fix the price before we finalize the design specifications, which increases the risk that we will misprice these contracts. The increasing complexity of our engagements, as described below, makes accurately estimating our time and resources more difficult.

We expect to incur significant charges to operations during 2000 that will adversely affect our net income and may cause our stock price to decline.

   During the remainder of 2000, we expect to record several significant charges to operations. These charges include the following: (1) an anticipated charge of $975,000 in connection with stock-based compensation in addition to the $14.2 million charge for stock-based compensation that we incurred in the first six months of 2000; (2) an anticipated charge of $13.8 million at the time of the offering, assuming an initial public offering price of $13.00, for the accretion to fair market value of our redeemable warrants; and (3) an anticipated charge of $1.5 million at the time of the offering for the accretion to redemption value of our senior subordinated debentures. These charges will have a significant adverse impact on our net income in 2000 and they may cause our stock price to decline after this offering. In addition, we will continue to incur non-cash charges in connection with our stock-based compensation from 2001 through 2004, which will negatively impact our net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

The increased size and complexity of our engagements may make it more difficult to meet client expectations and a failure to do so could damage our reputation and business.

   The complexity and average dollar size of our engagements has grown significantly while the timeframe for completing engagements has generally decreased. As our client engagements become larger and more complex and must be completed in shorter timeframes, it becomes more difficult to manage the development process and the likelihood and consequences of any mistakes increase. Any inability by us to complete client solutions in a timely manner, any defects contained in the solutions we deliver and any other failure by us to achieve client expectations, could have a material adverse effect on our reputation with the affected client and generally within our industry.

The e-business professional services market is highly competitive and has low barriers to entry. If we cannot effectively compete, our revenues may decline.

   Our market is new, intensely competitive, highly fragmented and subject to rapid technological change. We expect competition to intensify and increase over time because:

  . there are few barriers to entering the e-business professional services market;

  .  our industry is consolidating; and

  .  many of our competitors are forming strategic relationships.

   We compete against other e-business professional services firms, as well as a number of different types of companies that are not exclusively in the e-business professional services business. These competitors, which generally offer some of the professional services we offer, include:

  .  traditional strategic consulting firms;

  .  interactive advertising agencies;

  .  professional services groups of computer equipment companies;

  .  traditional systems integrators; and

  . internal information technology departments of current or potential clients.

   Many of our competitors have longer operating histories, greater name recognition, larger established client bases, longer client relationships and significantly greater financial, technical, personnel and marketing resources than we do. These competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in client requirements. These competitors may also be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential clients, employees and strategic partners. Furthermore, our competitors may perform e-business services that are equal or superior to our services or that achieve greater market acceptance than our services. We have no patented or other proprietary technology that would preclude or inhibit competitors from duplicating our services. We must rely on the skills of our personnel and the quality of our client service. We cannot assure you that we will be able to compete successfully against existing or future competitors.

Our quarterly revenues and operating results are likely to fluctuate significantly, which may cause our stock price to decline.

   Our quarterly revenues and operating results have varied in the past and are likely to vary significantly from quarter to quarter. This fluctuation may cause our operating results to be below the expectations of securities analysts and investors, and the price of our stock may fall. Factors that could cause quarterly fluctuations include:

  .  the loss of a significant customer or engagement;

  . our employee utilization rate, including our ability to transition employees quickly from completed or terminated engagements to new engagements;

  . the introduction of new services or changes in pricing policies by us or our competitors;

  . our ability to manage costs, including employee costs and our selling, general and administrative expenses;

  .  our clients' information technology budgeting;

  .  delays in commencing services on client projects; and

  .  the seasonality of our client engagements.

   As a result of these factors, we believe that quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful.

   See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" for further discussion of the factors that may cause our quarterly results to fluctuate.

Lack of growth or decline in Internet usage will cause our business to suffer.

   We have derived a substantial portion of our revenue from projects involving the Internet. If Internet usage does not continue to grow, our ability to increase our revenues from these projects will be limited. The Internet is new and rapidly evolving, and a number of factors may inhibit Internet usage. These factors include inadequate network infrastructure, security concerns, inconsistent service quality and lack of cost-effective, high-speed service. For example, recent attacks by computer hackers on major e-commerce Web sites have heightened concerns regarding the security and reliability of the Internet. On the other hand, if Internet usage grows, the Internet infrastructure may not support the demands this growth will place on it. The Internet's performance and reliability may decline. In addition, outages and delays have occurred throughout the Internet network infrastructure and have interrupted Internet service. If these outages or delays occur frequently in the future, Internet usage could grow more slowly or decline.

   We have also derived a majority of our revenue from extranet and intranet projects, and the usage of extranets and intranets may be affected by many of the same factors affecting Internet usage.

   We may also incur substantial costs to keep up with changes surrounding the Internet. Unresolved critical issues concerning the commercial use and government regulation of the Internet include the following:

  .  security;

  .  cost and ease of Internet access;

  .  intellectual property ownership;

  .  privacy;

  .  taxation; and

  .  liability issues.

   Any costs we incur because of these factors could cause our gross margins to decrease materially.

We plan to expand our international operations, which may subject us to additional business risks.

   We have recently begun operations in the United Kingdom to support our existing customers and we plan to expand our international operations. In order to operate internationally, we may be required to overcome cultural, linguistic and nationalistic barriers and adapt to foreign business practices. Further, international operations are subject to a number of other risks and potential costs, including unexpected changes in regulatory requirements, adverse tax consequences, difficulties and costs associated with staffing and managing international operations and political and economic instability. We cannot assure you that we will be able to overcome these barriers, or that we will not incur significant costs in addressing these potential risks.

If we fail to keep pace with changing technologies, we may lose clients.

   Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. If we cannot keep pace with these changes in a timely and cost-effective manner, we could lose clients to competitors and our revenues could decrease. To achieve our goals, we need to develop strategic e-business solutions that keep pace with continuing changes in industry standards, information technology and client preferences. We will have to improve the performance features and reliability of our services to adapt to rapidly changing technologies. We could also incur substantial costs to keep pace with changing technologies.

Our efforts to increase recognition of the Logical Design Solutions brand nationally may not be successful, which may limit our ability to expand our client base and attract acquisition candidates and employees.

   We believe that building the Logical Design Solutions brand is critical for expanding our client base, hiring and retaining employees and attracting acquisition candidates. Historically, our branding efforts have been on a regional basis and otherwise narrowly focused. Many of our competitors are already nationally recognized and have active national advertising campaigns. If we do not build the Logical Design Solutions brand on a national basis, we may not be able to effect our growth strategy. We also believe that reputation and name recognition will grow in importance as the number of companies competing in the market for e-business professional services increases. The branding of our name will also depend largely on our success in providing high quality, reliable and cost-effective services. If clients do not perceive our services as meeting their needs, or if we fail to market our services effectively, we may be unsuccessful in maintaining and strengthening our brand. If we fail to promote and maintain our brand, or incur excessive expenses to do so, we could lose market share and our ability to grow our revenue may be negatively impacted.

We depend on our Chief Executive Officer and our Chief Technology Officer, and the loss of either of them may adversely affect our ability to attract and retain customers and to compete effectively.

   We believe that our success depends on the continued employment of our founder, President and Chief Executive Officer, Mimi Brooks, and our Chief Technology Officer, David W. Stoltzfus. If Ms. Brooks or Mr. Stoltzfus were unable or unwilling to continue in their present positions, it would be very difficult to replace them and our business could be adversely affected. Ms. Brooks is particularly important to our business in providing strategic direction and managing our customer relationships. Mr. Stoltzfus is particularly important to our business in setting the strategic direction for our use of technology and building our technological capabilities.

Future acquisitions or expansion could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations and your investment.

   A component of our growth strategy is to expand geographically and by acquisition. Establishing new office locations will likely require substantial financial and management resources. We cannot assure you that we will select appropriate markets to enter, open new offices efficiently or manage new offices profitably. Our failure to accurately assess these issues could negatively impact our business. To date, we have made one acquisition. We may not be able to make additional acquisitions on commercially acceptable terms, or at all. Any acquisitions we may make in the future will also involve risks. If we do acquire a company, we could have difficulty retaining and assimilating that company's personnel. We may also incur substantial goodwill in connection with any acquisitions which will cause our annual amortization charge to increase. In addition, we could have difficulty integrating acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and decrease revenue or gross margins. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. If we issue equity securities, your ownership share of our company will be reduced.

If we are unable to protect our intellectual property or if others claim we are infringing on their intellectual property, we could incur significant expenses or be prevented from providing our services.

   Litigation to enforce our intellectual property rights, which consist of a combination of copyright, trademark and trade secret laws and contractual restrictions, could be expensive, divert management resources and may not adequately protect our business. Existing trade secret and copyright laws afford us only limited protection. Third parties may attempt to disclose, obtain or use our processes and methodologies. This is particularly true in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. Others may independently develop and obtain patents or copyrights for technologies that are similar or superior to our processes and methodologies.

   Some intellectual property rights developed during client engagements are retained by the clients as our customer contracts are work-for-hire arrangements. Although we believe that our services do not infringe upon the intellectual property rights of third parties or our clients, we cannot assure you that claims will not be asserted against us in the future by third parties or our clients that our solutions or technologies are infringing upon their intellectual property rights. We expect that the risk of infringement claims against us and our clients will increase if more of our competitors obtain patents for software products and processes.

   We typically indemnify our clients against claims that we have violated a third party's intellectual property rights. Assertion of claims against us or our clients could result in litigation, and we may not be able to prevail in the litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms, or at all. Any of these claims, regardless of their outcome, could harm our reputation, damage our relationships with clients, result in substantial costs to us and divert management's attention from our operations.

   While we provide customized technology solutions for specific client engagements, part of our marketing and design strategy includes the reuse of components of these solutions. Issues relating to the ownership of and rights to use solutions can be complicated and there can be no assurance that disputes will not arise that affect our ability to resell or reuse these solutions. Some of our contracts may limit our ability to resell or reuse a solution and could require us to incur additional expenses to develop new solutions for future projects.

We are, and will continue to be, controlled by our founder and Chief Executive Officer, Mimi Brooks, which could result in her taking actions that other stockholders do not approve.

   After this offering, our founder, President and Chief Executive Officer, Mimi Brooks, will own approximately 52% of our outstanding common stock (or 55.1% if Ms. Brooks exercises her options), 49% (or

52.9% if Ms. Brooks exercises her options) if the underwriters' over-allotment option is exercised in full. However, Ms. Brooks and her spouse are currently in divorce proceedings in which the parties are contesting their respective shares of their marital estate, which includes the shares of common stock held by Ms. Brooks. We cannot assure you that the interests of Ms. Brooks or her spouse, if he obtains shares of our common stock in the divorce proceedings, will not conflict with your interests. The significant concentration of our common stock and the voting power of that common stock in a single stockholder could have a depressive effect on our stock price, since that stockholder will be able to control most matters requiring stockholder approval. Among other things, Ms. Brooks will be able to control or influence to a significant extent the outcome of all matters required to be submitted to our stockholders for approval, including decisions relating to the election of directors and significant corporate matters such as decisions about acquisitions, sales of assets, mergers or similar transactions and amendments to our certificate of incorporation and bylaws.

Anti-takeover provisions of our amended and restated certificate of incorporation and by-laws and provisions of Delaware law could delay or prevent a change of control that you may favor.

   Provisions of our amended and restated certificate of incorporation and bylaws that will become effective upon the closing of this offering and provisions of applicable Delaware law may discourage, delay or prevent a merger or other change of control that stockholders may consider favorable. The provisions of our amended and restated certificate of incorporation and bylaws, among other things, will:

  . divide our board of directors into three classes, with members of each class to be elected in staggered three-year terms;

  .  limit the right of stockholders to remove directors;

  . regulate how stockholders may present proposals or nominate directors for election at annual meetings of stockholders; and

  . authorize our board of directors to issue preferred stock in one or more series, without stockholder approval.

   The provisions of our amended and restated certificate of incorporation and bylaws and provisions of Delaware law could:

  . have the effect of delaying, deferring or preventing a change of control of our company;

  .  discourage bids for our common stock at a premium over the market price;
     or

  . impede the ability of the holders of our common stock to change our management.

   See "Description of Capital Stock--Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Bylaws and Provisions of Delaware Law."

This offering's net proceeds may be allocated in ways with which you and other stockholders may not agree.

   We have not determined how most of the proceeds of this offering will be spent. Approximately $9.0 million of the net proceeds will be used to repay our outstanding senior subordinated debentures and junior subordinated debentures. Our management may spend net proceeds from this offering remaining after the repayment of that debt in ways with which you and our other stockholders may not agree. See "Use of Proceeds."

The total price investors will pay for our common stock in this offering will substantially exceed the value of our assets after subtracting our liabilities.

   The price you will pay for our common stock will be substantially higher than the book value per share of our outstanding stock after this offering. You will suffer immediate and substantial dilution. Based on an assumed initial public offering price of $13.00 per share, the dilution will be $9.95 per share in the net tangible book value of the common stock issued in this offering. In addition, investors in this offering will contribute 99.8% of the total amount paid by all investors in our company but will own only 25.7% of the shares outstanding.

Our stock has not traded publicly, and after this offering its market price may fluctuate widely.

   Prior to this offering, there has been no public market for our common stock. The market price of our common stock could fluctuate substantially due to:

  .  future announcements concerning us or our competitors;

  .  quarterly fluctuations in operating results;

  .  technological innovations;

  .  changes in earnings estimates or recommendations by analysts; or

  .  general economic conditions.

   In addition, the stock prices of many technology companies fluctuate widely for reasons that may be unrelated to operating results and such fluctuations have been increasingly intense in recent months. Fluctuations in our common stock's market price may affect our visibility and credibility in the e-business solutions market.

Future sales of our common stock in the public market could lower our stock price and impair our ability to raise funds in new stock offerings.

   After this offering, we will have 13,626,401 shares of common stock outstanding. Sales of a large number of shares, or the availability of a large number of shares for sale, could adversely affect the market price of our common stock and could impair our ability to raise funds in additional stock offerings. Following the expiration of a 180-day "lock up" period to which substantially all of the shares held by our current stockholders will be subject, the holders whose shares are subject to that lock-up period will in general be entitled to dispose of their shares. Moreover, Salomon Smith Barney Inc. may in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements.

   The shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by an affiliate of ours, the sales of which will be limited by Rule 144 under the Securities Act. Holders of restricted shares generally will be entitled to sell these shares in the public market without registration either under Rule 144 or any other applicable exemption under the Securities Act.

   As soon as practicable after this offering, we intend to register the shares of common stock subject to outstanding stock options or reserved for issuance under our stock plans. As of June 30, 2000, options to purchase 2,286,900 shares of common stock were outstanding.

   After this offering, the holders of approximately 2,150,000 shares of our common stock will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. By exercising their registration rights and selling a large number of shares, these holders could cause the price of our common stock to decline. Furthermore, if we were to include in a company-initiated registration statement shares held by those holders pursuant to the exercise of their registration rights, those sales could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

You should be aware that there are benefits of this offering to existing stockholders.

   The underwriters named in this prospectus may purchase up to 525,000 additional shares of common stock from several of our existing stockholders to cover over-allotments. The average price per share paid by these existing stockholders is $0.01 per share. Based on an assumed initial offering price of $13.00 per share and assuming the underwriters exercise the over-allotment option in full, the net price per share that will be paid to the selling stockholders is $12.09. Therefore, the average realized gain per share to the selling stockholders would be $12.08. See "Dilution."

   Further, our senior subordinated debentures and junior subordinated debentures are held by some of our existing stockholders. We intend utilize a portion of the proceeds of this offering to pay off these debentures.

                   FORWARD-LOOKING STATEMENTS AND MARKET DATA

   Many statements made in this prospectus under captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere are forward-looking statements that are not based on historical facts and may prove to be inaccurate. The words "expects," "anticipates," "estimates," "intends," "believes" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements. The forward-looking statements made in this prospectus are based on management's good faith best estimates through the date on which the statements are made.

   This prospectus contains estimates of market size and growth and other information related to the Internet. These estimates have been included in a study published by International Data Corporation, a market research firm. These estimates are based on various assumptions about events, trends and activities. We have not independently verified the information and assumptions on which these market estimates are based. However, we have no reason for believing that the information and assumptions on which the market estimates are based are incorrect or not reasonable. If any of the assumptions are wrong, then the market estimates may also be wrong.

                                   TRADEMARKS

   "Logical Design Solutions" is a registered trademark of Logical Design Solutions, Inc. and "The Logical Approach" is a service mark of Logical Design Solutions, Inc. This prospectus also includes trademarks and trade names of other parties.

                         INFORMATION IN THIS PROSPECTUS

   Except as otherwise indicated, all information in this prospectus reflects the amendment and restatement of our certificate of incorporation, which will occur prior to the closing of this offering, and assumes no exercise of the underwriters' option to purchase additional shares of common stock from the selling stockholders to cover over-allotments.

                                USE OF PROCEEDS

   We will receive estimated proceeds of approximately $40.6 million from this offering, net of underwriting discounts and estimated expenses, and based on an assumed initial public offering price of $13.00 per share, the midpoint of the expected price range. If the underwriters' over-allotment option is exercised, we will not receive any proceeds from the sale of shares by the selling stockholders.

   We intend to use approximately $31.6 million of the offering's net proceeds for general corporate purposes, including working capital, expansion of operations and sales and marketing activities and increases in personnel. The allocation of the proceeds to each of these uses has not been specifically identified. The amounts we actually expend for general corporate purposes will vary significantly depending on a number of factors, including the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation and use of the net proceeds of this offering.

   We will use approximately $9.0 million to pay off the total amount of outstanding principal and accrued interest on our senior subordinated debentures and junior subordinated debentures. The senior subordinated debentures and the junior subordinated debentures are held by:

  .  Mimi Brooks, our founder, Chief Executive Officer and Chairwoman;

  . Samedan, Inc., which is wholly-owned by Paul F. Lozier, one of our directors;

  . Summit Partners, which is a significant stockholder affiliated with Kevin Mohan, one of our directors; and

  . Darren Bryden, a significant stockholder and former director and executive officer.

Therefore, these related parties will receive a significant portion of the proceeds of this offering.

   The $5.54 million aggregate principal amount of outstanding senior subordinated debentures accrue interest at a rate of 9.0% per annum and mature on March 19, 2002. The senior subordinated debentures were issued at an original issue discount of approximately $300,000 plus an additional discount of $2.3 million attributable to our redeemable warrants issued in connection with the senior subordinated debentures, resulting in an effective yield of 21%. The $1.11 million aggregate principal amount of outstanding junior subordinated debentures accrue interest at 9.0% per annum and mature on March 19, 2003. We used the funds received from the issuance of the senior subordinated debentures for working capital purposes. The junior subordinated debentures were issued in connection with our conversion from a subchapter "S" corporation to a subchapter "C" corporation and represented a distribution of the retained earnings in the company. See "Related Party Transactions."

   We may use a portion of the proceeds for strategic acquisitions. From time to time, in the ordinary course of business, we evaluate potential acquisitions. We have no present understandings or agreements with respect to any acquisition.

   Pending use of the net proceeds for the above purposes, we intend to invest the funds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

   The following table presents our capitalization as of June 30, 2000 on an actual basis, a pro forma basis to reflect the issuance of 2,150,000 shares of common stock upon the exercise of outstanding warrants at an exercise price of $0.01 per share upon consummation of this offering and a pro forma as adjusted basis. The pro forma as adjusted basis presentation reflects:

  . the issuance of 2,150,000 shares of common stock upon the exercise of outstanding warrants at an exercise price of $0.01 per share upon consummation of this offering;

  . amendment and restatement of our certificate of incorporation which will occur prior to the closing of this offering to increase the number of common shares authorized to 60,000,000 and authorize the issuance of 10,000,000 shares of preferred stock; and

  . our sale of 3,500,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share, the midpoint of the expected price range, and the application of a portion of the offering proceeds to repay all our outstanding debt.

   The pro forma as adjusted basis presentation assumes no exercise of the underwriters' option to purchase additional shares to cover over-allotments and also does not include 2,286,900 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2000. You should read this information together with the financial statements and notes to those financial statements appearing elsewhere in this prospectus.

                                                        June 30, 2000
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
Cash and cash equivalents...................... $  2,167  $  2,189    $ 33,762
                                                ========  ========    ========
Capital lease obligations--current............. $     78  $     78    $     78
                                                ========  ========    ========
Senior subordinated debentures................. $  6,040  $  6,040    $    --
Junior subordinated debentures.................    1,482     1,482         --
Capital lease obligations, less current
 portion.......................................      159       159         159
Redeemable warrants............................   14,184       --          --
Stockholders' equity (deficiency)
  Preferred stock, par value $0.01 per share;
   no shares
   authorized (actual and pro forma);
   10,000,000 shares authorized, none issued
   and outstanding (pro forma as adjusted).....      --        --          --
  Common stock, par value $0.01 per share;
   15,000,000 shares authorized, 7,976,401
   shares issued and outstanding (actual);
   10,126,401 shares issued and outstanding
   (pro forma); 60,000,000 shares authorized,
   13,626,401 shares issued and outstanding
   (pro forma as adjusted).....................       80       101         137
  Additional paid-in capital...................   19,103    47,053      86,425
  Deferred stock compensation..................   (3,634)   (3,634)     (3,634)
  Accumulated deficit..........................  (25,427)  (39,193)    (40,828)
                                                --------  --------    --------
  Total stockholders' equity (deficiency)......   (9,878)    4,327      42,100
                                                --------  --------    --------
    Total capitalization....................... $ 11,987  $ 12,008    $ 42,259
                                                ========  ========    ========

                                    DILUTION

   Our pro forma net tangible book value as of June 30, 2000, was approximately $2.4 million, or $.24 per share of common stock. We have determined pro forma net tangible book value per share by subtracting intangible assets from pro forma stockholders' equity and dividing that number by 10,126,401 pro forma shares of common stock outstanding as of June 30, 2000. The preceding pro forma information gives effect to the exercise of warrants to purchase 2,150,000 shares of common stock at $0.01 per share prior to completion of this offering.

   If we sell 3,500,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share and assuming our receipt of the estimated net proceeds therefrom, our pro forma adjusted net tangible book value as of June 30, 2000, would have been approximately $41.6 million, or $3.05 per share. This represents an immediate increase in the net tangible book value of $2.81 per share to existing stockholders and an immediate dilution of $9.95 per share to new investors. The following table illustrates this per share dilution.

Assumed initial public offering price per share...................       $13.00
Pro forma net tangible book value as of June 30, 2000............. $0.24
Increase per share of common stock attributable to the offering...  2.81
                                                                   -----
Pro forma net tangible book value after the offering..............         3.05
                                                                         ------
Net tangible book value dilution to new investors.................       $ 9.95
                                                                         ======

   The following table summarizes on a pro forma basis as of June 30, 2000, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors (at an assumed initial offering price of $13.00 per share and without giving effect to the underwriting discount and estimated offering expenses).

                                Shares Purchased  Total Consideration  Average
                               ------------------ ------------------- Price Paid
                                 Number   Percent   Amount    Percent Per Share
                               ---------- ------- ----------- ------- ----------
Existing stockholders......... 10,126,401  74.3%  $   100,859   0.2%    $0.01
New investors.................  3,500,000  25.7    45,500,000  99.8     13.00
                               ----------  ----   -----------  ----     -----
  Total....................... 13,626,401   100%  $45,600,859   100%    $3.35
                               ==========  ====   ===========  ====     =====

   The table above does not include options outstanding as of June 30, 2000 to purchase a total of 2,286,900 shares of common stock with a weighted average per share exercise price of $3.12. If the options were to be exercised in full for cash, pro forma net tangible book value per share after the offering would be $3.06, the increase per share attributable to new investors would be $2.82, and the dilution per share to new investors would be $9.94. The table above also does not include director options to purchase 56,000 shares of common stock issued subsequent to December 31, 1999 exercisable at the initial public offering price.

                            SELECTED FINANCIAL DATA

   The following tables contain selected financial data as of December 31 in each of the years 1995 through 1999 and for each of the years in the five-year period ended December 31, 1999. The selected financial data for each of the years in the five-year period ended December 31, 1999 have been derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors. The selected financial data for the six months ended June 1999 and 2000 are derived from our unaudited financial statements, and, in our opinion, include all adjustments necessary to present fairly this information in accordance with generally accepted accounting principles applied on a consistent basis. The results for the six months ended June 2000 are not necessarily indicative of the results for the full year. Statement of operations data for the years ended 1995, 1996 and 1997 reflect our combined results with an affiliated company, Logical Design Solutions International, Inc. Effective December 31, 1997, Logical Design Solutions International merged with and into us and ceased to exist. The selected financial data are qualified by reference to, and should be read in conjunction with, our financial statements and the notes to those financial statements, included elsewhere in this prospectus.

   Statement of operations data for the year ended December 31, 1999 include the results of operations of Jump! Information Technologies, Inc. from the effective date of its acquisition on November 10, 1999. The pro forma statement of operations data assume that the acquisition of Jump! occurred on January 1, 1999. The pro forma data may not, however, be indicative of the results of operations that actually would have occurred had the Jump! acquisition occurred at the beginning of the period presented or of the results of operations that we may achieve in the future. The pro forma statement of operations data should be read in conjunction with our unaudited pro forma financial information and our financial statements and Jump!'s financial statements, which have been audited by Ernst & Young LLP, included elsewhere in this prospectus. The supplemental pro forma operating data give effect to the exercise of our redeemable warrants that will occur upon consummation of this offering as if it had occurred on January 1, 1999. The pro forma balance sheet data give effect to the exercise of our redeemable warrants and assume that the market price of our common stock at the time of exercise was equal to $13.00 (the midpoint of the expected price range of this offering). The pro forma as adjusted balance sheet data give effect to our sale of the shares of common stock offered in this prospectus, the application of a portion of the proceeds received thereby and the exercise of all of our outstanding redeemable warrants upon consummation of this offering.

                                                                      Pro Forma
                                         Actual                       For Jump!        Actual
                          -----------------------------------------  ------------ -----------------
                                                                      Year Ended     Six Months
                                 Year Ended December 31,             December 31,  Ended June 30,
                          -----------------------------------------  ------------ -----------------
                           1995    1996    1997     1998     1999        1999      1999      2000
                          ------  ------  -------  -------  -------  ------------ -------  --------
                                         (in thousands, except per share data)
Statement of Operations
Data:
Revenue.................  $4,502  $7,325  $11,052  $11,330  $15,839    $17,940    $ 6,599  $ 16,668
Cost of revenue.........   2,288   3,339    4,377    5,562    7,541      8,647      3,166     6,269
                          ------  ------  -------  -------  -------    -------    -------  --------
Gross profit............   2,214   3,986    6,675    5,768    8,298      9,293      3,433    10,399
                          ------  ------  -------  -------  -------    -------    -------  --------
Operating expenses:
 Selling, general and
  administrative........   1,203   2,082    3,491    4,768    6,978      7,779      3,031     6,465
 Depreciation and
  amortization..........      91     139      336      653      942      1,160        458       698
 Stock-based
  compensation..........     --      --       --       --     1,077      1,077         82    14,225
                          ------  ------  -------  -------  -------    -------    -------  --------
   Total................   1,294   2,221    3,827    5,421    8,997     10,016      3,571    21,388
                          ------  ------  -------  -------  -------    -------    -------  --------
Income (loss) from
 operations.............     920   1,765    2,848      347     (699)      (723)      (138)  (10,989)
Increase in market value
 of redeemable
 warrants...............     --      --      (288)    (366)  (7,505)    (7,505)    (3,520)   (3,752)
Interest expense, net...     (25)     (1)    (510)    (724)    (962)      (959)      (471)     (602)
Other income............       9       8       12       14       20         25          4        10
                          ------  ------  -------  -------  -------    -------    -------  --------
Income (loss) before
 income taxes...........     904    1772    2,062     (729)  (9,146)    (9,162)    (4,125)  (15,333)
Income tax provision
 (benefit)..............      20      56      465     (115)    (202)      (151)      (101)      825
                          ------  ------  -------  -------  -------    -------    -------  --------
Net income (loss).......  $  884  $1,716  $ 1,597  $  (614) $(8,944)   $(9,011)   $(4,024) $(16,158)
                          ======  ======  =======  =======  =======    =======    =======  ========
Basic net income (loss)
 per common share.......  $ 0.23  $ 0.22  $  0.20  $ (0.08) $ (1.14)   $ (1.13)   $ (0.51) $  (2.03)
                          ======  ======  =======  =======  =======    =======    =======  ========
Diluted net income
 (loss) per common
 share..................  $ 0.23  $ 0.22  $  0.17  $ (0.08) $ (1.14)   $ (1.13)   $ (0.51) $  (2.03)
                          ======  ======  =======  =======  =======    =======    =======  ========
Weighted average common
 shares outstanding.....   3,927   7,850    7,850    7,850    7,868      7,962      7,851     7,975
                          ======  ======  =======  =======  =======    =======    =======  ========
Weighted average common
 shares and common share
 equivalents............   3,927   7,850    9,532    7,850    7,868      7,962      7,851     7,975
                          ======  ======  =======  =======  =======    =======    =======  ========
Supplemental Pro Forma
 Operating Data:(1)
 Pro forma net loss.....                                    $(1,439)                       $(12,406)
                                                            =======                        ========
 Pro forma net loss per
  common share..........                                    $ (0.14)                       $  (1.23)
                                                            =======                        ========
 Pro forma weighted-
  average common shares
  outstanding...........                                     10,018                          10,125
                                                            =======                        ========

--------

(1) Giving further effect to our repayment of the senior and junior subordinated debentures with proceeds of this offering as if they occurred on January 1, 1999, would result in pro forma net losses of $(279) and $(12,982) and pro forma net losses per common share of $(0.03) and $(1.20) for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively.

                                     December 31,                     June 30, 2000
                         -------------------------------------  ---------------------------
                                                                          Pro    Pro Forma
                          1995   1996   1997   1998     1999    Actual   Forma  As Adjusted
                         ------ ------ ------ -------  -------  -------  ------ -----------
                                                 (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ $  306 $1,355 $5,104 $ 3,510  $ 1,432  $ 2,167  $2,189   $33,762
Working capital.........    827  1,740  6,051   5,327    5,378    6,571   6,592    36,973
Total assets............  1,828  3,594  9,429  10,352   12,051   17,464  17,485    47,736
Capital lease
 obligations, less
 current portion........     10      2    --      275      199      159     159       159
Senior subordinated
 debentures.............    --     --   3,558   4,400    5,424    6,040   6,040       --
Junior subordinated
 debentures.............    --     --   1,194   1,301    1,418    1,482   1,482       --
Redeemable warrants.....    --     --   2,560   2,926   10,431   14,184     --        --
Stockholders' equity
 (deficiency)...........  1,031  2,257     29    (284)  (7,960)  (9,878)  4,327    42,100

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion together with "Selected Financial Data," our financial statements and the notes to those financial statements elsewhere in this prospectus.

Overview

   Our revenue is generally comprised of fees generated for professional services. We provide our services on a fixed-price, retainer and time and materials basis. In 1999, approximately 40% of our revenue was derived from fixed-price contracts, 38% from retainer contracts and 22% from time and materials contracts. On a pro forma basis, after giving effect to our acquisition in November 1999 of Jump! Information Technologies, Inc., time and material contracts would have generated approximately 31% of our 1999 revenues, as all of Jump!'s contracts were time and material contracts. For the first six months of 2000, approximately 18% of our revenue was derived from fixed-price contracts, 39% from retainer contracts and 43% from time and material contracts. For fixed-price and retainer-based engagements, we evaluate the technical complexity, work effort required and the project's timetable to estimate and propose fixed prices for these projects. A senior management team member must approve all of our fixed-price proposals. For these contracts, we recognize revenue using a percentage-of-completion method primarily based on costs incurred. We make provisions for estimated losses on uncompleted contracts on a contract-by-contract basis and recognize these provisions in the period in which the losses are determined. To date, these losses have not been significant. Several of our larger clients have entered into retainer-based billing arrangements. Under these arrangements, clients are invoiced an equal amount on a monthly basis over the term of the contract for the core engagement team. The retainer agreements also provide for additional staff to be added to the engagement on an as-needed basis. Fees associated with the additional staff are recorded on a time and materials basis and are invoiced to the client on a monthly basis. Most retainer agreements are for a term of one year, and include a renewal clause. This provides us with greater predictability of revenues and to date has usually resulted in higher utilization for the core engagement team. For time and materials contracts we recognize revenue as we perform services and incur costs. We are generally reimbursed for reasonable expenses under all of our contracts.

   Revenue from a limited number of clients has comprised a substantial portion of our revenues and is expected to represent a substantial portion of our revenues in the foreseeable future. In 1997 and 1998, our five largest clients accounted for approximately 82% and 83% of our revenue, respectively. In 1999, our five largest clients accounted for approximately 74% of our revenue on both an actual and a pro forma basis (giving effect to our acquisition of Jump!), and Lucent, AT&T and Aetna/US Healthcare accounted for approximately 28%, 24% and 12%, respectively (24%, 22% and 10%, respectively, on a pro forma basis). For the first six months of 2000, our five largest clients accounted for approximately 71% of our revenue, and Aetna/US Healthcare, AT&T and Lucent accounted for approximately 23%, 20% and 11% of our revenue, respectively. AT&T, Lucent and Aetna/US Healthcare accounted for approximately 55%, 26% and 14% of our retainer-based revenue in 1999, respectively. Aetna/US Healthcare, AT&T and Lucent accounted for approximately 42%, 47% and 1%, respectively, of our retainer-based revenue in the first six months of 2000. Our contract with Aetna/US Healthcare expires in the third quarter of 2000. Any cancellation, deferral or significant reduction in work performed for these principal clients or a significant number of smaller clients could have a material adverse effect on our business, financial condition and results of operations.

   Cost of revenue represents our most significant expense and consists primarily of salaries, bonuses and associated employee benefits for personnel directly assigned to client projects and non-reimbursed direct expenses incurred to complete projects. We plan to increase the number of our project personnel in order to support our planned growth. We have hired 61 additional employees from January 1, 2000 through August 15, 2000. There is increased competition for qualified personnel that has increased and will continue to increase our cash and non-cash compensation costs. Our gross margins are impacted by our employee utilization. Employee utilization can be affected by multiple factors, including rapid growth and reductions in the number or size of projects in any period. Reduction in employee utilization rates could cause further decline in gross profit as a percentage of revenue. Cost of revenue also includes fees paid to subcontractors for work performed on our projects. Subcontractors generally cost us more than our own personnel and, consequently, we usually generate lower gross margins when using subcontractors. In the first six months of 2000 and in 1999, subcontractors accounted for approximately 11% and 13% of our cost of revenue, respectively. In 1998 and 1997, subcontractors accounted for approximately 3% and 12% of our cost of revenue, respectively. Subcontractors are called upon to supplement our staffing requirements and satisfy particular skills required on individual client engagements.

   Selling, general and administrative costs consist of salaries and bonuses for executive and selected senior management, finance, recruiting, selling and marketing and administrative personnel and associated employee benefits, facilities costs, computer and office equipment, operating leases, training, promotional expenses, travel expenses and all other corporate costs. Our sales and marketing expenses are expected to increase as a percentage of revenue in the future as we enhance our selling efforts. We expect selling, general and administrative expenses to increase in absolute dollars as we expand our direct sales force, open new offices, increase our recruiting efforts and incur additional costs related to the growth of our business and operation as a public company.

   Depreciation and amortization consists of depreciation of property and equipment using the straight-line method, generally over three to seven years, based on the estimated useful lives of the respective assets. Goodwill from the Jump! acquisition described below is being amortized over three years. We expect to expand some of our current offices and expand geographically by opening new offices in 2000 and 2001. This will require us to purchase additional furniture, office equipment and computer and networking equipment, all of which will increase our depreciation expense. If we make more acquisitions, we may also have more goodwill to amortize.

   Stock-based compensation expense in 1999 consists of grants to employees of options to purchase approximately 380,000 shares of our common stock at an exercise price below the deemed fair market value for financial reporting purposes of the common stock on the dates of grant. In addition, in connection with the acquisition of Jump!, we issued 109,500 shares of our common stock to the former stockholders of Jump! which are subject to repurchase provisions. These 1999 option grants and stock issuances resulted in a non-cash compensation charge of $6.5 million, of which $1.1 million was recorded through December 31, 1999. In addition, since January 1, 2000, we have granted to our employees and our Chief Executive Officer options to purchase 1,096,725 shares of our common stock at exercise prices below the deemed fair market value for financial reporting purposes of the common stock on the dates of grant. Stock-based compensation expense of $14.2 million was recorded for the six months ended June 30, 2000. The remaining balance of $3.1 million from the 1999 option grants and stock issuances and the remaining balance of $500,000 resulting from the 2000 grants, based on deemed fair market value at the date of grant, will be amortized over the remaining vesting schedule as follows:

                                                           Amount of Remaining
                                                             Deferred Stock
                                                              Compensation
                                                           -------------------
      Year Ended December 31,
        2000 (not including six months ended June 30,
         2000)............................................     $  975,000
        2001..............................................      1,318,000
        2002..............................................        742,000
        2003..............................................        599,000

   Increase in market value of redeemable warrants consists primarily of the impact of accreting to fair market value our redeemable warrants, the value of which increased substantially in 1999 based on a substantial increase in the valuation of our company.

   During the remainder of 2000, we will also record significant charges to operations in connection with the accretion to fair market value of the redeemable warrants immediately prior to their exercise in connection with this offering and the accretion to redemption value of the senior subordinated debentures. Based upon the midpoint of the expected price range of this offering, the remaining fiscal 2000 charge related to the redeemable warrants is estimated to be approximately $13.8 million. Based upon an assumed redemption date of September 30, 2000, the remaining charge for the year ended December 31, 2000 relating to the accretion to redemption value of the senior subordinated debentures will be approximately $1.5 million.

   Interest expense represents the accrual of interest on our senior and junior debentures which is added to the principal over the term of the debentures. As described in this prospectus under the caption "Related Party Transactions," the debentures were issued in 1997 to Summit Ventures IV, L.P. and other investors, including our officers and directors. Interest income consists of interest earned on funds held in a money market account.

   In addition to the impact of the aforementioned non-cash charges, our financial results may fluctuate from quarter to quarter based on such factors as the type of project, number, complexity, size, scope and lead time of projects in which we are engaged. More specifically, these fluctuations can result from the contractual terms and degree of completion of these projects, any delays incurred in connection with projects, employee utilization rates, the adequacy of provisions for losses, the accuracy of estimates of resources required to complete ongoing projects and general economic conditions.

   In any given quarter, most of our revenues have been attributable to a limited number of customers and we expect this to continue. As a result, the cancellation or deferral of any of these engagements in a particular quarter could significantly reduce our revenues, which would hurt our financial performance. In addition, most of our operating expenses, particularly personnel and rent, are relatively fixed and based upon anticipated revenues. Consequently, unanticipated variations in the number, or progress toward completion, of our projects may cause significant variations in operating results in any particular quarter and could result in losses for that quarter. An unanticipated termination of a major project, a client's decision not to proceed with a project we anticipated or the completion during a quarter of several major client projects, could result in underutilized employees and have a material adverse effect on us. Further, a failure to book an expected order in a given quarter or the need to provide training to our employees on new technologies would not be offset by a corresponding reduction in costs and could adversely affect our operating results. As a result of these factors, we believe that period-to-period comparisons of our revenues and operating results are not necessarily meaningful.

   The sales cycle for our services is variable and several months may elapse from the time we contact a potential client to the time we obtain approval to commence an engagement. To market our services successfully, we typically must educate our potential clients on the types and benefits of our services, which can require significant time and resources. In addition, our clients often must complete thorough internal and external pricing analyses and operating comparisons, competitive evaluations and internal approval processes before purchasing our services. Once a client contracts to purchase our services, the time required to begin rendering our services may take longer than we plan. Delays in obtaining client approvals or implementing services for our clients may adversely effect our revenues and reputation and cause our operating results to fluctuate.

   In addition, we generally experience more activity in the second half of the year, as clients attempt to complete projects by year end, than in the beginning of the year, when many projects are just being contemplated and not yet underway. Also, our work associated with developing and updating employee self-service extranets for benefit plans has generally resulted in increased activity in the second and third quarters as clients prepare for employee open enrollment periods. If we do not have a sufficient number of employees available to handle this increased activity, we generally hire subcontractors to staff these projects. In the past, increased activity in the third quarter has caused us to increase our use of subcontractors in that quarter, which has had a negative affect on our gross margins in that quarter.

Jump! Acquisition

   In November 1999, we completed a merger with Jump! Information Technologies, Inc. by exchanging 109,500 shares of our common stock, subject to our right to repurchase the shares upon the stockholders of Jump! ceasing to be employed by us, and $525,000 in cash for all of the common stock of Jump!. In addition,

Jump!'s employee options were converted into options to purchase 25,339 shares of our common stock, of which 12,668 were unvested. We incurred acquisition costs of $149,000 and issued 12,671 vested stock options valued at $168,000 associated with the Jump! acquisition, which are included in goodwill. The 109,500 shares of common stock we issued to the two founders of Jump! are subject to repurchase provisions upon any cessation of employment and, including the unvested stock options granted to Jump! employees, resulted in stock-based compensation of $432,000 and deferred compensation charges of $1.3 million, based upon the estimated fair market value of the shares at December 31, 1999, which will be charged to operations over the vesting or repurchase periods, as the case may be. Since these charges are based upon the fair market value of the stock over the vesting schedule or repurchase period, as the case may be, the amounts could be higher than those estimated at December 31, 1999. These shares will no longer be subject to the repurchase provisions upon the completion of this offering. We accounted for this transaction as a purchase. The historical information presented in this section includes the results of operations of Jump! since the date of its acquisition.

   Both founders of Jump! are no longer employed by us. We plan to repurchase the 109,500 shares of our common stock which they own pursuant to the terms of the shareholders agreement. The parties are currently in dispute with regard to the calculation of the purchase price. Options exercisable to purchase an aggregate of 18,250 shares issued to the founders of Jump! terminated pursuant to the terms of their employment agreements.

Results of Operations

   For the first six months of 2000, we had revenues of $16.7 million and incurred a net loss of $16.2 million. Net loss for the first six months of 2000 includes non-cash charges of $3.8 million relating to the increase in market value of our redeemable warrants and $14.2 million relating to stock-based compensation. We had revenues of $15.8 million and $11.3 million and incurred net losses of $8.9 million and $614,000 in 1999 and 1998, respectively. In 1999, on a pro forma basis, we had revenues of $17.9 million and incurred a net loss of $9.0 million. Net losses for 1999 and 1998 include non-cash charges for the increase in market value of our redeemable warrants of $7.5 million and $366,000, respectively, and stock-based compensation charges of $1.1 million and $0, respectively. In addition, we incurred non-cash charges for interest expense related to the accretion to redemption value of our senior subordinated debentures of $385,000 in 1999 and $265,000 in 1998. Our loss from operations in both 1999 and 1998 were negatively impacted by increased selling, general and administrative expenses and personnel costs incurred by us in anticipation of future growth.

   The following table presents, for the periods indicated, the relative composition of revenue and selected statements of operations data as a percentage of revenue:

                                                                Six Months
                                           Year Ended           Ended June
                                          December 31,              30,
                                        ---------------------   -------------
                                        1997    1998    1999    1999    2000
                                        -----   -----   -----   -----   -----
Revenue...............................  100.0 % 100.0 % 100.0 % 100.0 % 100.0 %
Cost of revenue.......................   39.6    49.1    47.6    48.0    37.6
                                        -----   -----   -----   -----   -----
Gross profit..........................   60.4    50.9    52.4    52.0    62.4
                                        -----   -----   -----   -----   -----
Operating expenses:
  Selling, general and
   administrative.....................   31.6    42.1    44.1    46.0    38.8
  Depreciation and amortization.......    3.0     5.8     5.9     6.9     4.2
  Stock-based compensation............    --      --      6.8     1.2    85.3
                                        -----   -----   -----   -----   -----
    Total.............................   34.6    47.9    56.8    54.1   128.3
                                        -----   -----   -----   -----   -----
Income (loss) from operations.........   25.8     3.0    (4.4)   (2.1)  (65.9)
Increase in market value of redeemable
 warrants.............................   (2.6)   (3.2)  (47.3)  (53.3)  (22.5)
Interest expense, net.................   (4.5)   (6.2)   (6.0)   (7.1)   (3.6)
                                        -----   -----   -----   -----   -----
Income (loss) before income taxes.....   18.7    (6.4)  (57.7)  (62.5)  (92.0)
Income tax provision (benefit)........    4.2    (1.0)   (1.3)   (1.5)    4.9
                                        -----   -----   -----   -----   -----
Net income (loss).....................   14.5 %  (5.4)% (56.4)% (61.0)% (96.9)%
                                        =====   =====   =====   =====   =====

Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

   Revenue. Revenue increased $10.1 million, or 152.6%, to $16.7 million for the six months ended June 30, 2000 from $6.6 million in the comparable period in 1999. This increase in revenue reflects increases in the number of billed employee hours, per hour rates and the number of client engagements undertaken. The number of clients increased from 28 for the six months ended June 30, 1999 to 39 during the six months ended June 30, 2000. The increase in revenues also reflects the addition of $906,000 of revenues in the first six months of 2000 attributable to a client of Jump!, which was not acquired by us until November 1999.

   Cost of Revenue. Cost of revenue increased $3.1 million, or 98%, to $6.3 million for the six months ended June 30, 2000 from $3.2 million for the six months ended June 30, 1999. The increase was due primarily to increases in the number of personnel needed to service the increasing number and complexity of our engagements. Salary costs also increased as a result of annual salary adjustments. Our professional staff increased to 183 at June 30, 2000 from 102 at June 30, 1999.

   Gross Profit. Gross profit increased $7.0 million, or 203%, to $10.4 million for the six months ended June 30, 2000 from $3.4 million in the comparable period in 1999. The gross profit dollar increase reflects the increase in volume during 2000. As a percentage of revenue, gross profit increased to 62.4% during the six months ended June 30, 2000 as compared to 52.0% during the comparable period in 1999. The increase reflects an increase in our employee utilization and higher rates per hour. The increase was partially offset by higher salary costs.

   Selling, General and Administrative. Selling, general and administrative costs increased $3.4 million, or 113.3%, to $6.5 million for the six months ended June 30, 2000 from $3.0 million in the comparable period in 1999. This increase was due primarily to increased salaries for sales, marketing and administrative personnel. Selling and marketing costs increased $1.3 million, or 123%, to $2.3 million for the six months ended June 30, 2000 from $1.0 million for the six months ended June 30, 1999. The increase was due to increased personnel-related costs and sales promotion efforts. Facility and related costs increased $172,000, or 30.0%, to $749,000 during the six months ended June 30, 2000 from $577,000 during the six months ended June 30, 1999. The increase in facility and related costs was due to the addition of the Chantilly, Virginia office in November 1999. As a percentage of revenue, selling, general and administrative expenses decreased to 38.8% during the six months ended June 30, 2000, as compared to 46.0% during the six months ended June 30, 1999.

   Depreciation and Amortization. Depreciation and amortization costs increased $239,000, or 52.1%, to $698,000 during the six months ended June 30, 2000 from $459,000 during the six months ended June 30, 1999. This increase was due primarily to fixed asset acquisitions to support our growth and goodwill associated with the acquisition of Jump!. Goodwill charged to operations in the first six months of 2000 totaled $120,000.

   Stock-based Compensation. For the six months ended June 30, 2000, stock-based compensation increased to $14.2 million from $82,000 for the six months ended June 30, 1999. This increase is primarily due to fully vested employee stock options issued below their fair market value during March 2000, including options to purchase 1,000,000 shares of our common stock granted to our Chief Executive Officer in March 2000 as contemplated in the purchase agreement relating to our 1997 issuance of warrants and debentures.

   Increase in Market Value of Redeemable Warrants. For the six months ended June 30, 2000, the increase in market value for our redeemable warrants was $3.8 million compared to $3.5 million for the six months ended June 30, 1999. The increase is the result of a higher estimated fair value of the redeemable warrants as of June 30, 2000 compared to the prior period.

   Interest Expense, Net. Interest expense, net increased $131,000, or 27.8%, to $602,000 during the six months ended June 30, 2000 from $471,000 during the six months ended June 30, 1999. The increased interest expense was due primarily to the effect of compounding interest expense incurred on our senior and junior debentures. Interest expense of $690,000 was offset by interest income of $87,000 earned during the six months ended June 30, 2000.

   Income Tax Provision (Benefit). The $101,000 income tax benefit for the six months ended June 30, 1999 represents a benefit from combined federal and state income taxes at an effective rate of 2.4%. The income tax provision of $825,000 for the six months ended June 30, 2000 is based on a combined federal and state effective rate of 5.4%. These effective rates are lower than the statutory rate primarily due to the impact of the accretion to market value of the redeemable warrants in 1999 and 2000 and the impact of stock-based compensation and the utilization of net operating loss carryforwards in 2000.

1999 Compared to 1998

   Revenue. Revenue increased $4.5 million, or 39.8%, to $15.8 million in 1999 from $11.3 million in 1998. This increase in revenue reflects increases in the number of billed employee hours, the number of clients and the complexity of engagements undertaken. The number of clients increased from 32 in 1998 to 44 in 1999. Jump! accounted for $266,000, or 5.9%, of the increase in our 1999 revenues.

   Cost of Revenue. Cost of revenue increased $2.0 million, or 35.6%, to $7.5 million in 1999 from $5.6 million in 1998. The increase during 1999 was due primarily to increases in the number of personnel needed to service the increasing number and complexity of our engagements. Salary costs also increased in 1999. Our professional staff increased to 95 at December 31, 1999 from 77 at December 31, 1998. As a percentage of revenue, cost of revenue decreased to 47.6% during 1999 as compared to 49.1% during 1998.

   Gross Profit. Gross profit increased $2.5 million, or 43.9%, to $8.3 million in 1999 from $5.8 million in 1998. The gross profit dollar increase reflects the increase in revenue during 1999. As a percentage of revenue, gross profit increased to 52.4% during 1999 as compared to 50.9% during 1998. The percentage increase reflects an increase in our employee utilization, which was partially offset by increased salary costs.

   Selling, General and Administrative. Selling, general and administrative costs increased $2.2 million, or 46.4%, to $7.0 million in 1999 from $4.8 million in 1998. This increase was due primarily to increased salaries for sales, marketing and administrative personnel and increased facility costs. Selling and marketing costs increased $1.3 million, or approximately 136%, to $2.2 million in 1999 from $924,000 in 1998. The increase was due to increased personnel-related costs and sales promotion efforts. Facility and related costs increased approximately $434,000, or approximately 53%, to $1.25 million in 1999 from $816,000 in 1998. The increase in facility and related costs was due to the addition of the New York City office in July 1998. As a percentage of revenue, selling, general and administrative expenses increased to 44.1% in 1999 as compared to 42.1% in 1998.

   Depreciation and Amortization. Depreciation and amortization costs increased $289,000, or 44.2%, to $942,000 in 1999 from $653,000 in 1998. This increase was due primarily to a full year of depreciation on the fixed assets in our New York City office, which opened in July 1998, and goodwill associated with the acquisition of Jump!. Goodwill charged to operations in 1999 totaled $33,000.

   Stock-based Compensation. We incurred charges of $1.1 million in 1999 for costs associated with our employee stock option plan. We had no stock-based compensation in 1998.

   Increase in Market Value of Redeemable Warrants. The increase in market value for redeemable warrants amounted to $7.5 million in 1999 compared to $366,000 in 1998. This increase in value is based on the substantial increase in the valuation of our company at December 31, 1999 compared to the prior year.

   Interest Expense, Net. Interest expense, net increased $239,000, or 32.9%, to interest expense of $963,000 in 1999 from interest expense of $724,000 in 1998. The increased interest expense is due to the accrual of interest on our senior and junior debentures which is added to the principal over the term of the debentures. Interest expense of $1.2 million was offset by interest income of $201,000 earned during 1999.

   Income Tax Provision (Benefit). Operating losses generated in 1999 were carried forward for tax purposes creating a future tax benefit. The $202,000 income tax benefit in 1999 represents a benefit from combined federal and state income taxes at an effective rate of 2.3%. The income tax benefit of $115,000 in 1998 represented a benefit from combined federal and state income taxes at an effective rate of 15.8%. These effective tax rates are lower than the statutory rate primarily due to the impact of the accretion to market value of the redeemable warrants.

1998 Compared to 1997

   1998 was a building year for us. We opened our New York City office in July 1998, reorganized our professional staff into areas of expertise and rearranged our sales organization using a vertical market approach.

   Revenue. Revenue increased $277,000, or 2.5%, to $11.3 million in 1998 from $11.1 million in 1997. Our ability to increase our revenues in 1998 was negatively impacted by the factors set forth above.

   Cost of Revenue. Cost of revenue increased $1.2 million, or 27.1%, to $5.6 million in 1998 from $4.4 million in 1997. This increase was due primarily to the cost of additional professional staff and increased salary costs. We had 77 professional staff at December 31, 1998 and 63 at December 31, 1997. As a percentage of revenue, cost of revenue increased to 49.1% during 1998 as compared to 39.6% during 1997.

   Gross Profit. Gross profit decreased $907,000, or 13.6%, to $5.8 million in 1998 from $6.7 million in 1997. The gross profit decrease reflects the increase in cost of revenue during 1998. As a percentage of revenue, gross profit decreased to 50.9% during 1998 as compared to 60.4% during 1997. The percentage decrease reflects the increase in the number of employees, increased salary costs and a reduction in utilization.

   Selling, General and Administrative. Selling, general and administrative costs increased $1.3 million, or 36.6%, to $4.8 million in 1998 from $3.5 million in 1997. This increase was due primarily to increases in personnel, the leasing of our New York City office and related facility costs to support growth of our operations. Selling and marketing cost increased $110,000, or approximately 14%, to $924,000 in 1998 from $814,000 in 1997. The increase was due to increased personnel related costs and sales promotion efforts. Facility and related costs increased approximately $334,000, or approximately 69%, to $816,000 in 1998 from $482,000 in 1997. The increase in facility and related costs was due to the addition of our New York City office in July 1998. As a percentage of revenue, selling, general and administrative expenses increased to 42.1% in 1998 compared to 31.6% in 1997.

   Depreciation and Amortization. Depreciation and amortization costs increased $317,000, or 94.5%, to $653,000 in 1998 from $336,000 in 1997. This increase was due primarily to depreciation on our New York City office fixed assets purchased in 1998.

   Increase in Market Value of Redeemable Warrants. The increase in market value of redeemable warrants amounted to $366,000 in 1998 compared to $288,000 in 1997. The increase in this charge is due to the redeemable warrants being outstanding for a full year in 1998 compared to approximately nine months in 1997.

   Interest Expense, Net. Interest expense, net increased $214,000, or 42%, to $724,000 in 1998 from $510,000 in 1997. This increase was due primarily to interest expense we incurred from our senior and junior debentures. Interest expense of $985,000 was offset by interest income of $261,000 earned in 1998.

   Income Tax Provision (Benefit). Operating losses generated in 1998 were carried back for tax purposes creating a tax benefit. The $115,000 tax benefit in 1998 represents a benefit from combined federal and state income taxes at an effective rate of 15.8%. The income tax expense of $465,000 in 1997 represented an expense from combined federal and state income taxes at an effective rate of 22.6%.

Quarterly Results of Operations

   The following tables set forth unaudited quarterly financial data for the periods indicated. We derived this data from unaudited financial statements, and, in the opinion of our management, they include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial results for the periods. Results of operations for any previous fiscal quarter do not necessarily indicate what results may be for any future period.

                                                       Quarter Ended
                          ----------------------------------------------------------------------------
                          Sep. 30, Dec. 31, Mar. 31,  Jun. 30,  Sep. 30,  Dec. 31,  Mar. 31,  Jun. 30,
                            1998     1998     1999      1999      1999      1999      2000      2000
                          -------- -------- --------  --------  --------  --------  --------  --------
                                                        (in thousands)
Revenue.................   $2,774   $2,955  $ 3,234   $ 3,365   $ 4,212   $ 5,028   $  7,778  $ 8,890
Cost of revenue.........    1,456    1,523    1,582     1,584     2,216     2,159      2,820    3,449
                           ------   ------  -------   -------   -------   -------   --------  -------
Gross profit............    1,318    1,432    1,652     1,781     1,996     2,869      4,958    5,441
                           ------   ------  -------   -------   -------   -------   --------  -------
Operating expenses:
 Selling, general and
  administrative........    1,289    1,417    1,425     1,608     1,492     2,453      2,958    3,507
 Depreciation and
  amortization..........      194      209      223       234       225       260        334      364
 Stock-based
  compensation..........      --       --        12        70       175       820     13,072    1,153
                           ------   ------  -------   -------   -------   -------   --------  -------
 Total..................    1,483    1,626    1,660     1,912     1,892     3,533     16,364    5,024
                           ------   ------  -------   -------   -------   -------   --------  -------
Income (loss) from
 operations.............     (165)    (194)      (8)     (131)      104      (664)   (11,406)     417
Increase in market value
 of redeemable
 warrants...............      (90)     (95)  (1,749)   (1,771)   (1,936)   (2,049)    (1,876)  (1,876)
Other income (expense)..     (195)    (142)    (234)     (232)     (249)     (227)      (303)    (289)
                           ------   ------  -------   -------   -------   -------   --------  -------
Income (loss) before
 income taxes...........     (450)    (431)  (1,991)   (2,134)   (2,081)   (2,940)   (13,585)  (1,748)
Income tax provision
 (benefit)..............      (71)     (68)     (49)      (52)      (46)      (55)       572      253
                           ------   ------  -------   -------   -------   -------   --------  -------
Net income (loss).......   $ (379)  $ (363) $(1,942)  $(2,082)  $(2,035)  $(2,885)  $(14,157) $(2,001)
                           ======   ======  =======   =======   =======   =======   ========  =======

                                                       Quarter Ended
                          ------------------------------------------------------------------------------
                          Sep. 30,  Dec. 31,  Mar. 31,  Jun. 30,  Sep. 30,  Dec. 31,  Mar. 31,  Jun. 30,
                            1998      1998      1999      1999      1999      1999      2000      2000
                          --------  --------  --------  --------  --------  --------  --------  --------
As a Percentage of
 Revenue:
Revenue.................   100.0%    100.0%    100.0%    100.0%    100.0%    100.0%     100.0%   100.0%
Cost of revenue.........    52.5      51.5      48.9      47.1      52.6      43.0       36.3     38.8
                           -----     -----     -----     -----     -----     -----     ------    -----
Gross profit............    47.5      48.5      51.1      52.9      47.4      57.0       63.7     61.2
                           -----     -----     -----     -----     -----     -----     ------    -----
Operating expenses:
 Selling, general and
  administrative........    46.5      48.0      44.1      47.8      35.4      48.8       38.0     39.4
 Depreciation and
  amortization..........     7.0       7.1       6.9       7.0       5.3       5.2        4.3      4.1
 Stock-based
  compensation..........     --        --        0.4       2.0       4.2      16.3      168.1     13.0
                           -----     -----     -----     -----     -----     -----     ------    -----
 Total..................    53.5      55.1      51.4      56.8      44.9      70.3      210.4     56.5
                           -----     -----     -----     -----     -----     -----     ------    -----
Income (loss) from
 operations.............    (6.0)     (6.6)     (0.3)     (3.9)      2.5     (13.3)    (146.7)     4.7
Increase in market value
 of redeemable
 warrants...............    (3.2)     (3.2)    (54.1)    (52.6)    (45.9)    (40.7)     (24.1)   (21.1)
Other income (expense)..    (7.0)     (4.8)     (7.2)     (6.9)     (6.0)     (4.5)      (3.9)    (3.3)
                           -----     -----     -----     -----     -----     -----     ------    -----
Income (loss) before
 income taxes...........   (16.2)    (14.6)    (61.6)    (63.4)    (49.4)    (58.5)    (174.7)   (19.7)
Income tax provision
 (benefit)..............    (2.6)     (2.3)     (1.5)     (1.5)     (1.1)     (1.1)       7.3      2.8
                           -----     -----     -----     -----     -----     -----     ------    -----
Net income (loss).......   (13.6)%   (12.3)%   (60.1)%   (61.9)%   (48.3)%   (57.4)%   (182.0)%  (22.5)%
                           =====     =====     =====     =====     =====     =====     ======    =====

   We believe that period to period comparisons of our operating results are not necessarily meaningful and that you should not rely on these comparisons as indicators of future performance. See "Risk Factors--Our quarterly revenues and operating results are likely to fluctuate significantly, which may cause our stock price to decline."

Liquidity and Capital Resources

   In June 1997, we entered into a $1.5 million line of credit with First Union National Bank to be used for working capital purposes. The interest rate on amounts borrowed is at First Union's prime rate. The credit facility expired in June 2000, and was renewed and amended to increase allowable borrowings to $2.0 million. This credit line expires June 30, 2001. The credit facility contains restrictions on us, including a prohibition on the payment of cash dividends by us, and requires us to comply with financial tests and to maintain specified financial ratios. As of the date of this prospectus, we had no outstanding borrowings under the credit facility.

   On March 4, 1998, First Union extended to us an irrevocable standby letter of credit in the amount of $549,000, as security for our New York office lease, to expire on June 1, 1999. The letter of credit has been automatically extended and will continue to automatically extend for annual periods through June 1, 2005. The amount of funds available decreases to $320,500 for the third year of the letter, to $274,500 for the fourth year of the letter and to $137,250 after the fourth year until the letter's expiration. The funds will only be made available if and when we are in default on the terms of our office lease.

   On February 9, 2000, First Union extended to us a standby letter of credit in the amount of $970,667, as security for our new Morristown, New Jersey office lease, to expire on June 15, 2010. The amount of funds available decreases to $767,000 for the fourth, fifth and sixth years of the letter and to $546,000 after the sixth year until the letter's expiration. The funds will only be made available if and when we are in default on the terms of our office lease.

   Cash and cash equivalents were $2.2 million at June 30, 2000, $1.4 million at December 31, 1999 and $3.5 million at December 31, 1998. Net cash provided by operating activities was $2.7 million for the six months ended June 30, 2000. In 1999, our net cash used in operating activities was approximately $850,000, compared to net cash provided by operating activities of approximately $514,000 in 1998. We experienced an increased use of cash in 1999, primarily attributable to an expansion of our business and an increase in our accounts receivable. Accounts receivable increased to $5.5 million at December 31, 1999 from $2.8 million at December 31, 1998. This increase in accounts receivable is attributable to our increased revenues in the third and fourth quarters of 1999 compared to the same period in 1998. The average age of our outstanding accounts receivables were approximately 87 days and 94 days as of December 31, 1999 and 1998, respectively. As of June 30, 2000, we have collected approximately $5.3 million of the $5.5 million of accounts receivable outstanding at December 31, 1999. In 1999, we also spent approximately $493,000, net of cash acquired, in connection with our acquisition of Jump!.

   Unbilled engagement revenues were approximately $108,000 at June 30, 2000, approximately $287,000 at December 31, 1999 and approximately $17,000 at December 31, 1998. All unbilled engagement revenues receivables as of June 30, 2000 are expected to be invoiced during 2000. Unbilled engagement revenues represent engagement revenues recognized in excess of amounts billed.

   Capital expenditures of approximately $1.9 million, $680,000, $1.8 million and $750,000 for the first six months ended June 30, 2000 and for 1999, 1998 and 1997, respectively, were used primarily for computer equipment, office equipment and leasehold improvements related to our growth. Capital expenditures for 2000 are expected to be approximately $3.0 million, including the $1.9 million incurred in the first six months of 2000, and will be made principally for computer equipment, internally used software purchases, office furniture and leasehold improvements to support our growth. Our capital expenditure budget for 2000 includes our move from our previous Morristown facility to our larger current facility, also in Morristown. Our capital expenditure budget for 2000 does not include any other amounts we may spend on expanding existing offices or building or acquiring new offices.

   In the first six months of 2000 and in 1999 and 1998, net cash used in financing activities was not significant. In 1997, our net cash provided by financing activities was approximately $2.0 million. We generated approximately $4.9 million of cash from the issuance of the senior subordinated debentures and redeemable warrants, net of deferred financing costs, and made cash distributions to stockholders of approximately $2.9 million, an amount based on estimated available subchapter "S" earnings and estimated required personal income tax payments.

   We anticipate that the net proceeds of this offering, together with existing sources of liquidity and funds generated from operations, should provide adequate cash to fund our currently anticipated cash needs through at least the next 18 months. To the extent we are unable to fund our operations from cash flows, we may need to obtain financing from external sources in the form of either additional equity or indebtedness. There can be no assurance that additional financing will be available to us at all, or that, if available, the financing will be obtainable on terms favorable to us.

Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including some derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the FASB approved SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. We do not currently engage in derivative activity and do not expect the adoption of this standard to have a material effect on our results of operations, financial position or cash flows.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101, or SAB 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The SEC subsequently issued SAB 101A, which delayed the implementation date of revenue recognition provisions of SAB 101. We adopted SAB 101 in the second quarter of 2000. The adoption of SAB 101 did not have an effect on our historical revenue recognition.

Quantitative and Qualitative Disclosures About Market Risk

   We do not currently hold any derivative instruments and we do not engage in hedging activities. Also, we do not have any outstanding variable interest rate debt and currently do not enter into any transaction denominated in a foreign currency. Thus, our direct exposure to interest rate and foreign exchange fluctuations is minimal.

                                    BUSINESS

Overview

   Logical Design Solutions is a professional services provider of e-business solutions primarily to Fortune 500 companies. We assist our clients in defining strategies utilizing Internet technologies and use our experience in creative design and systems engineering to design, architect, develop and implement solutions to execute those strategies. We work with our clients to anticipate and evolve their e-business initiatives across industry and technology trends. Our solutions enable our clients to conduct business with their employees, customers and partners using emerging technologies.

   Since 1995, we have focused on providing solutions based on Internet technologies. We have evolved our business from developing business-to-employee high-volume, secure corporate intranet sites to developing complex business-to-business extranets that link companies with their outside partners. Over the last two years, we have extended our reach to service the diverse range of constituents of our clients' businesses. We believe one of our main strengths has been our ability to extend our clients' e-business models to an increasingly diverse universe of users while managing complex content and creating an interactive, targeted user experience. In 1999, approximately 80% of our revenues were attributable to clients with which we had repeat business.

   In each of our engagements we employ our proprietary methodology, the Logical Approach, to advise our clients on e-business strategies and to design and implement customized, complex e-business solutions. We focus on providing our services to market leaders in the following targeted industries in which we have knowledge and experience: communications, financial services, healthcare, manufacturing and publishing.

   We focus on building long-term relationships with our clients. For example, AT&T was our first client in 1990 and we continue to provide e-business solutions for them today. We have developed a blue-chip client list with significant repeat business. Our top ten clients in 1999 based on revenues on a pro forma basis, giving effect to our acquisition of Jump! Technologies, Inc., were Lucent Technologies, AT&T, The Thomson Corporation, Aetna/US Healthcare, The Chase Manhattan Bank, Winstar Communications, The MONY Group, SBC Communications, Johnson & Johnson and Philip Morris Companies. Our top four clients each provided us with more than $1.5 million in revenues in 1999 and each of our top ten clients generated more than $250,000 in revenues in 1999.

Industry Background

   Increasing acceptance of the Internet and related corporate extranet and intranet technologies has created numerous opportunities for companies seeking growth and increased efficiencies in highly competitive and rapidly changing markets. An intranet is a network that provides similar services (distribution of information) within an organization to those provided by the Internet but that is not necessarily connected to the Internet. An extranet is the extension of a company's intranet out onto the Internet to allow selected customers, suppliers and others to access the company's private data and applications via the Internet. The Internet enables companies, consumers, business partners, suppliers and employees to interact and transact business on a one-to-one and one-to-many basis. In order to achieve this manner of connectivity, a growing number of organizations are demanding more advanced, customized Internet solutions. In addition, organizations are seeking to differentiate themselves from their competitors by providing enhanced experiences for their end-users with features that are easy to use and offer personalized service.

   Although companies are eager to capture the opportunities presented by the Internet, the strategy, design and implementation of an effective e-business solution requires special skills and expertise. These special skills include:

  .  assessing the strategic implications of the Internet for a business;

  .  integrating new and existing business processes;

  .  developing creative initiatives for brand, content and user experience;
     and

  . implementing the advanced technology required to support these solutions.

   The availability of high quality professionals experienced in designing, developing and implementing advanced Internet solutions is limited, making the market for recruiting and retaining these individuals extremely competitive. As a result, an increasing number of businesses, from start-ups to established companies, engage professional services firms to help them design and implement these solutions. A March 2000 study by International Data Corporation estimates that the worldwide market for Internet services will grow from $16.2 billion in 1999 to $99.1 billion in 2004, representing a compound annual growth rate of nearly 44%.

   Logical Design Solutions believes organizations are increasingly searching for a single-source professional services firm that integrates the strategy, design and technology skills specifically required for offering comprehensive e-business solutions. Furthermore, we believe that organizations will increasingly look to e-business solutions providers that can combine industry knowledge and effective program management to formulate a focused, strategic and integrated approach to e-business and to efficiently design and implement large-scale, complex e-business solutions.

Our Approach to Market

   Our approach to market includes the following elements:

 Industry Expertise

   Led by industry managers with long-term industry and consulting experience, our focus on targeted industries and industry practice models form the foundation for our business development efforts. We target the following industries: communications, financial services, healthcare, manufacturing and publishing. We sell our services primarily to executive level management using our reputation of experience in their industry, a client list of major corporations and case studies that support our ability to deliver end-to-end solutions in similar situations. During our sales process, we seek to demonstrate our ability to work within complex technical situations, while bringing a business focus to the potential engagement.

 Integrated Solutions

   We offer our clients a suite of comprehensive services that covers strategy, design and technology. Our methodology, the Logical Approach, enables us to provide these services in an integrated manner to bridge between business and information technology units. By using our multidisciplinary teams of strategists, designers and technologists we provide the diverse skills required to deliver comprehensive solutions. This ability to provide comprehensive services offers our clients a single source in building an e-business solution.

 User Experience

   We seek to use our experience and credentials in usability engineering as a competitive differentiator. We believe our usability capabilities help our clients assess the needs of their increasingly demanding and diverse customer base and engineer a user experience that is personalized, measurable and a competitive market advantage. Our commitment to advancing the user experience is reflected in our Usability Centers, located in our New York and New Jersey facilities, which we use to analyze user requirements, navigate content presentation and test Web sites. Our focus on the end user's experience is designed to provide our clients' employees, customers and partners with a positive user experience, which leads to higher levels of customer satisfaction and loyalty.

 Long-Term Client Relationships

   We focus on building long-term relationships with our clients. We strive to become our clients' e-business partner of choice and assist our clients in managing the evolution of their e-business. As we work with our clients, we gain knowledge about their business, technical environment and internal decision-making processes.

We become familiar with a client's business and work closely with the client to understand, predict and address its evolving business needs. Our focus on long-term relationships has resulted in significant repeat business from our clients.

Our Growth Strategy

   Our goal is to expand upon our position as a provider of e-business solutions to Fortune 500 companies in the markets we target. To achieve this goal, we pursue the following strategies:

 Deepen Client Relationships

   We focus on growing our business with existing clients and expanding these relationships into new engagements. By offering our clients integrated strategy, design and technology e-business solutions, we strive to be the primary e-business services provider for our clients. We also believe that our record of client satisfaction has led to long-term relationships with our clients and to an increase in the amount, scope and complexity of services requested by many of our clients. For instance, we began our work for AT&T in 1990 and we continue to provide a range of e-business solutions for them today. In addition, our relationship with AT&T allowed us to obtain Lucent as a client immediately following its spin-off from AT&T. Lucent remains a major client today.

 Further Penetrate our Targeted Industries

   We have assembled industry practice groups of professionals experienced in the business practices and processes of our targeted industries. We believe that our industry focus enables us to provide effective solutions tailored to the special needs of our clients. In each of our targeted industry groups, we develop industry-specific offerings and capitalize on referrals from existing clients. In addition, our industry experience reduces the knowledge asset transfer on new engagements, improves efficiency of implementation and reduces project delivery times by, among other things, allowing us to use those elements of our e-business solutions for which there is repeat customer demand. We intend to continue to utilize our knowledge and industry experience to further penetrate and broaden our presence in our targeted industries.

 Continue to Develop Leading-Edge Technology Capabilities

   We believe being able to deliver integrated, quality technical capabilities is an important competitive advantage in our industry. Our technical specialists in systems engineering and application development allow us to offer customized, complex e-business solutions. We intend to continue to hire additional software engineers and develop new technology skill-sets to deliver quality solutions and meet the evolving needs of clients. We work with emerging technologies and stay current with industry developments through our dedicated team of technical specialists who evaluate new technologies and work on innovative solutions.

 Retain and Hire Outstanding Professionals

   Retaining and attracting outstanding professionals is essential to our growth. We focus on maintaining a culture that fosters innovation and emphasizes professional development and plan to continue to do so. We support each professional's development in their primary discipline through training that is focused on their specific areas of expertise. We have developed a consistent and cohesive corporate culture by primarily growing organically. Our company culture encourages our professionals to work closely in multidisciplinary groups to facilitate the development of integrated solutions for our clients. We intend to continue to offer competitive compensation packages, including equity participation through stock options for all of our professionals.

 Expand Geographically

   We believe that significant opportunities exist for our services beyond our current locations, including serving existing and new clients in other markets. We have expanded, and intend to continue to expand, our geographic presence, both nationally and internationally, based on our clients' needs, our focus on specific industries and market opportunities. For example, we have recently begun operations in the United Kingdom to support existing clients. We intend to continue to expand primarily through organic growth, which may be supplemented by strategic acquisitions. Our strategic acquisition of Jump! in November 1999 added a geographical presence for us in the Washington, D.C. metropolitan area, expanded upon our technological capabilities and added a client relationship with Research Institute of America, part of The Thomson Corporation, a publishing conglomerate.

Our Approach to Engagements: The Logical Approach

   In each of our client engagements, we apply the Logical Approach. Using our Logical Approach, we service our engagements with a multidisciplinary team led by a dedicated project manager who coordinates business strategy, design and technology services. We integrate industry-specific strategy with enterprise level design and technological capabilities to provide customized e-business solutions. Our Logical Approach also provides for an ongoing process for evaluating and tailoring a company's e-business solution. Ongoing assessments of business and market trends, technology trends, competition, user requirements, and application requirements provide continual feedback on the company's e-business strategy.

   The Logical Approach is a comprehensive methodology which integrates multidisciplinary tasks across four phases: strategy, blueprint, construction and post-implementation assessment. The Logical Approach is a scalable process and we can customize the specific phases necessary to suit the parameters of each client engagement. The inclusion of any phase or phases depends on the type of solution required and the scope of the work.

 Strategy

   We believe that a client's e-business strategy should be integrated with its overall business strategy. We enable our clients to develop a viable, successful e-business strategy that balances enterprise objectives with user needs and competitive market challenges. Our Usability Center helps tailor the e-business strategy to specific user requirements. We work with senior business managers to define the e-business strategy and the supporting strategic technology plan. In developing an e-business strategy, we focus on designing solutions that will meet our client's business objectives, such as reducing costs, generating revenue through new channels or developing targeted, one-to-one marketing initiatives. Our strategic consultants focus on understanding and applying the appropriate e-business models to our clients' business. We assess and define business requirements to solidify the e-business strategy, taking into account numerous factors that may affect the strategy, such as industry trends, shifts in a client's business direction and escalating competitive forces.

 Blueprint

   During the blueprint phase we develop an integrated schematic of how to bridge the gap between e-business strategy and construction. To establish a blueprint, we examine the aspects of the client's technology and business that are critical to a successful e-business initiative. We also refine the functional and creative requirements that support the business strategy. The e-business blueprint comprises the following elements:

  . Infrastructure Migration Plan. Our consultants review and analyze the client's current computer environment to ensure that it is stable and reliable and that it can be expanded to handle the new requirements of the e-business strategy. We identify gaps in the client's computer environment and outline a plan to evolve the environment based on the e-business strategy. We focus on utilizing the client's investment in currently installed technology and mitigating the potential risks from new technology.

  . Business Assimilation Plan. Our business analysts review and analyze the client's current workflows, policies and procedures to identify areas that will be significantly impacted by the e-business strategy. We identify individual project releases to address these areas and plan these releases to coincide with the delivery of specific e-business functions and features.

  . Marketing and Communications Plan. Our marketing consultants collaborate with the client's corporate communications organization to establish or enhance its online brand. Our consultants also collaborate with the client to define strategies for communicating and introducing the e-business capabilities to its employees, customers and partners.

  . Internal Staff Skills and Capability. Our business analysts collaborate with the client's internal information technology team to determine what new capabilities will be required to implement and maintain its e-business initiative.

  . Release Plan. Our project managers develop a release plan which provides an integrated, phased approach to delivering e-business capabilities for the client. The release plan offers a functional view of what capabilities will be delivered, over what time period and to which constituents. It takes into account the schedules and resources outlined in each of the plans listed above to ensure that there is a comprehensive approach to rolling out the e-business solution.

 Construction

   During the construction phase, we integrate project management, software engineering, software quality management and creative disciplines. We seek to build e-business sites that deliver quality functionality and enhanced user experiences on reliable and scalable infrastructures. We leverage systems and processes already in place as well as pre-built, customizable modules of code and design. We develop e-business solutions that use the latest proven technologies to transform business processes. We offer technology implementation services, including applications architecture design, technical infrastructure design, custom application development, legacy and third party software integration, as well as technology advisory services. Before we deliver the application to our clients, as part of this phase, we conduct a comprehensive series of test cases on the different applications.

   As part of the construction process, we utilize our creative abilities to address navigation, layout, information architecture, personalization and branding. We seek to create e-business solutions that have direct, immediate and relevant appeal and utility. As e-business solutions have become an important point of contact with employees, customers and partners, the user interface of these applications has become an increasingly visible component. Recognizing this importance, among other things, we test the user interface of our proposed solutions through representative users at our Usability Center. We aim to provide intuitive, visually appealing and highly usable solutions designed with the end user in mind.

 Post-Implementation Assessment

   After the client's site is constructed and delivered, we provide a wide range of services aimed at ensuring that the site is achieving and continues to achieve the client's e-business strategic objectives. A key technique that we deploy is testing and focus group sessions in our Usability Centers. These tests and sessions help to ensure that the user is able to easily achieve the benefits for which the e-business solution was designed. We also conduct analysis of other sites to ensure that the client's site remains competitive within the marketplace. Finally, we monitor industry trends and explore ways to enhance and tailor the site. The results of our testing and analysis are then fed back into the strategy phase of the Logical Approach, helping to make the Logical Approach an ongoing process.

Clients

   We focus on providing our services to market leaders in the following targeted industries: communications services, financial services, manufacturing, healthcare and publishing. We utilize our industry experience in serving our clients in each industry. The following is a representative sample of our current clients.

     Communications Services              Manufacturing
     AT&T                                 International Paper
     Cable and Wireless                   Johnson & Johnson
     SBC Communications                   Lucent Technologies
                                          NCR
     Verizon Communications
     Winstar Communications               Philip Morris Companies


     Financial Services                   Publishing
     The Chase Manhattan Bank             The McGraw Hill Companies
     Lehman Brothers                      The Thomson Corporation
     Met Life
     The MONY Group                       Time Warner
     Salomon Smith Barney

     Healthcare
     Aetna/US Healthcare
     Pfizer

   We seek to develop long-term relationships with our clients. We become familiar with a client's business and work closely with the client to understand, project and address the client's evolving strategic business needs.

   In the six months ended June 30, 2000, our five largest clients accounted for approximately 71% of our revenue. Our three largest clients in the first six months of 2000, Aetna/US Healthcare, AT&T and Lucent, accounted for approximately 23%, 20% and 11%, respectively, of our revenue. Our contract with Aetna/US Healthcare expires in the third quarter of 2000. In 1999, our five largest clients accounted for approximately 74% of our revenue on both an actual and a pro forma basis including our acquisition of Jump!. Our three largest clients in 1999, Lucent, AT&T and Aetna/US Healthcare, contributed approximately 28%, 24% and 12%, respectively, of our revenue (approximately 24%, 22% and 10%, respectively, on a pro forma basis). In addition, Research Institute of America, a subsidiary of The Thomson Corporation, contributed approximately 13% of our revenue on a pro forma basis in 1999. In 1998, our five largest clients accounted for approximately 83% of our revenue. Our two largest clients in 1998, AT&T and Lucent, contributed approximately 47% and 26%, respectively, of our revenue. In 1997, our five largest clients accounted for approximately 82% of our revenue. Our two largest clients in 1997, AT&T and Lucent, contributed approximately 42% and 24%, respectively, of our revenue. No other clients contributed over 10% of our revenue in the first six months of 2000 or in 1999, 1998 or 1997.

Client Case Studies

   We manage a significant range of e-business engagements including:

  . customer self-service solutions for billing, customer care and the personalized delivery of information;

  . enterprise self-service solutions for human resources, content management, corporate communications and financial applications, such as pension plans and profit sharing arrangements; and

  . corporate e-business presence solutions, .com sites, corporate extranets and new channel development sites.

   Set forth below are several representative client engagements:

AT&T

   We began our relationship with AT&T in 1990, developing corporate information systems, and AT&T remains a major client today. Over our 10-year history with AT&T, we have utilized emerging technologies-- moving from CD-Rom delivery to intranet, extranet and Internet-based solutions. Examples of specific initiatives performed for AT&T include:

  . Health and Insurance Information Center. In 1995, we created a customized health and insurance intranet that allows employees to access their benefits data, search provider directories, model the impact of lifestyle changes on their benefits, enroll for benefits and compare carrier options online. With this intranet, employees can now self-manage many aspects of their human resources benefits and programs.

  . Pension Update Information Center. In 1997, we created an extranet-based self-service pension planning center, allowing employees to personalize benefit amounts, receive detailed pension plan information and model various retirement scenarios to project their pension benefits under different retirement scenarios. This center has engaged and assisted AT&T employees in learning about their pension benefits.

  . Benefit Decisions 2000. In 1999, we created an Internet site providing information on health and welfare plans for employees joining AT&T through mergers and acquisitions. Through this Internet site, employees from merged or acquired entities can, before joining AT&T, learn about the enrollment process, model various benefit options and enroll in specific benefit plans. This Internet site enhances communication of benefit information and options to newly acquired employees and has improved the transition of these employees into AT&T's core human resources systems.

   Our initiatives for AT&T support approximately 100 classes of users. Each user class has its own profile and associated business rules that control the type of pension and benefits modeling and content available to the user. The solutions interface to existing enterprise resource planning systems and to multiple external healthcare provider sites.

Lucent Technologies

   Lucent became our client upon its spin-off from AT&T in September 1996 and remains a major client today. We developed e-business strategies for Lucent, as well as designed and implemented solutions that allow Lucent to better interact with its employees and customers. Examples of e-business solutions developed for Lucent include:

  . Benefits Central. In 1997, we designed and implemented Benefits Central, a personalized and secure intranet site, providing approximately 100,000 Lucent employees worldwide direct access to information about their health and welfare benefits. This site provides online enrollment in benefit plans, access to health provider listings, compensation and financial information, as well as allows Web-enabled access to Lucent stock quotes. The Benefits Central site utilizes XML, or Extensible Markup Language, and hardware and software that allows the exchange of information between the Web application and existing data sources. XML is a standardized language used for the markup of documents that enables companies to structure information so that it can be accessed from various sources. This architectural approach allows the application to be independent of the data source, the database that contains corporate employee demographics and other benefit related data. Benefit Central provides a self-service functionality to Lucent employees.

  . NetCare Professional Services. In 1998, we designed, developed and launched an e-commerce Internet site for Lucent products and Lucent's NetCare management services division. This Internet site presents a personalized site to each of NetCare's customers, incorporates a single consistent interface for Lucent's extensive product line and provides Lucent with a channel to efficiently communicate new information to its customers. The Internet site also provides customer service, logging customer requests, registrations, feedback and content updates. The NetCare site uses scalable technologies such as application servers, relational databases and LDAP, or Lightweight Directory Access Protocol, directories. LDAP is a protocol for updating and searching online directory services. This Internet site became a major customer service delivery channel for the NetCare management services division.

  . The Solution Advisor. In 1999, we developed the marketing/customer service application called Find Your Solution for Lucent's enterprise division, which services its small-medium business market. This site operates as a component of Lucent's company Web site. Lucent's enterprise customers can access this application to assist them in making voice and data networking communication decisions. Through an online questionnaire, prospective customers provides information about their industry, company and communications goals. Based on that input, Find Your Solution provides them suggested solutions and Lucent product information.

  . Zingo. In 1999, we helped Lucent's wireless division develop a custom mobile portal for small devices such as wireless phones and hand-held computers. In addition to designing the portal's interface and branding approach, we provided overall project management and coordination of the multiple vendors who were engaged for this effort. This experimental platform was targeted at telecommunications service providers and enabled access to multiple third party applications.

The MONY Group

   The MONY Group entered into a retainer contract with us in mid-1999 to advise and assist them on their e-business initiatives. We provide advice, design and enhancement development in an ongoing fashion for many areas of MONY's public Web site. This support includes assistance with application development, look and feel enhancements, navigation, design and content analysis and creation. Among the projects are:

  . Strategic Planning. We conducted a strategic infrastructure planning effort, the purpose of which was to define the foundational infrastructure for developing and deploying internally and externally focussed e-business applications. We assembled and worked with a steering committee made up of architects representing various areas within MONY. The results of this joint effort was an infrastructure recommendation and migration strategy to evolve to an e-business environment.

  . Weekly Activity Report. We redesigned and implemented a process to allow MONY's independent international finance representatives to acquire templates and file required reports via the Internet. MONY experienced increased efficiencies by migrating from a telephone-based to an Internet-based system. The new system has been designed by representatives with hierarchical security within which to access information.

  . Trusted Advisor-Rep World. At the end of 1999, we built the Trusted Advisor Internet site to provide financial planners, who represent MONY's products, access to content information such as tax rules and changes, research on investment products, forms and estate planning tools.

  . Broker Insight. We created an Internet application to support MONY's global network of brokers. This system linked MONY's brokers with the compliance documents, rules and sales tools they needed to provide enhanced customer service to their and MONY's customer base.

Sales and Marketing

   We primarily market our services to Fortune 500 companies. Our sales and marketing organization is built around five industry practices and staffed with professionals with industry and e-business experience. Each industry practice team is led by a practice manager who has long-term industry and consulting experience. Account executives and account managers report to the industry practice managers. Account executives are responsible for generating leads, qualifying opportunities and driving new revenue.

   Account managers are responsible for strategic account management, proposal development and revenue growth with key current clients. Our account management model is focused around growing existing engagements and leveraging them into new engagements through cross and up sell business development. This focus allows us to build a more solid understanding of the business issues facing each client.

   We have recently added channel managers to our industry teams. Channel managers are responsible for establishing and expanding partner relationships into additional revenue streams. We seek additional business and technical partnerships to drive new revenue, enhance our technology strength and provide us with a first glance view of technology trends.

   Currently the sales teams for our five industry practices are composed of a total of 15 individuals. Our marketing team of four individuals provides both corporate-wide and industry specific marketing support to drive our business development. Marketing programs include corporate branding, public relations programs, client success stories, advertising and promoting our executives for speaking opportunities and sponsored event management.

Technological Capabilities

   Our current technical organization is organized into separate areas of expertise. Our senior level technology professionals average at least 10 years of experience in large-scale application development and reports to our Chief Technology Officer. This senior group provides overall leadership to our staff on technology direction and engineering best practices as well as researching emerging technologies. Our technical specialists in systems engineering and application development design and deliver our e-business solutions. Our system engineers have extensive experience across a broad range of Internet-based technologies. We identify specific areas of concentration, which we view as essential to deliver business-critical e-business solutions. These areas include technologies for system reliability, scalability, security and management. They also include areas of concentration focused on the user for relationship management and personalization. In addition to specific products and technologies, our specialists and architects understand distributed computing architectures, which are the structure and organization of a computer application that functions across many different computers in various locations, which are essential for delivering e-business solutions.

Strategic Affiliation with the Sun Microsystems / Netscape Alliance

   We have established a strategic, non-exclusive affiliation with the Sun Microsystems / Netscape Alliance. This affiliation provides us with early access to training, product support and technology. In addition, this relationship with the Alliance has led to several engagements, including with Winstar Communications and Carrier Corporation. The primary goals of our affiliation with the Alliance are:

  . to deepen our technical capability and understanding of industry leading products and technologies that are commonly deployed in e-business applications;

  . to create or identify new revenue opportunities through referrals and joint marketing; and

  . to enhance our position as an industry leader in bill presentment and call analysis solutions.

   We intend to seek out additional strategic alliances and affiliations with other technology service providers to increase our business opportunities.

Competition

   We compete with other providers of e-business professional services. The market for these services has grown dramatically in recent years as a result of the increasing use of Internet technologies by businesses to interact and transact with their employees, customers and partners. Our market is intensely competitive, highly fragmented and subject to rapid technological change. We expect competition to persist and intensify in the future. Our current and potential competitors include:

  . e-business professional services firms, such as Agency.com, Diamond Technology Partners, iXL, Organic, Proxicom, Razorfish, Sapient, Scient, USWeb/CKS and Viant;

  . traditional strategic consulting firms, such as Booz-Allen & Hamilton, Boston Consulting Group and McKinsey;

  . interactive advertising agencies, such as Modem Media.Poppe Tyson and OgilvyOne;

  . professional services groups of computer equipment companies, such as Hewlett-Packard and IBM;

  . traditional systems integrators, such as Andersen Consulting, Cambridge Technology Partners, EDS and PricewaterhouseCoopers; and

  . internal information technology departments of current or potential clients.

   We believe the principal competitive factors in our market are:

  .  industry specific business knowledge and experience;

  .  breadth and integration of service offerings;

  .  cost and quality of service;

  .  client relationships;

  .  strategic expertise, technical knowledge and creative skills;

  .  ability to attract and retain quality professionals; and

  .  brand recognition and reputation.

   Competition is intense in our industry. Our ability to compete favorably across these competitive factors may be beyond our control.

   Many of our competitors have longer operating histories, greater name recognition, larger established client bases, longer client relationships and significantly greater financial, technical, personnel and marketing resources than we do. These competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in client requirements. These competitors may also be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential clients, employees and strategic partners. Further, our competitors may perform e-business services that are equal or superior to our services or that achieve greater market acceptance than our services. There are relatively low barriers to entry into the e-business professional services industry. We have no patented or other proprietary technology that would preclude or inhibit competitors from entering the e-business professional services market. Therefore, we must rely on the skill of our personnel and the quality of our client service. The costs to develop and provide e-business services are low. Therefore, we expect to continually face additional competition from new entrants into the market in the future. See "Risk Factor--The e-business professional services market is highly competitive and has low barriers to entry. If we cannot effectively compete, our revenues may decline."

Personnel

   As of August 15, 2000, we had 196 employees. Of these, 145 were consulting and service delivery professionals and 51 were management and administrative personnel performing sales, marketing, human resources, finance, accounting, legal and administrative functions.

   None of our employees are represented by a labor union nor have we ever experienced a work stoppage. We believe our employee relations are good.

Intellectual Property

   We rely on a combination of trade secret, nondisclosure and other contractual agreements, and copyright and trademark laws to protect our intellectual property. We enter into confidentiality agreements with our employees, generally require that our consultants and clients enter into confidentiality agreements and limit access to and distribution of our information. There can be no assurance that the steps we have taken in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our rights. We do not have any patents or patent applications pending.

   Generally, our client contracts provide a work-for-hire intellectual property right for each client in the custom work developed specifically for that client. The intellectual property rights in work done prior to the client contract or independent of the services provided that client remain with us. See "Risk Factors--If we are unable to protect our intellectual property or if others claim we are infringing on their intellectual property, we could incur significant expenses or be prevented from providing our services."

Facilities

   Our headquarters and principal administrative, finance, legal, sales and marketing operations are located in an approximately 52,000 square-foot facility in Morristown, New Jersey. 34,667 square feet are currently occupied by us under a lease, the term of which extends to February 2010. The remaining space is occupied by unrelated entities until the end of 2000 at which time we will take over the remaining space on the same lease terms we currently have. We also lease office space in New York City and Chantilly, Virginia. Our office in New York City is in an approximately 18,000 square-foot facility under a lease that expires in July 2005. The lease for our 9,946 square-foot Chantilly, Virginia facility expires in February 2006.

Legal Proceedings

   We are from time to time involved in litigation incidental to the conduct of our business. We are not a party to any lawsuit or proceeding that, in the opinion of our management, is likely to have a material adverse effect on us.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

   The following table sets forth, as of August 15, 2000, the name, age and position within Logical Design Solutions of each of our directors, executive officers and key employees.

  Name              Age                Position(s) With Company
  ----              ---                ------------------------
Mimi Brooks........  40 President, Chief Executive Officer and Chairwoman
David W.
 Stoltzfus.........  43 Vice President, Chief Technology Officer and Director
Joanne Voelcker....  48 Vice President and Chief Operating Officer
John P. Fee........  40 Vice President--Strategic Planning
E. Bruce
 Lovenberg.........  43 Vice President, Chief Financial Officer and Secretary
Marilynne N.
 White.............  43 Vice President, General Counsel and Assistant Secretary
Thomas Shea........  40 Vice President--Sales
Paul F. Lozier.....  54 Director
Kevin McGilloway...  52 Director
Kevin Mohan........  37 Director
Frank A. Pinto.....  56 Director

Mimi Brooks is our founder and has served as President, Chief Executive Officer and Chairwoman of our board of directors since its inception in 1990. Prior to founding our company, Ms. Brooks served as a human resources information systems executive for AT&T.

David W. Stoltzfus has been Vice President and Chief Technology Officer since joining us in 1997 and a director since 1999. Prior to joining us, Mr. Stoltzfus was employed with The Vanguard Group since 1988 where his most recent position was Principal in Charge of Enterprise Architecture and was an officer of The Vanguard Group since 1994.

Joanne Voelcker has been Vice President and Chief Operating Officer since May 2000. Prior to joining us, Ms. Voelcker was employed with The Vanguard Group since 1994. During her tenure at The Vanguard Group. Ms. Voelcker served as Principal in Charge of Corporate-Wide Systems from 1999 until May 2000, Principal in Charge of Strategic Technology Research from 1998 until 1999, Principal in Charge of Online Services from 1996 until 1998 and Vice President of Technology Infrastructure Management from 1994 until 1996.

John P. Fee has been Vice President for Strategic Planning since June 2000. Prior to that time, Mr. Fee served as Chief Operating Officer since joining us in 1999. Prior to joining us, Mr. Fee served as Vice President of Thomson Consulting, a division of The Thomson Corporation, a publishing conglomerate, since April 1997. Mr. Fee served as Chief Information Officer of Gemini Consulting, a division of The Cap Gemini Group, from October 1995 to March 1997, where he also served as a member of the Cap Gemini IT Strategy Board. Mr. Fee served as an account executive at Computer Systems Advisor, a provider of business modeling solutions, from September 1989 to October 1995.

E. Bruce Lovenberg has been Vice President, Chief Financial Officer and Secretary since joining us in 1996. Prior to joining us, Mr. Lovenberg was a Senior Manager at Ernst & Young since 1985, where he served as Practice Leader for the New Jersey--Entrepreneurial Services Group consulting practice. Mr. Lovenberg is a Certified Public Accountant.

Marilynne N. White has been Vice President and General Counsel since joining us in 1999 and was elected Assistant Secretary in June 2000. Prior to joining us, Ms. White was a vertical markets executive at Thomson Consulting from 1998 to 1999. Ms. White served as Vice President of Marketing and Sales at United Press International from 1997 to 1998 and as senior advisor at the Office of Agreements' Compliance within the U.S. Department of Commerce from 1996 to 1997. Ms. White earned a J.D. degree from Georgetown University Law School in 1995.

Thomas J. Shea has been Vice President of Sales since June 1995. Prior to that, Mr. Shea held various executive and managerial positions at Dun & Bradstreet Information Services from 1985 to 1995.

Paul F. Lozier has served as a member of our board of directors since March 1997. Mr. Lozier has been President of Samedan, Inc., a corporate finance consulting firm, since 1996. Prior to that time, from 1977 to 1996, Mr. Lozier held various positions at Merrill Lynch, Pierce, Fenner & Smith Incorporated, including serving as a Managing Director of Merrill Lynch Investment Banking from 1988 to 1994. Mr. Lozier is also a director of The Bank of the Somerset Hills.

Kevin McGilloway has served as a member of our board of directors since March 2000. Mr. McGilloway has been Chief Information Officer and Managing Director at Lehman Brothers Inc. since November 1994. Lehman Brothers Inc. is one of the lead underwriters for this offering.

Kevin Mohan has served as a member of our board of directors since March 1997. Mr. Mohan has been a General Partner of Summit Partners, a venture capital firm, since December 1997. Prior to that, from September 1994 to December 1997, Mr. Mohan was a Vice President of Summit Partners. Mr. Mohan is also a director of several privately held companies.

Frank A. Pinto has served as a member of our board of directors since March 2000. Mr. Pinto has been employed by Sun Microsystems Inc. since 1988 where his most recent position was Vice President Computer Systems World Wide Sales.

   Several of our directors were elected to the board pursuant to a shareholders agreement that terminates as of the closing of this offering. The shareholders agreement provides that Ms. Brooks is to be a director. Pursuant to the shareholders agreement, Mr. Stoltzfus and Mr. Lozier were designated as directors by Ms. Brooks and Mr. Mohan was designated by Summit Ventures IV, L.P.

   We intend to elect one additional independent director to our board within 90 days following this offering. We will be required to have three independent directors, as defined by the Nasdaq National Market, to maintain the listing of our common stock on the Nasdaq National Market.

Classes of Directors

   We plan to adopt a provision in our certificate of incorporation which will divide our board of directors into three classes, denominated as Class I, Class II and Class III. Members of each class hold office for staggered three-year terms. At each annual meeting of our stockholders commencing in 2001, the successors to the directors whose term expires at that meeting will be elected to serve until the third annual meeting after their election or until their successor has been elected and qualified. Mr. Mohan and Mr. Stoltzfus will serve as the Class I directors whose terms expire at the 2001 annual meeting of stockholders. Mr. McGilloway and Mr. Pinto will serve as the Class II directors whose terms expire at the 2002 annual meeting of stockholders. Ms. Brooks and Mr. Lozier will serve as Class III directors whose terms expire at the 2003 annual meeting of stockholders. With respect to each class, a director's term will be subject to the election and qualification of their successors, or their earlier death, resignation or removal. These provisions, when taken in conjunction with other provisions of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees.

Board Committees

   The audit committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters. These matters include the selection of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The audit committee currently consists of Mr. Lozier and Mr. Pinto. It is anticipated that following the consummation of this offering, one additional director who will be appointed to our board will join Mr. Lozier and Mr. Pinto as a member of the audit committee.

   The compensation committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of other employees and consultants. The compensation committee also administers our various incentive compensation, stock and benefit plans. The compensation committee currently consists of Mr. Pinto. It is anticipated that following the consummation of this offering, one additional director who will be appointed to our board will join Mr. Pinto as a member of the compensation committee.

Director Compensation

   We do not currently compensate our directors who are also our employees. Each non-employee director currently receives $1,000 of cash compensation per meeting attended and is reimbursed for reasonable travel expenses for each board meeting attended. Our directors will also be eligible for equity awards under our 1999 Stock Plan and our 2000 Stock Plan for Non-Employee Directors, see "--Stock Plans" below for a description of these plans.

Executive Compensation

   The following table summarizes the compensation paid to or earned by our Chief Executive Officer and all other executive officers whose salary and bonus for services rendered in all capacities to us for the fiscal year ended December 31, 1999 exceeded $100,000. We will use the term "named executive officers" to refer to these people later in this prospectus.

                           Summary Compensation Table

                                                          Long-Term
                                                         Compensation
                               Annual Compensation          Awards
                          ------------------------------ ------------
                                                          Securities
Name and Principal                                        Underlying     All Other
Position(s)               Year  Salary   Bonus  Other(1) Options/SARS Compensation(2)
------------------        ---- -------- ------- -------- ------------ ---------------
Mimi Brooks
 President, Chief
 Executive
 Officer and
 Chairwoman.............  1999 $174,583 $75,000  $1,890        --         $4,800
David W. Stoltzfus
 Chief Technology
 Officer................  1999  166,875 100,000   1,360     15,000         4,800
E. Bruce Lovenberg
 Vice President,
 Chief Financial Officer
 and Secretary..........  1999  124,750  30,000     --      15,000         4,643
Thomas Shea
 Vice President--Sales..  1999  134,167  20,000     --      15,000         4,625

--------
(1)  Represents the value of leased automobiles provided by us.
(2) Contributions by us to our 401(k) plan made during 1999 for the named officers.

                       Option Grants in Last Fiscal Year

   The following table summarizes the options granted to each of the named executive officers during the fiscal year ended December 31, 1999.

                                                                          Potential        Potential
                                      Individual Grants                   Realizable       Realizable
                         ---------------------------------------------    Value at         Value at
                                      Percent of                           Assumed          Assumed
                         Number of   Total Options                         Initial      Annual Rates of
                         Securities   Granted to                           Offering       Stock Price
                         Underlying  Employees in                      Price of $13.00  Appreciation for
                          Options       Fiscal     Exercise Expiration    Per Share      Option Term(1)
                         ----------  ------------- -------- ---------- --------------- -----------------
          Name           Granted(2)      Year       Price      Date          0%           5%       10%
          ----           ----------  ------------- -------- ---------- --------------- -------- --------
Mimi Brooks.............      --          --          --          --           --           --       --
David W. Stoltzfus......   15,000         2.8%      $2.20      1/1/09     $162,000     $251,315 $381,988
E. Bruce Lovenberg......   10,000         1.9        2.20      1/1/09      108,000      167,543  254,658
                            5,000         0.9        2.20    12/31/09       54,000       87,960  140,062
Thomas Shea.............   10,000         1.9        2.20      1/1/09      108,000      167,543  254,658
                            5,000         0.9        2.20    12/31/09       54,000       87,960  140,062

--------
(1) The dollar amounts under these columns represent the potential realizable value of each grant assuming that the market value of our stock, based upon an assumed initial public offering price per share of $13.00

   (the midpoint of the offering price range), appreciates from the date of grant to the expiration of the option at annualized rates of 5% and 10%. These assumed rates of appreciation have been specified by the SEC for illustrative purposes only and are not intended to forecast future financial performance or possible future appreciation of our stock. The actual amount the executive officer may realize will depend on the extent to which the stock price exceeds the exercise price of the options on the date the option is exercised.
(2) Represent incentive stock options granted under our 1999 Stock Plan. The options vest over a four-year period with 25% vesting on each anniversary of the date of grant.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

   The following table presents information with respect to stock options owned by the named executive officers at December 31, 1999. No stock options were exercised by the named executive officers during the fiscal year ended December 31, 1999.

                               Number of Securities
                              Underlying Unexercised     Value Of Unexercised
                                    Options at          In-The-Money Options at
                                 December 31, 1999       December 31, 1999(1)
                             ------------------------- -------------------------
            Name             Exercisable Unexercisable Exercisable Unexercisable
            ----             ----------- ------------- ----------- -------------
Mimi Brooks(2)..............       --           --            --           --
David W. Stoltzfus..........   100,000      115,000    $1,096,000   $1,258,000
E. Bruce Lovenberg..........    50,000       65,000       548,000      710,000
Thomas Shea.................    75,000       90,000       822,000      984,000

--------
(1) There was no public trading market for the common stock as of December 31, 1999. Accordingly, these values have been calculated on the basis of the assumed initial public offering price of $13.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying these options.
(2) The table does not include options granted to Ms. Brooks subsequent to December 31, 1999. For a description of these options, see "Stock Options Granted in March 2000" below.

Stock Plans

   1997 Stock Plan. The 1997 Stock Plan was designed to attract, incent and retain the best available personnel and to promote the success of our business, through grants of incentive stock options, nonqualified stock options and stock purchase rights. We adopted the 1997 Stock Plan effective as of September 10, 1997 following approval by the stockholders on September 10, 1997. As of June 30, 2000, there were options to purchase 983,100 shares of common stock outstanding under this plan, at a weighted average exercise price of $2.13 per share. As of this date, there are no further shares available for issuance under the 1997 Stock Plan.

   1999 Stock Plan. The 1999 Stock Plan is designed to attract, incent and retain the best available personnel and to promote the success of our business, through grants of incentive stock options, nonqualified stock options and stock purchase rights. The administrator administers the 1999 Stock Plan and determines to whom options and purchase rights are to be granted and the terms and conditions, including the number of shares and the period of exercisability, thereof. We adopted the 1999 Stock Plan effective as of November 9, 1999 following approval by the stockholders on October 28, 1999. The 1999 Stock Plan was amended and restated by our board of directors
on March 1, 2000, and our stockholders approved it as so amended on      ,
2000.

   Subject to adjustment as provided in the 1999 Stock Plan, the number of shares of common stock that may be issued under the 1999 Stock Plan may not in the aggregate exceed 2,750,000 shares, which may be shares of original issuance or shares of restricted stock repurchased by us at their original purchase price or a combination thereof. Our service providers, including officers, directors and consultants, may be selected by the administrator to receive benefits under the 1999 Stock Plan.

   The administrator, which may be our full board of directors or the compensation committee of the board, may grant incentive stock options to employees that entitle the optionee to purchase shares of common stock. If the optionee owns stock representing more than 10% of the voting power of all classes of stock, the exercise price will be not less than 110% of the fair market value on the date of grant. Any other employee will have an exercise price of not less than the fair market value on the date of grant. To the extent that the fair market value of the incentive stock options exercisable for the first time by the optionee during a calendar year exceeds $100,000, these options will be treated as nonqualified stock options. The term of each option will be stated in the applicable option agreement. In the case of an incentive stock option, the term will be no longer than ten years from the date of grant (five years in the case of an incentive stock option granted to an optionee who, at the time of the grant, owned stock representing more than 10% of the voting power of our capital stock).

   The administrator may grant nonqualified stock options and stock purchase rights to employees, directors or consultants that entitle the optionee to purchase shares of common stock. The exercise price of a nonqualified option will be determined by the administrator, except that a nonqualified option that is intended to qualify as "performance-based compensation" for federal tax purposes will have an exercise price of no less than 100% of the fair market value on the date of grant.

   Subject to adjustment as provided in the 1999 Stock Plan, no employee, director or consultant will be granted, in any two fiscal years after the offering, options to purchase more than 500,000 shares. In connection with his or her initial service, an employee, director or consultant may be granted options to purchase up to an additional 500,000 shares, which will not count against the two fiscal year limit. A cancelled option will be counted against the two fiscal year and the initial service limits.

   The administrator may provide that the option price generally is payable at the time of exercise in cash, by check, by promissory note, by surrender of shares and by other forms of cashless exercise, including under a formal cashless exercise program and by a reduction in any amount owed by us to the optionee.

   Stock purchase rights may be issued by the administrator alone or in addition to other grants under this plan or cash awards outside this plan. The administrator will determine the terms, conditions and restrictions to the offer, including the number of shares that the offeree is entitled to purchase, the price to be paid, the period to accept the offer and the form of the restricted stock purchase agreement. Execution of the restricted stock purchase agreement will be an acceptance of the offer. Unless the administrator determines otherwise, the agreement will give us an option to repurchase the shares at the price paid by the purchaser upon the voluntary or involuntary termination of the purchaser's services to us. Upon exercise of the stock purchase option, the purchaser will have rights equivalent to those of a shareholder.

   Options or purchase rights are not transferable by a participant except if the administrator makes the right transferable or if transferred by will or the laws of descent and distribution. If the administrator makes an option or a purchase right transferable, the option or purchase right will contain additional terms and conditions that the administrator deems appropriate. An option or a purchase right may be exercised within 12 months following the death of the optionee, by the optionee's estate or by the person who acquires the right by bequest or inheritance, if the optionee would have been entitled to exercise the right on the date of death.

   In the event of a merger by us into another corporation or the sale of substantially all the assets, each option or purchase right will be assumed or substituted by the successor corporation or by a parent or subsidiary of the successor corporation. All options or purchase rights will fully vest if the successor refuses to assume or substitute those outstanding options or purchase rights.

   To the extent the administrator determines it to be desirable to qualify the options as "performance-based compensation", the plan shall be administered by a compensation committee of not less than two nonemployee directors who are "non-employee directors" within the meaning of Rule 16b-3 and "outside directors" within the meaning of Section 162(m) of the Code. In connection with its administration of the stock plans, the compensation committee is authorized to interpret the stock plans and related agreements and other documents. The 1999 Stock Plan may be amended from time to time by the board of directors, with shareholder approval to the extent necessary and desirable to comply with applicable law.

   As of June 30, 2000 there were options to purchase 1,275,800 shares of common stock outstanding under this plan, at a weighted average exercise price of $3.83 per share. The total number of stock options or other awards that will be granted under the 1999 Stock Plan in the future is not determinable at this time. The 1999 Stock Plan is not the exclusive means by which we may grant equity-based incentive awards and in no way limits our ability to grant equity-based awards outside the 1999 Stock Plan.

   Tax Consequences of 1997 Stock Plan and 1999 Stock Plan. In general, a participant will recognize ordinary income upon the exercise of a nonqualified stock option in an amount equal to the difference between the option price paid for the shares of common stock and the fair market value of such shares. The participant's basis for capital gains purposes in the shares acquired is equal to the sum of the exercise price paid and the amount taxable as ordinary income. Upon the sale or other disposition of the shares, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss) to the participant, and will be long-term capital gain (or loss) if such shares were held for more than one year after the date of exercise.

   A participant will not recognize income upon the exercise of an incentive stock option. However, the excess of the fair market value on the date of exercise of the shares acquired over the option exercise price will generally be included in alternative minimum taxable income. Whether a participant is subject to the alternative minimum taxable income will depend on such participant's other taxable income.

   If a participant does not dispose of shares acquired pursuant to an incentive stock option before the later of two years from the date of grant of such option and one year after the date of exercise of the option, any gain or loss realized on a subsequent disposition of such shares will be treated as a long-term capital gain or loss. If, however, a participant disposes of shares acquired pursuant to an incentive stock option before the expiration of the one-year and two-year periods described above (a "disqualifying disposition"), an amount equal to the excess of the fair market value of the shares at the time of the option's exercise (or the proceeds of the disposition, if less) over the option price will, in the year of disposition, be taxable to the participant as ordinary income and deductible by us. If the shares are disposed of at a loss, the loss will be a capital loss.

   A participant's basis for capital gains purposes in shares acquired pursuant to the exercise of an incentive stock option will be the amount paid by the participant upon exercise of the option. However, if the participant does not hold the shares for the one-year and two-year holding periods discussed above, the participant's basis in the shares is increased by an amount equal to the amount taxable as ordinary income.

   If a participant uses previously acquired shares to pay all or a portion of the option price on the exercise of a stock option (whether or not an incentive stock option), no gain or loss is recognized with respect to the previously acquired shares. The shares received upon exercise of the option, to the extent of the number of previously acquired shares exchanged therefor, will have the same basis and holding period for capital gain purposes as the previously acquired shares.

   If the option is a nonqualified stock option, the additional shares received have a basis equal to the sum of the cash paid on exercise and the ordinary income taxable to the participant as a result of the exercise. If the option is an incentive stock option, the additional shares have a basis equal to the cash paid on exercise (plus, if the one-year and two-year periods discussed above have not been met with respect to shares acquired upon the previous exercise of an incentive stock option, the amount includable in income). In each case, the holding period for capital gain purposes begins on the date of the exercise of the option.

   The use of shares previously acquired by exercising an incentive stock option in satisfaction of all or part of the exercise price for another option (whether or not an incentive stock option) is a disposition of the previously acquired shares for purposes of determining whether such shares have been held for the one-year and two-year periods discussed above. All shares acquired upon the exercise of an incentive stock option, including the previously acquired shares, are considered to have been acquired upon the date of exercise for purposes of these holding periods.

   A participant who purchases shares of common stock using a stock purchase right will recognize ordinary income equal to the excess of the fair market value of the shares (determined without regard to any restrictions on the shares other than a restriction which by its terms will never lapse) over the amount (if any) paid for such shares. The participant normally will recognize this income in the first taxable year in which the shares are either no longer subject to a risk of forfeiture or transferable. However, a participant may elect to recognize such income when he or she purchases the shares. Any appreciation or depreciation in such shares from the time the restrictions lapse (or, if earlier, the date on which the participant elects to recognize income in respect of such shares) will generally be treated as capital gain (or loss) to the participant, and will be long-term capital gain (or loss) if such shares were held for more than one year after the date of exercise.

   We will be entitled to an income tax deduction that generally corresponds in time and amount to the amount of any ordinary income recognized by a participant, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on specified executive compensation.

   2000 Stock Plan for Non-Employee Directors. The 2000 Stock Plan for Non-Employee Directors is designed to attract, incent and retain the best available members of the board of directors and to promote the success of our business, through grants of nonqualified stock options. The administrator administers the plan and determines to whom options are to be granted and the terms and conditions, including the number of shares and the period of exercisability, thereof. We adopted the 2000 Stock Plan for Non-Employee Directors effective as
of March 1, 2000, and the stockholders approved the plan on    , 2000.

   Subject to adjustment as provided in the 2000 Stock Plan for Non-Employee Directors, the number of shares of common stock that may be issued under the plan may not in the aggregate exceed 500,000 shares, which may be shares of original issuance or shares of restricted stock repurchased by us at their original purchase price or a combination thereof. Our non-employee directors may be selected by the administrator to receive benefits under the 2000 Stock Plan for Non-Employee Directors.

   The administrator, which will be our full board of directors, may grant nonqualified stock options to our non-employee directors that entitle the optionee to purchase shares of common stock. The term of each option will be stated in the applicable option agreement. The administrator will determine the exercise price of a nonqualified option, which may be equal to, less than or greater than the fair market value per share on the date of grant. Each option shall become cumulatively exercisable upon the completion of their periods of service or the occurrence of events as the administrator will determine.

   The administrator may provide that the option price generally is payable at the time of exercise in cash, by check, promissory note, by surrender of shares and other forms of cashless exercise, including under a formal cashless exercise program and by a reduction in any amount owed by us to the optionee.

   Options are not transferable by a participant except if the administrator makes the right transferable or if transferred by will or the laws of descent and distribution. If the administrator makes an option or a purchase right transferable, the option or purchase right will contain additional terms and conditions that the administrator deems appropriate. An option may be exercised within 12 months following the death of the optionee, by the optionee's estate or by the person who acquires the right by bequest or inheritance, if the optionee would have been entitled to exercise the right on the date of death.

   In the event of a merger by us into another corporation or the sale of substantially all the assets, each option or purchase right will be assumed or substituted by the successor corporation or by a parent or subsidiary of the successor corporation. All options or purchase rights will fully vest if the successor refuses to assume or substitute those outstanding options or purchase rights.

   The 2000 Stock Plan for Non-Employee Directors may be amended from time to time by the board of directors, with shareholder approval to the extent necessary and desirable to comply with applicable law.

   As of June 30, 2000, there were option rights to purchase 28,000 shares of common stock, at an exercise price of $5.00 per share, and 56,000 shares of common stock, at an exercise price equal to the initial public offering price, outstanding under this plan. The total number of stock options or other awards that will be granted under the 2000 Stock Plan for Non-Employee Directors in the future is not determinable at this time. The 2000 Stock Plan for Non-Employee Directors is not the exclusive means by which we may grant equity-based incentive awards and in no way limits our ability to grant equity-based awards outside the 2000 Stock Plan for Non-Employee Directors.

   Tax Consequences of the 2000 Stock Plan for Non-Employee Directors. In general, a participant will recognize ordinary income upon the exercise of a nonqualified stock option in an amount equal to the difference between the option price paid for the shares of common stock and the fair market value of such shares. The participant's basis for capital gains purposes in the shares acquired is equal to the sum of the exercise price paid and the amount taxable as ordinary income. Upon the sale or other disposition of the shares, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss) to the participant, and will be long-term capital gain (or loss) if such shares were held for more than one year after the date of exercise.

   We will be entitled to an income tax deduction that generally corresponds in time and amount to the amount of any ordinary income recognized by a participant, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Code.

Stock Options Granted in March 2000

   In March 2000, as contemplated by the 1997 purchase agreement relating to the sale of debentures and warrants, we granted options to purchase 1,000,000 shares of our common stock to Ms. Mimi Brooks, our President and Chief Executive Officer. These options have an exercise price of $3.35 per share with respect to 500,000 shares and an exercise price of $4.82 per share with respect to the other 500,000. All of these options have a 10-year term and were vested immediately upon grant. The options are non-qualified stock options under the Internal Revenue Code and will result in compensation income to Ms. Brooks at the time of exercise equal to the difference between the exercise price and the fair market value at that date. We will be entitled to a compensation deduction for tax purposes that generally will correspond in time and amount to the income recognized by Ms. Brooks. As described in "Management's Discussion and Analysis of Financial Condition and Results of Operations," these options will also result in compensation expense for financial accounting purposes in the first quarter of fiscal 2000.

401(k) Profit Sharing Plan

   Our 401(k) Profit Sharing plan covers all of our employees. The 401(k) plan is intended to qualify under Section 401(k) of the Code. Consequently, contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan. Further, contributions by us, if any, will be deductible by us when made. Employees may elect to contribute up to 15% of their current compensation to the 401(k) plan, up to the statutorily prescribed annual limit, which was $10,500 in 1999. The 401(k) plan permits, but does not require, additional matching contributions to the 401(k) plan by us on behalf of all participants in the 401(k) plan. In 1999, we contributed $230,400 to the 401(k) plan.

Employee Stock Purchase Plan

   The Board of Directors adopted an Employee Stock Purchase Plan (the "ESPP"), effective immediately prior to the pricing of this offering. The ESPP was
approved by our stockholders on       , 2000. A total of 1,000,000 shares of
our common stock are reserved for issuance under the ESPP. Unless sooner terminated at the discretion of the Board of Directors, the ESPP will terminate on March 31, 2010.

   The ESPP is administered by the Compensation Committee. The Compensation Committee has the authority to interpret the ESPP, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the ESPP.

   The purpose of the ESPP is to provide eligible employees of the Company and designated subsidiaries with an opportunity to purchase common stock through payroll deductions. The ESPP is neither subject to the provisions of ERISA nor qualified under Section 401 of the Internal Revenue Code.

   All employees of the Company and designated subsidiaries are eligible to participate in the ESPP, other than employees whose customary employment is 20 hours or less per week or whose customary employment is for not more than five months in any calendar year.

   A participant in the ESPP may authorize contributions to the plan through salary deductions from base compensation. The amounts so deducted and contributed are applied to the purchase of full shares of common stock during specified offering periods. The purchase price charged to participants for such shares is 85% of the lesser of the fair market value of the shares on the date of purchase or on the first day of the applicable offering period. The fair market value of shares purchased by any employee during any calendar year generally may not exceed $25,000. The initial offering period under the ESPP will begin on the effective date of the plan and end two years later. Subsequent offering periods will begin on each January 1 and July 1 (beginning with July 1, 2000) and also end two years later. Shares will be purchased for participating employees on specified days in each offering period. Shares purchased under the ESPP will be held in separate accounts for each participant. Although the offering periods will overlap, an employee may participate in only one offering period at a time.

   Participants may decrease their payroll deductions at any time but not more than once during any calendar quarter. Participants may increase or decrease their payroll deductions for any subsequent offering period by notifying the ESPP administrator no later than 15 days prior to such offering period. Participants may also withdraw from participation in the ESPP at any time on or prior to the 15th day of the last month of the offering period. If a participant withdraws from the ESPP, any contributions which have not been used to purchase shares will be refunded. A participant who has withdrawn may not participate in the ESPP again until the next offering period.

   In the event of retirement or other termination of employment, any contributions which have not yet been used to purchase shares will be refunded and a certificate issued for the full shares in the participant's account. Alternatively, a participant may elect to have his or her shares sold and the proceeds, less selling expenses, remitted to him or her. In the event of a participant's death, any contributions which have not yet been used to purchase shares and all shares in such participant's account will be delivered to the participant's beneficiary designated in writing and filed with us, or, if no beneficiary has been designated or survives the participant, to the participant's estate.

   The ESPP is intended to qualify under Sections 421 and 423 of the Code. In general, under Section 423, a participant who purchases common stock through the ESPP will not recognize any income, and we will not be entitled to a deduction for tax purposes, at the time of the purchase for the difference between the then fair market value of the common stock and the purchase price (i.e., the discount below fair market value). If the participant holds the common stock until at least two years after the beginning of the offering period and one year after the date of purchase, the participant generally recognizes ordinary taxable income at the time of sale or other taxable disposition of the common stock equal to the lesser of: (i) the amount by which the fair market value of the common stock when granted exceeds the purchase price (i.e., the discount below fair market value); or (ii) the amount, if any, by which the common stock's fair market value at the time of the sale or other taxable disposition exceeds the purchase price. The participant's tax basis in the common stock will be increased by the amount recognized as ordinary income and any further gain recognized on the sale or other taxable disposition will be treated, under current tax rules, as long-term capital gain. In general, we will not be allowed a tax deduction for any income recognized by the employee pursuant to either purchase of the shares or the sale of such shares with respect to any such disposition. However, if the participant disposes of shares of common stock acquired under the ESPP for at least one year after the date of purchase (a "disqualifying disposition"), the participant will recognize compensation income, and we generally will be entitled to a tax deduction equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (i.e., the discount below fair market value) regardless of the amount received by the participant in connection with the disqualifying disposition. The participant's tax basis in the shares disposed of will be increased by the amount recognized as ordinary income and any further gain or loss realized upon the disqualifying disposition will be short-term or long-term capital gain or loss, depending upon the length of time between the purchase and the disqualifying disposition of the shares.

Compensation Committee Interlocks and Insider Participation

   The members of the compensation committee during 1999 were Ms. Brooks and Messrs. Lozier and Mohan. The compensation committee is currently comprised solely of Mr. Pinto. It is anticipated that an additional independent director will be appointed to our board of directors within 90 days of the completion of this offering who will join Mr. Pinto on the Compensation Committee. No executive officer of our company serves on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. For more information about transactions and relationships between us and Ms. Brooks and Messrs. Lozier and Mohan you should see the "--Directors, Executive Officers and Key Employees" and "Related Party Transactions" sections of this prospectus.

                           RELATED PARTY TRANSACTIONS

Investment by Summit, Paul F. Lozier and Samedan, Inc.

 Subordinated Debenture and Warrant Purchase Agreement

   In March 1997, Summit Ventures IV, Summit Investors III, Samedan, Inc., and Mr. Paul F. Lozier (the investors), and Ms. Mimi Brooks and Mr. Darren Bryden (the principal shareholders) entered into a 9% senior subordinated debenture and warrant purchase agreement and related agreements with us. Ms. Brooks is our President and Chief Executive Officer and Chairwoman of our board of directors and held these positions in March 1997. In March 1997, Mr. Bryden served as our Executive Vice President. Mr. Mohan, who is a General Partner of Summit Partners, and Mr. Lozier are currently directors of our company.

   Under the purchase agreement, we agreed to issue and the investors agreed to buy a total of approximately $5.5 million principal amount of 9% senior subordinated debentures due March 2002 and warrants to purchase 2,150,000 shares of our common stock (giving effect to the anti-dilution provisions of the warrant agreement discussed below), for a total consideration of approximately $5.1 million in cash. The proceeds from the sale of the senior subordinated debentures and the warrants were used to provide working capital and to fund business expansion. The purchase agreement contains various financial and negative covenants that restrict our ability to take specified actions. The covenants will no longer apply to us upon consummation of this offering.

 Sale of Senior Subordinated Debentures

   Pursuant to the purchase agreement, on March 19, 1997, we issued approximately $5.5 million aggregate principal amount at maturity of 9% senior subordinated debentures due March 2002. The senior subordinated debentures are junior in right of payment to all senior debt. The senior subordinated debentures bear interest from the date of issuance until the date of payment of principal in full at the rate of 9.0%. Interest is computed on the basis of a 360-day year and the actual number of days elapsed on the unpaid principal amount of senior subordinated debentures. Interest accrues and is compounded annually on the senior subordinated debentures and will be paid upon payment of principal. The net proceeds from the offering of the senior subordinated debentures and warrants accompanying the senior subordinated debentures were approximately $5.1 million after deducting the discount payable to the purchasers and the offering expenses.

   The principal amount of the senior debentures is payable in full on March 19, 2002, but we may prepay the senior subordinated debentures at any time in whole or in installments of $100,000, without premium or penalty. The senior subordinated debentures will be repaid in full with a portion of the proceeds of this offering.

 Warrant Agreement

   Pursuant to the purchase agreement described above, we also entered into a warrant agreement in connection with the issuance to the investors of the warrants to purchase 2,150,000 shares of common stock. The warrant agreement sets forth the provisions of the warrants and the terms and conditions on which the warrants may be issued, exchanged, exercised and replaced. Under the warrant agreement, each warrant certificate entitles the holder to purchase the number of shares of common stock specified on the warrant certificate at a purchase price of $0.01 per share at any time on or after March 20, 1997 and on or before the expiration date, which is April 19, 2004.

   The shares of common stock issuable upon exercise of the warrants are subject to anti-dilution adjustments upon extraordinary distribution of our assets, declaration or payment of a share dividend, combination of its outstanding common stock into a smaller number of shares of common stock, or issuance of any shares of its capital stock in a reclassification of its common stock (including any reclassification in connection with a consolidation or merger in which our company survives). In addition, in the event of a consolidation or merger in which our company does not survive, a liquidating dividend with respect to the common stock or a tender offer or exchange offer with respect to the common stock (other than a tender offer opposed by our board of directors), the warrant holder will have the right to receive the consideration with respect to the shares for which the warrant is exercisable, reduced by the exercise price.

   The holders of the warrants have agreed to exercise all of the warrants upon the completion of this offering. Any warrants not exercised will terminate the first business day following the completion of this offering.

 Shareholders Agreement

   On March 19, 1997, as a condition to the purchase agreement entered into on the same date, we entered into a shareholder agreement with the principal shareholders and investors. The agreement entitles the shareholders to a right of first refusal and a right of participation on transfers by a principal shareholder and preemptive rights to acquire a pro rata share of new securities issued by us. The preemptive rights do not apply to this offering. The parties also agreed to vote all shares owned by them for the election of directors pursuant to the terms of the shareholders agreement.

   In May 2000, Mr. Lozier assigned a warrant exercisable to purchase 28,000 shares of our common stock to the Paul F. Lozier Charitable Remainder Unitrust of 2000. The trust has agreed to be bound by the terms of the shareholders agreement.

   Pursuant to its terms, the shareholders agreement will terminate immediately prior to the consummation of this offering.

 Samedan Engagement Letter

   On March 8, 1997, we entered into an engagement letter with Samedan, Inc. pursuant to which Samedan agreed to act as our financial advisor to assist us in raising capital for a one-year term. Samedan, Inc., which is wholly-owned by Mr. Lozier, was paid a fee of $200,000 in connection with the issuance of the debentures and warrants, $80,000 of which was paid in cash. In consideration of the remaining $120,000 of the fee and a cash payment of $123,402, Samedan received $243,402 principal amount of senior subordinated debentures and Mr. Lozier received warrants to acquire 100,000 shares.

 Registration Rights Agreement

   In connection with the purchase agreement, on March 19, 1997, we entered into a registration rights agreement with Summit Ventures IV, L.P., Summit Investors III, L.P., and Paul F. Lozier to provide these investors with demand and "piggyback" registration rights with respect to shares of common stock issuable upon exercise of the warrants acquired under the purchase agreement or otherwise.

   Registration demand rights granted under the agreement require us, at any time, to register our common stock held by investors in connection with a firm commitment underwriting upon written request by investors that hold in the aggregate at least 25% of our outstanding common stock held by or issuable to all investors party to the agreement, or any lesser percentage if the anticipated aggregate price to the public of the offering would exceed $10 million. Investors meeting these requirements may collectively initiate up to two demand right registrations. After any demand registration request, we are obligated to promptly give written notice of the proposed registration to other investors and use all commercially reasonable efforts to effect the registration of the common stock issuable upon exercise of the warrants. Additional investors may join in the demand registration upon a written request given within 30 days after receipt of the notice from us. The number of securities registered may be limited by the managing underwriter for marketing purposes and, under those circumstances, the number of securities registered will be divided pro rata among all investors that request registration. We are only permitted to include shares held by us or the joining investors in the demand registration if we have the consent of the investors initially requesting registration or if inclusion of the additional shares of common stock will not reduce the number or the offering price of shares to be registered by those investors.

   The investors party to the agreement also have "piggyback" registration rights. If we determine to register any securities on our own account, for security holders or for holders exercising registration rights other than the rights described above, we are obligated to give notice to investors including the number of shares to be registered and the name of the proposed underwriter. Investors will have 20 days from the date of delivery of the written notice to request registration of the common stock issuable upon the exercise of their warrants. We are obligated to use our best efforts to register all securities specified in timely written requests submitted by investors in response to our notice. Any limitation by the underwriter on the number of securities to be registered will first exclude securities not held by investors party to the agreement and their assignees and then exclude securities pro rata based upon the total number of securities held by the holders requesting registration. We are obligated to pay all expenses associated with the registration, except for underwriting discounts and selling commissions, and to keep the holders advised as to initiation and completion of each registration. Expenses payable by the holders will be borne by the holders pro rata on the basis of the number of shares registered by each. The investors have agreed to waive their piggyback registration rights in connection with this offering.

   We are not obligated to effect a registration of securities under the agreement if:

  . we receive a written opinion that registration is not required under the securities laws;

  . we have obtained a no-action letter from the Securities and Exchange Commission stating that registration is not required; or

  . we determine in good faith that use of a prospectus would require disclosure of material information for which we have a bona fide business purpose for preserving as confidential and the securities laws do not otherwise require disclosure of the information.

   The investors party to the agreement are obligated to refrain from selling registrable securities during any period when, and to the same extent that, our officers are restricted in connection with an offering of securities by us.

 Issuance of Junior Subordinated Debentures

   In connection with the sale of the senior subordinated debentures and warrants, we and Logical Design Solutions International, Inc., which was an affiliated company, agreed to convert from a subchapter "S" corporation to a subchapter "C" corporation. Prior to the closing of the sale in connection with the conversion, we issued $1,114,289 aggregate principal amount of 9% junior subordinated debentures due March 2003 to the principal shareholders, an amount representing their retained earnings in the companies. Ms. Brooks received and currently holds $1,073,900 principal amount of the debentures. The terms of the junior subordinated debentures are identical to those of the senior subordinated debentures in all material respects, except that the junior subordinated debentures are payable one year after the senior subordinated debentures and are junior in right of payment to all senior debt, including the senior subordinated debentures. Upon specified events of default, including failure to pay interest or principal when due and failure to perform or observe any of the covenants, under the purchase agreement, and in some cases only with the consent of the holder or holders of greater than 50% of the principal amount of the senior subordinated debentures, the unpaid principal amount and accrued and unpaid interest in the senior and junior subordinated debentures will automatically become due and payable.

   In addition, prior to the closing of the sale, we and Logical Design Solutions International, Inc. distributed to the principal shareholders cash equal to the amount of estimated federal and state income taxes payable by these shareholders for periods prior to the closing date of the sale. In the purchase agreement, the parties agreed that appropriate adjustments would be made in the case of an overdistribution. During 1998, final subchapter "S" tax calculations and income tax returns were prepared and returns filed for us and Logical Design Solutions International, Inc., which resulted in the finalization of taxes payable and earnings available for distribution to the principal shareholders. This resulted in a reclassification of a part of the distributions to the principal shareholders as loans by us to them in amounts equal to the overdistribution, which included accrued interest from the closing date of the sale, as agreed to by us, the principal shareholders and the investors. As a result of the reclassification, Ms. Brooks executed a promissory note to us in the amount of $401,932. The note accrues interest at a 9.0% rate compounded annually. The principal amount of the loan plus accrued interest is due and payable on March 19, 2003. $457,820 of principal and accrued interest was outstanding as of June 30, 2000 on the note from Ms. Brooks.

   The junior subordinated debentures will be repaid in full with a portion of the proceeds of this offering.

Jump! Transaction

   In November 1999, we completed a merger with Jump! Information Technologies, Inc., by exchanging 109,500 shares of our common stock and $525,000 in cash for all of the common stock of Jump!. In addition, Jump!'s options were converted into options to purchase 25,339 shares of our common stock. We incurred acquisition costs of $149,000 and issued 12,671 vested stock options valued at $168,000 associated with the Jump! acquisition, which are included in goodwill. We accounted for this transaction as a purchase.

   Mr. Allan Von Dette and Mr. William Engel, the Jump! shareholders, entered into a shareholders agreement at the time of the acquisition governing their rights and obligations with respect to the shares of common stock held by them and in the escrow account described below. The agreement prohibits either shareholder from selling or transferring any common stock without first giving us and the non-selling shareholders a right of first refusal.

   Under the shareholders agreement, we have agreed to repurchase any shares of a Jump! shareholder whose employment with the firm is terminated. If the termination is a voluntary resignation or an involuntary termination by us with just cause, the repurchase price will be zero based on a termination date prior to January 1, 2000, 25% of the fair market value of our common stock as of the date of the shareholders agreement based on a date of termination from and including January 1, 2000 and prior to March 31, 2000, 50% from and including March 31, 2000 and prior to June 30, 2000, 75% from and including June 30, 2000 and prior to September 30, 2000 and 100% of the fair market value of our common stock as of the date of the shareholders agreement from September 30, 2000. If the employment is terminated for any other reason, we will repurchase the shares for 100% of the fair market value of our common stock as of the date of the shareholders agreement. This agreement will terminate upon the consummation of this offering.

   Of the 109,500 shares issued in the acquisition of Jump!, 68,182 were deposited into an escrow account as security for any general or tax indemnification obligations by the sellers resulting from the acquisition. The general indemnification covers any loss, liability, claim or damage from failure of a representation or warranty or breach of any covenant in the Jump! stock purchase agreement. The tax indemnification will indemnify against liability for the taxes of Jump! for any pre-closing period, including real, personal and intangible property taxes, and any liability of the sellers or persons affiliated with Jump!. The sellers maintain the rights to dividends and voting rights on the shares that are held in the escrow account.

   The escrowed property will not to be distributed until the release of all the escrow property on November 10, 2000. In the event of a merger, however, if we are not the survivor of the merger, then one half of the escrow property will be distributed to the Jump! shareholders, provided the Jump! shareholders are still employed by us.

   In the event of an initial public offering by us prior to termination of the escrow account, the Jump! shareholders are permitted to substitute $75,000 for the escrow shares. Also, if the Jump! shareholders' employment is terminated, we are obligated to repurchase the shares in accordance with the Jump! shareholder agreement, and the Jump! shareholders must deposit up to $75,000 of the proceeds from our repurchase into the escrow account.

   Messrs. Engel and Von Dette are no longer employed by us. We plan to repurchase the 109,500 shares of our common stock which they own pursuant to the terms of the shareholders agreement. The parties are currently in dispute with respect to the calculation of the purchase price. Options exercisable to purchase an aggregate of 18,250 shares issued to Messrs. Engel and Von Dette terminated pursuant to the terms of their employment agreements.

Other Transactions

   During 1998, Mr. Bryden, who was a director of our company, served as our Executive Vice President until January 1999 and is beneficial owner of approximately 6.3% of our outstanding common stock prior to this offering, borrowed a total of $247,100 from us. Mr. Bryden executed a promissory note, dated November 17, 1998, and a mortgage note and second mortgage, each dated June 11, 1998 and each in favor of us. The promissory note is in the amount of $66,100 with interest compounded annually at a rate of 8.5%. Under the mortgage note and second mortgage, Mr. Bryden borrowed $181,000, interest compounded annually at a rate of 8.5%. As security for the payment of the promissory note and second mortgage, Mr. Bryden has executed a stock pledge agreement in favor of us, dated as of June 11, 1998, under which he has pledged all shares of our capital stock owned by him up to a maximum of $250,000 in market value. As of June 30, 2000, $284,832 of principal and accrued interest is outstanding on the loan to Mr. Bryden. In June 2000, Mr. Bryden assigned 280,000 shares of common stock to The Bryden Family Limited Partnership, of which Mr. Bryden is the sole general partner. The Bryden Family Limited Partnership has agreed to be bound by the terms of the stock pledge agreement and the shareholders agreement, dated March 19, 1997, described above.

   In 1999 we were paid fees for professional services rendered to Lehman Brothers Inc., of which one of our directors, Mr. Kevin McGilloway, is Chief Information Officer. We received approximately $100,000 for our services in 1999. As of June 30, 2000, we received over $1 million for our services from Lehman. Furthermore, Lehman is one of the lead underwriters for this offering.

   We may contract or transact with affiliates in the future. Any contemplated contract or transaction with an affiliate will be approved in accordance with Delaware law. The contract or transaction will be approved by the affirmative vote of a majority of disinterested directors, or of shareholders entitled to vote thereon, after disclosure of all material facts of the affiliate's relationship with us and the affiliate's interests in the contract or transaction.

                             PRINCIPAL STOCKHOLDERS

   The following table presents information regarding the beneficial ownership of common stock as of

June 30, 2000 and as adjusted to reflect the sale of common stock in this offering by:

  . each person (or group of affiliated persons) who is the beneficial owner of more than 5% of the outstanding common stock;

  .   each of the named executive officers;

  .   each of our directors; and

  .   all of the executive officers and directors as a group.

   The persons named in this table have sole voting power for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after June 30, 2000, are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each person named below is c/o Logical Design Solutions, Inc., 131 Madison Avenue, Morristown, New Jersey 07960.

   The "Percent of Total After Offering" percentages include 2,150,000 shares issuable upon the exercise of warrants which must be exercised prior to the completion of this offering and assume that the option granted to the underwriters to purchase additional shares is not exercised.

                                                  Number of   Percent of Total
                                                    Shares    -----------------
                                                 Beneficially  Before   After
     Name                                           Owned     Offering Offering
     ----                                        ------------ -------- --------
Mimi Brooks(1).................................    8,065,001    89.8%    55.1%
Summit Partners(2).............................    2,050,000    20.4     15.0
Darren Bryden(3)...............................      785,000     9.8      5.8
E. Bruce Lovenberg(4)..........................       77,500       *        *
David W. Stoltzfus(4)..........................      153,750     1.9      1.1
Thomas Shea(4).................................      115,000     1.4        *
Paul F. Lozier(5)..............................      128,000     1.6        *
Kevin McGilloway(6)............................          --      --       --
Kevin Mohan(7).................................    2,050,000    20.4     15.0
Frank A. Pinto(6)..............................          --      --       --
All executive officers and directors as a group
 (11 persons)..................................   10,601,751    92.1     70.6

--------
 * Less than 1% of the outstanding shares.

(1) Includes 1,000,000 shares of common stock issuable upon the exercise of stock options granted in March 2000. A total of 325,841 of these shares are subject to the underwriters' over-allotment option. Ms. Brooks and her spouse are currently in divorce proceedings in which the parties are contesting their respective shares of their marital estate, which includes the shares of common stock held by Ms. Brooks. See "Selling Stockholders."

(2) Represents 1,947,705 shares of common stock held by Summit Ventures IV, L.P. and 102,295 shares held by Summit Investors III, L.P., issuable upon the exercise of warrants, which are exercisable at any time at the option of the holders. Summit has agreed to exercise these warrants prior to the completion of this offering. A total of 94,547 of these shares are subject to the underwriters' over-allotment option. See "Selling Stockholders." The address of Summit Partners, L.L.C. is 600 Atlantic Avenue, Suite 2800, Boston, MA 02210. Summit Partners, L.L.C., through an investment committee, has voting and dispositive authority over the shares held by Summit Ventures IV, L.P. and Summit Investors III, L.P.
(3) Includes 280,000 shares held by The Bryden Family Limited Partnership, of which Mr. Bryden is the sole general partner. A total of 100,000 shares held by Mr. Bryden in his individual capacity shares are subject to the underwriters' over-allotment option. See "Selling Stockholders." Mr. Bryden's address is 156 Smoke Rise Road, Basking Ridge, NJ 07920.

(4) Represents shares of common stock issuable upon the exercise of stock options.
(5) Includes (a) 72,000 shares of common stock issuable upon the exercise of warrants held by Mr. Lozier in his individual capacity, which are exercisable at any time at the option of the holder, (b) 28,000 shares of common stock issuable upon the exercise of warrants held by the Paul F. Lozier Charitable Remainder Unitrust of 2000 for the benefit of Mr. Lozier and his wife, which are exercisable at any time at the option of the holder and (c) 28,000 shares of common stock issuable upon the exercise of stock options granted in March 2000 to Mr. Lozier in his individual capacity. Mr. Lozier has agreed to exercise his warrants prior to the completion of this offering. A total of 4,612 shares held by Mr. Lozier in his individual capacity are subject to the underwriters' over-allotment option. See "Selling Stockholders." Mr. Lozier's address is 40 Dellwood Drive, Madison, NJ 07940.
(6) Excludes options to purchase 28,000 shares granted upon acceptance of the directorship. The grant of options is contingent upon consummation of the initial public offering and the options are exercisable at the initial public offering price. Options to purchase 7,000 shares are exercisable immediately upon consummation of the offering. The remaining options become exercisable in equal amounts, on each of the first three anniversaries of the grant date.
(7) Represents 1,947,705 shares of common stock held by Summit Ventures IV, L.P. and 102,295 shares held by Summit Investors III, L.P., issuable upon the exercise of warrants, which are exercisable at any time at the option of the holders. Mr. Mohan is (i) a general partner of Stamps, Woodsum & Co. IV, which is the general partner of Summit Ventures IV, L.P. and (ii) a general partner of Summit Investors III, L.P. Mr. Mohan expressly disclaims beneficial ownership of these shares, except as to his proportionate interest in Summit Ventures IV, L.P. and Summit Investors III, L.P. The address of Summit Partners, L.L.C. is 600 Atlantic Avenue, Suite 2800, Boston, MA 02210.

                              SELLING STOCKHOLDERS

   The stockholders named in the following table have granted the underwriters an option to purchase 525,000 additional shares solely to cover over-allotments. The respective number of shares subject to the option by each selling stockholder is set forth opposite their name and assumes that the option is exercised in full. If the underwriters exercise only a portion of the option, the number of shares to be sold by the selling stockholders will be proportionately reduced on a pro rata basis.

   The "Beneficial Ownership After the Offering" share numbers and percentages include 2,150,000 shares issuable upon the exercise of warrants which must be exercised prior to the completion of this offering and assume that the option granted to the underwriters to purchase additional shares is exercised in full.

                                                Shares
                                              to be Sold
                       Beneficial Ownership     in the     Beneficial Ownership
                           Prior to the     Over-Allotment      After the
                           Offering(1)          Option         Offering(1)
                       -------------------- -------------- --------------------
     Name               Number   Percentage                 Number   Percentage
     ----              --------- ----------                --------- ----------
Mimi Brooks(2)........ 8,065,001    89.8%      325,841     7,739,160    52.9%
Summit Partners(3).... 2,050,000    20.4        94,547     1,955,453    14.4
Paul F. Lozier(4).....   128,000     1.6         4,612       123,388     *
Darren Bryden(5)......   785,000     9.8       100,000       685,000     5.0
                                               -------
  Total...............                         525,000
                                               =======

--------
(1) See the footnotes of the table under the heading "Principal Stockholders" for information concerning calculation of the beneficial ownership of each of the selling stockholders.
(2)  Ms. Brooks is our founder, Chief Executive Officer and Chairwoman.
(3)  Summit Partners is affiliated with Kevin Mohan, one of our directors.
(4)  Mr. Lozier is one of our directors.
(5) Mr. Bryden is a former executive and former member of our board of directors.

                          DESCRIPTION OF CAPITAL STOCK

General

   Upon the closing of the offering, our authorized capital stock will consist of 60,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. The following information relates only to our amended and restated certificate of incorporation, which will be adopted prior to the closing of this offering.

Common Stock

   As of the date of this prospectus, there were 7,976,401 shares of common stock outstanding and held of record by 15 stockholders. Based upon the number of shares outstanding as of the date of this prospectus and giving effect to the issuance of 3,500,000 shares of common stock by us in this offering and giving effect to the exercise of our redeemable warrants, there will be 13,626,401 shares of common stock outstanding upon completion of this offering.

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. They do not have cumulative voting rights. As a result, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably, dividends, if any, as the board of directors may declare out of funds legally available, subject to any preferential dividend rights of any then-outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any then-outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. See "-- Preferred Stock."

Preferred Stock

   As of the date of this prospectus, we had no outstanding shares of preferred stock.

   Following the closing of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualification, limitations or restrictions of the shares of any series, including the dividend rights, dividend rates, conversion rights, voting rights, redemption terms and prices, liquidation preferences and the numbers of shares constituting any series. As of the closing of this offering, no shares of preferred stock will be outstanding. Although the ability of the board of directors to designate and issue preferred stock could provide flexibility in possible acquisitions or other corporate purposes, issuance of preferred stock may have adverse effects on the holders of common stock. The effects include:

  . restrictions on dividends on the common stock if dividends on the preferred stock have not been paid;

  . dilution of voting power of the common stock to the extent the preferred stock has voting rights; or

  . deferral of participation in our assets upon liquidation until satisfaction of any liquidation preference granted to holders of the preferred stock.

   In addition, issuance of preferred stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock and accordingly may be used as an "anti-takeover" device. The board of directors, however, currently does not contemplate the issuance of any preferred stock and is not aware of any pending transactions that would be affected by that issuance.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Bylaws and Provisions of Delaware Law

   Our amended and restated certificate of incorporation and bylaws, which will become effective prior to the closing of this offering, and provisions of Delaware corporate law may hinder or delay a third party's attempt to acquire us. They may also make it difficult for the stockholders to remove incumbent management.

   Classified Board of Directors; Removal; Vacancies. Our amended and restated certificate of incorporation divides the board of directors into three classes. The directors in each class serve three-year terms. The directors' terms are staggered by class. Our classified board of directors is intended to provide continuity and stability in the board of director's membership and policies. However, a classified board of directors makes it more difficult for stockholders to change the board of directors' composition quickly. Also, under the amended and restated certificate of incorporation, directors may be removed only for cause by a two-thirds stockholder vote. In addition, a majority of the directors then in office can fill board vacancies and newly created directorships resulting from any increase in the size of the board of directors. This is true even if those directors do not constitute a quorum or if only one director is left in office. These provisions could prevent stockholders, including parties who want to take over or acquire us, from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

   Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our amended and restated bylaws will establish an advance notice procedure regarding nominations of directors by stockholders and other stockholder proposals. The advance notice procedure will not apply to nominations of directors by the board of directors. For matters a stockholder wishes to bring before an annual meeting of stockholders, the stockholder must deliver us notice not less than 60 days nor more than 90 days before the first anniversary of the preceding year's annual meeting of nominations and other business to be brought before a an annual meeting of our stockholders. The stockholder must put information in the notice regarding

  .  the stockholder and its holdings;

  .  the background of any nominee for director;

  . the written consent to being named as a nominee and to serving as a director if elected;

  .  any business desired to be brought before the meeting;

  .  the reasons for conducting the business at the meeting; and

  .  any material interest of the stockholder in the business proposed.

   At a special meeting of stockholders called to elect directors, stockholders can make a nomination only if they deliver to us a notice that complies with the above requirements no later than the tenth day following the day on which public announcement of the special meeting is made. The bylaws could preclude a nomination for the election of directors or the conduct of any business not stated in the notice at a particular meeting if the proper procedures are not followed. This may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

   Special Stockholders' Meetings. Our amended and restated certificate of incorporation and bylaws will permit special meetings of the stockholders to be called only by the board of directors, the Chairperson of the board, the Chief Executive Officer or the President or holders of at least 75% of our securities that are outstanding and entitled to vote in an election of directors.

   Limitations on Stockholder Action by Written Consent. Our amended and restated certificate of incorporation will place limits on the stockholders' ability to act by written consent. Specifically, any action to be taken at a stockholders' meeting may be taken without a meeting only if consented to generally by stockholders having voting power of at least 75% of the voting power of all shares of each class or series entitled to vote on the action.

   Authorized But Unissued Shares. Without stockholder approval, we can issue shares of common stock and preferred stock up to the number of shares authorized for issuance in our amended and restated certificate of incorporation, except as limited by Nasdaq rules. We could use these additional shares for a variety of corporate purposes. These purposes include future securities offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our ability to issue these shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

   Section 203 of Delaware Law. After this offering is completed, Section 203 of the Delaware General Corporation Law will apply to us. This section will prohibit us from engaging in a "business combination" with an "interested stockholder." This restriction will apply for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes (1) mergers, (2) asset sales and (3) other transactions resulting in a financial benefit to an interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of our voting stock. Section 203 could delay, defer or prevent a change in our control. It might also reduce the price that investors might be willing to pay in the future for shares of common stock.

Limitation of Liability and Indemnification Matters

   Our amended and restated certificate of incorporation will provide that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under a provision of Delaware law relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock or (4) for any transaction from which the director derives an improper personal benefit. As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

   Our amended and restated bylaws will provide for the indemnification of directors and officers and any person who is or was serving at our request as a director, officer, employee, partner or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise to the fullest extent authorized by, and subject to the conditions set forth in, the Delaware General Corporation Law against all expenses, liabilities and losses. The indemnification provided under the bylaws will include the right to be paid by us the expenses in advance of any proceeding for which indemnification may be had in advance of its final disposition.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is First Union National Bank.

Listing

   We have applied to have our common stock listed on the Nasdaq National Market under the trading symbol "LDSI."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Sales, or the availability for sale, of substantial amounts of our common stock in the public market could adversely affect our common stock's prevailing market price. Upon completion of this offering, we will have outstanding an aggregate of 13,626,401 shares of our common stock, assuming no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless the shares are purchased by our "affiliates" as that term is defined in Rule 405 under the Securities Act. The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701. These two rules are summarized below. Furthermore, as described below, holders of some of our common stock have rights to have their shares registered and we plan to file a registration statement to cover the shares issued under our option plans.

Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after this offering closes, a person who has beneficially owned common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 136,264 shares of common stock immediately after this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Unless otherwise restricted, these shares may be sold immediately upon the completion of this offering.

Rule 701

   As of June 30, 2000, options to purchase 2,286,900 shares of common stock were outstanding.

   In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase common stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell these shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with some of the restrictions, including the holding period contained in Rule 144.

   The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of these options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and may be sold:

  .  beginning 90 days after the date of this prospectus;

  . by persons other than affiliates subject only to the manner of sale provisions of Rule 144; and

  . by affiliates under Rule 144 without compliance with its one year minimum holding period requirement.

Lock-Up Agreements

   All of our officers and directors, and holders of substantially all of our stock have signed lock-up agreements. Under these agreements, they agreed, among other things, not to transfer or dispose of any shares of common stock, or any securities convertible into shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Salomon Smith Barney Inc. This consent may be given at any time without public notice.

Registration Rights

   Upon completion of this offering, stockholders owning an aggregate of 2,150,000 shares of common stock will have registration rights as to their shares. All of these shares of common stock are subject to lock-up agreements. These stockholders, or their transferees, will be entitled to request that we register their shares and are entitled to piggyback registration rights. See "Related Party Transactions--Registration Rights Agreement." After registration, these shares will be freely tradeable without restriction under the Securities Act, unless the shares are purchased by affiliates.

Stock Plans

   As soon as practicable after this offering, we intend to file registration statements on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under our stock option plans. The registration statements are expected to automatically become effective upon filing. Accordingly, shares registered under these registration statements will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market shortly after this offering closes, and in the case of our officers, directors and stockholders who have entered into lock-up agreements, after the 180-day lock-up agreements expire.

                                  UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the number of shares set forth opposite the name of that underwriter.

                                                                        Number
                                    Name                               of shares
                                    ----                               ---------
      Salomon Smith Barney Inc........................................
      Lehman Brothers Inc.............................................
      SG Cowen Securities Corporation.................................
                                                                       ---------
        Total......................................................... 3,500,000
                                                                       =========

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

   The underwriters, for whom Salomon Smith Barney Inc., Lehman Brothers Inc. and SG Cowen Securities Corporation are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not in excess of $
per share. The underwriters may allow, and the dealers may reallow, a discount
not in excess of $     per share on sales to other dealers. If all the shares
are not sold at the initial offering price, the representatives may change the public offering price and other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

   The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 525,000 additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent this option is exercised, each underwriter will be obligated, subject to some conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

   At our request, the underwriters will reserve up to 5% of the shares of our common stock to be sold in this offering, at the initial public offering price, to our directors, officers and employees, as well as to some of our customers and suppliers. This directed share program will be administered by Salomon Smith Barney Inc. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. We have agreed to indemnify the underwriters against some liabilities and expenses, including liabilities under the Securities Act of 1933, in connection with sales of the directed shares.

   We, our executive officers and directors and holders of substantially all of our existing outstanding shares have agreed that, for a period of 180 days from the date of this prospectus, we will not, without prior written consent of Salomon Smith Barney Inc., dispose of or hedge, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, our common stock. Salomon Smith Barney Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be negotiated among us, the selling stockholders and the representatives. Among the factors to be considered in determining the public offering price will be:

  .  our record of operation;

  .  our current financial condition;

  .  our future prospects;

  .  our markets;

  . the economic conditions in and future prospects for the industry in which we compete;

  .  our management; and

  . currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us.

   The prices at which the shares will sell in the public market after this offering may, however, be lower than the price at which they are sold by the underwriters. Additionally, an active trading market in our common stock may not develop and continue after this offering.

   We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol "LDSI."

   The following table shows the underwriting discount that we and the selling stockholders will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
      Per share.......................................  $            $
        Total.........................................  $            $

   In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchase shares originally sold by that syndicate member.

   Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

   We estimate that our total expenses for this offering, excluding the underwriting discount, will be $1.7 million.

   Lehman Brothers Inc., one of the representatives, is a client of ours and, as of June 30, 2000, we received over $1 million in fees for services rendered to this client. Further, Kevin McGilloway, who was elected in March 2000 to serve as a member of our board of directors, is the Chief Information Officer of Lehman Brothers Inc. Upon Mr. McGilloway's acceptance of his directorship with us, he was granted options to purchase 28,000 shares exercisable at the initial public offering price. The grant of the options is contingent upon consummation of the initial public offering.

   Salomon Smith Barney Inc., one of the representatives, is also one of our clients. As of June 30, 2000, we received approximately $300,000 in fees for services rendered to Salomon Smith Barney.

   The representatives or their respective affiliates may in the future perform various investment banking and advisory services for us from time to time, for which they will receive customary fees. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of business.

   We and the selling stockholders have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

   The validity of the shares of common stock being offered hereby and other legal matters will be passed upon for us by Brown & Wood LLP, New York, New York. Legal matters in connection with the offering will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited the financial statements of Jump! Information Technologies, Inc. as of December 31, 1998 and for the periods from January 1, 1999 to November 9, 1999 and March 6, 1998 (inception) to December 31, 1998 as set forth in their report. We have included these financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1. It includes exhibits and schedules. This prospectus is part of the registration statement. It does not contain all of the information that is in the registration statement. The registration statement contains more information about us and the common stock. Statements contained in this prospectus concerning the provisions of documents filed as exhibits to the registration statement are necessarily summaries which disclose the material terms of such documents. Each of these statements is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. You may read and copy all or any portion of the registration statement at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room's operations. The registration statement is also available to you on the SEC's Internet site (http://www.sec.gov). We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants and make available quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year. These reports are also available to you on the SEC's Internet site.

                         INDEX TO FINANCIAL STATEMENTS

Unaudited Pro Forma Financial Information

Overview..................................................................   F-2
Unaudited Pro Forma Statement of Operations for the year ended December
 31, 1999.................................................................   F-3
Notes to Unaudited Pro Forma Statement of Operations for the year ended
 December 31, 1999........................................................   F-3

Logical Design Solutions, Inc.

Report of Independent Auditors............................................   F-4
Balance Sheets at December 31, 1998 and 1999 and June 30, 2000
 (Unaudited)..............................................................   F-5
Statements of Operations for each of the three years in the period ended
 December 31, 1999 and the six months ended June 30, 1999 and 2000
 (Unaudited)..............................................................   F-6
Statements of Changes in Stockholders' Equity (Deficiency) for each of the three years in the period ended December 31, 1999 and the six months
 ended June 30, 2000 (Unaudited)..........................................   F-7
Statements of Cash Flows for each of the three years in the period ended
 December 31, 1999 and the six months ended June 30, 1999 and 2000
 (Unaudited)..............................................................   F-8
Notes to Financial Statements.............................................  F-10

Jump! Information Technologies, Inc.

Report of Independent Auditors............................................  F-25
Balance Sheet at December 31, 1998........................................  F-26
Statements of Income for the period from March 6, 1998 (inception) to
 December 31, 1998 and
 January 1, 1999 to November 9, 1999......................................  F-27
Statements of Cash Flows for the period from March 6, 1998 (inception) to
 December 31, 1998 and January 1, 1999 to November 9, 1999................  F-28
Notes to Financial Statements.............................................  F-29

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   The following unaudited pro forma statement of operations for the year ended December 31, 1999 set forth below presents our results of operations for 1999 as if the acquisition of Jump! Information Technologies, Inc. on November 10, 1999 had occurred at January 1, 1999. The unaudited pro forma statement of operations for the fiscal year ended December 31, 1999 combines, with appropriate adjustments, our audited results of operations for our year ended December 31, 1999 and the audited results of operations of Jump! for the period ended November 10, 1999.

   The unaudited pro forma statement of operations has been prepared on the basis of preliminary assumptions and estimates. The unaudited pro forma statement of operations may not be indicative of the results of operations that would have been achieved if the acquisition of Jump! Information Technologies, Inc. had been effected on the date indicated or which may be achieved in the future. The unaudited pro forma statement of operations and notes thereto should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements of Logical Design Solutions and Jump! Information Technologies, Inc., all included elsewhere in this prospectus.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

                                           Jump! Actual
                                           (January 1,
                                              1999-
                                    LDS    November 9,   Pro Forma      LDS
                                  Actual     1999)(1)   Adjustments  Pro Forma
                                  -------  ------------ -----------  ---------
                                   (in thousands, except per share amounts)
Statement of Operations Data:
Revenue.......................... $15,839     $2,101       $ --       $17,940
Cost of revenue..................   7,541      1,106         --         8,647
                                  -------     ------       -----      -------
  Gross profit...................   8,298        995         --         9,293
                                  -------     ------       -----      -------
Operating expenses:
  Selling, general and
   administrative................   6,978        801         --         7,779
  Depreciation and amortization..     942         13         205(2)     1,160
  Stock-based compensation.......   1,077        --          --         1,077
                                  -------     ------       -----      -------
    Total........................   8,997        814         205       10,016
                                  -------     ------       -----      -------
Income (loss) from operations....    (699)       181        (205)        (723)
Increase in market value of
 redeemable warrants.............  (7,505)       --          --        (7,505)
Interest expense, net............  (1,163)       --          --        (1,163)
Interest income..................     201          3         --           204
Other income.....................      20          5         --            25
                                  -------     ------       -----      -------
Income (loss) before income
 taxes...........................  (9,146)       189        (205)      (9,162)
Income tax provision (benefit)...    (202)        72         (21)(3)     (151)
                                  -------     ------       -----      -------
Net income (loss)................ $(8,944)    $  117       $(184)     $(9,011)
                                  =======     ======       =====      =======
Basic net income (loss) per
 common share.................... $ (1.14)       --          --       $ (1.13)
                                  =======     ======       =====      =======
Diluted net income (loss) per
 common share.................... $ (1.14)       --          --       $ (1.13)
                                  =======     ======       =====      =======
Weighted average common shares
 outstanding.....................   7,868        --           94(4)     7,962
                                  =======     ======       =====      =======
Weighted average common shares
 and common share equivalents....   7,868        --           94(4)     7,962
                                  =======     ======       =====      =======

--------
Notes to Unaudited Pro Forma Statement of Operations

(1) In November 1999, Logical Design Solutions, Inc. ("LDS" or the "Company") acquired 100% of the outstanding stock of Jump! Information Technologies, Inc. ("Jump!"), a publishing and information services e-business solutions provider located in Chantilly, Virginia, for a purchase price of approximately $842,000 that consisted of (i) $525,000 of cash, (ii) $167,000 relating to 12,671 vested stock options and (iii) $149,000 in closing costs. The Company also issued 109,500 shares of common stock in connection with this acquisition. The fair value of the total assets and total liabilities related to this acquisition was $578,000 and $452,000, respectively, and goodwill amounted to $715,000. Goodwill is being amortized over an estimated useful life of three years.

    The Company accounted for the above acquisition as a purchase. Accordingly, the acquired assets and liabilities assumed have been recorded at their estimated fair values at the date of acquisition. The results of operations of the acquired business is included in the Company's results of operations from the acquisition date.

(2) To record amortization expense related to goodwill for January 1, 1999 through November 9, 1999.

(3) To adjust the benefit for income taxes as if Jump! was acquired on January 1, 1999.

(4) To adjust the weighted average common shares outstanding as if the stock issued in connection with the acquisition had been issued on January 1, 1999.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Logical Design Solutions, Inc.

   We have audited the accompanying balance sheets of Logical Design Solutions, Inc. (the "Company") as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Logical Design Solutions, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Metropark, New Jersey                     /s/ Ernst & Young LLP
February 17, 2000, except for Note 17

as to which the date is July 3, 2000

                         LOGICAL DESIGN SOLUTIONS, INC.

                                 BALANCE SHEETS

          (Pro forma information and information as of and relating to the six months ended June 30, 2000 is unaudited)

                                 December 31
                           ------------------------
                                                                   June 30, 2000
                                                       June 30,      Pro Forma
                              1998         1999          2000        (Note 16)
                           -----------  -----------  ------------  -------------
Assets
Current assets:
  Cash and cash
   equivalents...........  $ 3,509,742  $ 1,432,005  $  2,167,127  $  2,188,627
  Accounts receivable,
   less allowance for
   doubtful accounts of
   $215,566 in 1998 and
   $50,000 in 1999 and
   2000..................    2,758,373    5,529,901     8,224,223     8,224,223
  Unbilled engagement
   revenues..............       17,365      287,174       107,554       107,554
  Prepaid expenses and
   other.................      101,041      125,487     1,417,345     1,417,345
  Refundable income
   taxes.................      375,000      309,137           --            --
  Deferred income taxes..      107,200       40,608           --            --
                           -----------  -----------  ------------  ------------
    Total current
     assets..............    6,868,721    7,724,312    11,916,249    11,937,749
Property and equipment,
 net.....................    2,527,933    2,554,171     3,955,429     3,955,429
Deferred financing costs,
 net of accumulated
 amortization of
 $134,726, $212,509, and
 $250,571 in 1998, 1999
 and 2000, respectively..      245,888      168,105       130,043       130,043
Loans to stockholders....      653,801      711,346       742,653       742,653
Deferred income taxes....          --        43,348           --            --
Goodwill, net of
 accumulated amortization
 of $33,342 and $153,327
 in 1999 and 2000,
 respectively............          --       682,572       566,396       566,396
Other assets.............       55,550      167,420       152,821       152,821
                           -----------  -----------  ------------  ------------
                           $10,351,893  $12,051,274  $ 17,463,591  $ 17,485,091
                           ===========  ===========  ============  ============
Liabilities and
 stockholders' equity
 (deficiency)
Current liabilities:
  Capital lease
   obligations--current..  $    70,473  $    75,703  $     78,461  $     78,461
  Accounts payable.......      149,124      448,465     1,329,309     1,329,309
  Accrued expenses.......      720,443    1,467,361     3,287,576     3,287,576
  Unearned engagement
   revenues..............      487,075      305,995       650,018       650,018
  Deferred income taxes--
   current...............      114,700       48,863           --            --
                           -----------  -----------  ------------  ------------
    Total current
     liabilities.........    1,541,815    2,346,387     5,345,364     5,345,364
Senior Subordinated
 Debentures (redemption
 value of $7,048,803 at
 December 31, 1999 and
 $7,365,999 at June 30,
 2000)...................    4,399,599    5,424,063     6,040,450     6,040,450
Junior Subordinated
 Debentures--Related
 Parties.................    1,301,114    1,417,902     1,481,707     1,481,707
Capital lease
 obligations.............      274,921      199,219       159,286       159,286
Deferred income taxes....          --        36,386           --            --
Other liabilities........      192,000      156,217       130,716       130,716
Redeemable warrants......    2,926,381   10,431,337    14,183,815           --
Stockholders' equity
 (deficiency):
  Common stock, no par
   value in 1998 and
   1999, $.01 par value
   at June 30, 2000;
   15,000,000 shares
   authorized, 7,850,001,
   7,969,801, and
   7,976,401 shares
   issued and outstanding
   at December 31, 1998
   and 1999, and June 30,
   2000, respectively
   (10,126,401 on a pro
   forma basis)..........       40,543    6,713,082        79,764       101,264
  Additional paid-in
   capital...............          --           --     19,103,009    47,053,009
  Deferred stock
   compensation..........          --    (5,404,671)   (3,633,668)   (3,633,668)
  Accumulated deficit....     (324,480)  (9,268,648)  (25,426,852)  (39,193,037)
                           -----------  -----------  ------------  ------------
    Total stockholders'
     equity
     (deficiency)........     (283,937)  (7,960,237)   (9,877,747)    4,327,568
                           -----------  -----------  ------------  ------------
                           $10,351,893  $12,051,274  $ 17,463,591  $ 17,485,091
                           ===========  ===========  ============  ============

                            See accompanying notes.

                         LOGICAL DESIGN SOLUTIONS, INC.

                            STATEMENTS OF OPERATIONS

          (Pro forma information and information as of and relating to the six months ended June 30, 1999 and 2000 is unaudited)

                                                                       Six Months Ended
                                Year Ended December 31                     June 30
                          -------------------------------------  ------------------------------
                             1997         1998         1999         1999          2000
                          -----------  -----------  -----------  -----------  ------------
Revenue.................  $11,052,478  $11,329,920  $15,839,348   $6,598,550  $ 16,668,106
Cost of revenue.........    4,377,578    5,562,159    7,541,531    3,165,160     6,269,411
                          -----------  -----------  -----------  -----------  ------------
Gross profit............    6,674,900    5,767,761    8,297,817    3,433,390    10,398,695

Operating expenses:
 Selling, general and
  administrative........    3,490,688    4,767,329    6,977,744    3,031,370     6,464,633
 Depreciation and
  amortization..........      335,886      653,275      942,131      458,533       697,616
 Stock-based
  compensation..........                              1,077,037       81,659    14,225,072
                          -----------  -----------  -----------  -----------  ------------
                            3,826,574    5,420,604    8,996,912    3,571,562    21,387,321
                          -----------  -----------  -----------  -----------  ------------
Income (loss) from
 operations.............    2,848,326      347,157     (699,095)    (138,172)  (10,988,626)
Other income (expense):
 Increase in market
  value of redeemable
  warrants..............     (288,048)    (366,333)  (7,504,956)  (3,519,939)   (3,752,478)
 Interest expense.......     (667,527)    (984,880)  (1,163,918)    (582,512)     (689,632)
 Interest income........      157,308      260,890      201,374      111,232        87,325
 Other..................       11,481       14,131       20,071        3,902        10,207
                          -----------  -----------  -----------  -----------  ------------
                             (786,786)  (1,076,192)  (8,447,429)  (3,987,317)   (4,344,578)
                          -----------  -----------  -----------  -----------  ------------
Income (loss) before
 income taxes...........    2,061,540     (729,035)  (9,146,524)  (4,125,489)  (15,333,204)
Provision (benefit) for
 income taxes...........      465,000     (115,097)    (202,356)    (101,012)      825,000
                          -----------  -----------  -----------  -----------  ------------
Net income (loss).......  $ 1,596,540  $  (613,938) $(8,944,168) $(4,024,477) $(16,158,204)
                          ===========  ===========  ===========  ===========  ============
Basic net income (loss)
 per common share.......  $       .20  $      (.08) $      1.14) $     (0.51) $      (2.03)
                          ===========  ===========  ===========  ===========  ============
Diluted net income
 (loss) per common
 share..................  $       .17  $      (.08) $     (1.14) $     (0.51) $      (2.03)
                          ===========  ===========  ===========  ===========  ============
Weighted-average common
 shares outstanding.....    7,850,001    7,850,023    7,867,786    7,850,615     7,975,494
                          ===========  ===========  ===========  ===========  ============
Weighted-average common
 shares and common share
 equivalents............    9,532,262    7,850,023    7,867,786    7,850,615     7,975,494
                          ===========  ===========  ===========  ===========  ============
Supplemental pro forma net loss, per share and
 share data:
Pro forma net loss...............................   $    (1,439)              $    (12,406)
                                                    ===========               ============
Pro forma net loss per share.....................   $     (0.14)              $      (1.23)
                                                    ===========               ============
Pro forma weighted average common shares
 outstanding.....................................    10,017,786                 10,125,494
                                                    ===========               ============


                            See accompanying notes.

                         LOGICAL DESIGN SOLUTIONS, INC.

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

    (Information as of and relating to the six months ended June 30, 2000 is unaudited)

                                                                                  Retained        Total
                                  Common Stock       Additional     Deferred      Earnings    Stockholders'
                              ---------------------    paid-in       Stock      (Accumulated      Equity
                               Shares     Amount       capital    Compensation    Deficit)     (Deficiency)
                              --------- -----------  -----------  ------------  ------------  -------------
Balance, January 1, 1997....  7,850,001 $    39,348  $       --   $       --    $  2,217,539  $  2,256,887
  Distributions to
   stockholders.............                                                      (3,824,237)   (3,824,237)
  Net income................                                                       1,596,540     1,596,540
                              --------- -----------  -----------  -----------   ------------  ------------
Balance, December 31, 1997..  7,850,001      39,348          --           --         (10,158)       29,190
  Distributions to
   stockholders.............                                                         (44,348)      (44,348)
  Reclassification of
   distributions............                                                         343,964       343,964
  Stock options exercised...        500       1,195          --                                      1,195
  Net loss..................                                                        (613,938)     (613,938)
                              --------- -----------  -----------  -----------   ------------  ------------
Balance, December 31, 1998..  7,850,501      40,543          --           --        (324,480)     (283,937)
  Issuance of common stock
   and vested stock options
   in connection with
   acquisition..............    109,500   1,897,737          --    (1,297,600)                     600,137
  Stock options exercised...      9,800      23,194          --                                     23,194
  Compensatory stock option
   grants...................              4,751,608          --    (4,107,071)                     644,537
  Net loss..................                                                      (8,944,168)   (8,944,168)
                              --------- -----------  -----------  -----------   ------------  ------------
Balance, December 31, 1999..  7,969,801 $ 6,713,082          --   $(5,404,671)  $ (9,268,648) $ (7,960,237)
  Recapitalization..........             (6,633,384)   6,633,384
  Stock options exercised...      6,600          66       15,556                                    15,622
  Amortization of deferred
   stock compensation.......                                        1,774,892                    1,774,892
  Change in vesting
   schedules of common stock
   issued in connection with
   acquisition..............                            (216,262)     432,525                      216,263
  Compensatory stock option
   grants ..................                          12,888,867     (564,582)                  12,324,285
  Cancellation of unvested
   stock options............                            (218,536)     128,168                      (90,368)
  Net loss..................                                                     (16,158,204)  (16,158,204)
                              --------- -----------  -----------  -----------   ------------  ------------
Balance, June 30, 2000......  7,976,401      79,764  $19,103,009  $(3,633,668)  $(25,426,852) $ (9,877,747)
                              ========= ===========  ===========  ===========   ============  ============

                          See accompanying notes.

                         LOGICAL DESIGN SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                       (Information as of and relating to

         the six months ended June 30, 1999 and 2000 is unaudited)

                               Year Ended December 31            Six Months Ended June, 30
                         -------------------------------------  ------------------------------
                            1997         1998         1999         1999          2000
                         -----------  -----------  -----------  -----------  ------------
Cash flows from
 operating activities:
 Net income (loss)...... $ 1,596,540  $  (613,938) $(8,944,168) $(4,024,477) $(16,158,204)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
  Depreciation..........     268,855      474,067      647,728      328,003       422,198
  Amortization..........      67,031      179,208      294,403      130,530       275,418
  Deferred income
   taxes................     150,000     (147,200)     (50,356)         --         (1,293)
  Accretion to
   redemption value--
   Senior Debentures....     147,278      265,209      384,863      192,431       267,695
  Accrued interest--
   Senior Debentures....     392,101      533,954      582,011      291,006       317,196
  Accrued interest--
   Junior Debentures....      79,394      107,431      116,788       58,394        63,805
  Accrued interest--
   loans to
   stockholders.........                  (62,737)     (57,545)     (28,772)      (31,307)
  Amortization of
   original issuance
   discount--Senior
   Debentures...........      47,000       42,155       57,590       28,795        31,496
  Stock-based
   compensation.........                             1,077,037       81,659    14,225,072
  Accretion of
   redeemable warrants..     288,048      366,333    7,504,956    3,519,939     3,752,478
  Other.................                   (2,449)      (6,050)         --            --
  Changes in operating
   assets and
   liabilities, net of
   effects of business
   acquisition:
   Accounts receivable,
    net.................  (1,249,285)     164,323   (2,509,417)  (1,039,885)   (2,694,322)
   Unbilled project
    revenues............       8,952       (8,559)    (269,809)    (495,737)      179,620
   Prepaid expenses and
    other...............     (31,268)     (41,255)     (24,446)        (747)   (1,291,858)
   Refundable income
    taxes...............                 (375,000)      65,863      123,690       309,137
   Other assets.........       1,683      (12,968)       5,220        4,645        14,599
   Accounts payable.....     399,017     (341,994)     228,185      158,874       880,844
   Accrued expenses.....      32,296      273,931      157,325       (4,091)    1,354,149
   Unearned project
    revenues............     209,262     (396,490)    (358,157)     (16,702)      344,023
   Accrued payroll and
    related expenses....     173,422      123,492      283,407       42,756       466,066
   Income taxes
    payable.............     (36,385)     (13,615)         --           --            --
   Other liabilities....                               (39,971)     (19,647)      (25,501)
                         -----------  -----------  -----------  -----------  ------------
Net cash provided by
 (used in) operating
 activities.............   2,543,941      513,898     (854,543)    (669,336)    2,701,311
Cash flows from
 investing activities:
 Proceeds from sale of
  fixed assets..........                   17,156                       --            --
 Purchases of property
  and equipment.........    (746,886)  (1,785,501)    (682,532)    (237,241)   (1,940,827)
 Business acquisition,
  net of cash acquired..                              (493,384)         --         (3,809)
                         -----------  -----------  -----------  -----------  ------------
Net cash used in
 investing activities...    (746,886)  (1,768,345)  (1,175,916)    (237,241)   (1,944,636)
Cash flows from
 financing activities:
 Issuance of Senior
  Debentures and
  redeemable warrants...   5,123,902                                    --            --
 Deferred financing
  costs.................    (257,339)      (3,275)                      --            --
 Payments on notes
  payable...............      (8,321)      (2,080)                      --            --
 Payments on capital
  lease obligations.....     (10,327)     (44,256)     (70,472)     (34,606)      (37,175)
 Distributions to
  stockholders..........  (2,895,948)     (44,348)                      --            --
 Proceeds from exercise
  of stock options......                    1,195       23,194        3,767        15,622
 Loans to stockholders..                 (247,100)                      --            --
                         -----------  -----------  -----------  -----------  ------------
Net cash provided by
 (used in) financing
 activities.............   1,951,967     (339,864)     (47,278)     (30,839)      (21,533)
                         -----------  -----------  -----------  -----------  ------------
Net (decrease) increase
 in cash and cash
 equivalents............   3,749,022   (1,594,311)  (2,077,737)    (937,416)      735,122
Cash and cash
 equivalents, beginning
 of year................   1,355,031    5,104,053    3,509,742    3,509,742     1,432,005
                         -----------  -----------  -----------  -----------  ------------
Cash and cash
 equivalents, end of
 year................... $ 5,104,053  $ 3,509,742  $ 1,432,005  $ 2,572,326  $  2,167,127
                         ===========  ===========  ===========  ===========  ============

                            See accompanying notes.

                         LOGICAL DESIGN SOLUTIONS, INC.

 (Information as of and relating to the six months ended June 30, 1999 and 2000 is unaudited)

                                                              Six Months Ended
                                   Year Ended December 31         June 30
                                ---------------------------- ------------------
                                  1997     1998      1999     1999    2000
                                -------- -------- ---------- ------- ------
Supplemental cash flow
 disclosures:
 Income taxes paid............. $351,000 $420,717 $    7,306 $   --  $  --
                                ======== ======== ========== ======= ======
 Interest paid................. $  1,306 $ 29,585 $   22,667 $11,886 $9,440
                                ======== ======== ========== ======= ======
Non-cash financing activities:
 Issuance of Senior
  Subordinated Debentures and
  redeemable warrants in lieu
  of financial advisory fees... $120,000 $    --  $      --  $   --  $  --
                                ======== ======== ========== ======= ======
 Capital lease obligations..... $    --  $389,650 $      --  $   --  $  --
                                ======== ======== ========== ======= ======
 Reclassification of
  distributions to stockholders
  to loans to stockholders..... $    --  $343,964 $      --  $   --  $  --
                                ======== ======== ========== ======= ======
 Issuance of common stock and
  vested stock options in
  connection with business
  acquisition.................. $    --  $    --  $1,897,737 $   --  $  --
                                ======== ======== ========== ======= ======



                            See accompanying notes.

                         LOGICAL DESIGN SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

  (Pro forma information and information as of and relating to the six months ended June 30, 1999 and 2000 is unaudited)


1. Basis of Presentation and Summary of Significant Accounting Policies

Description of Business and Organization

   Logical Design Solutions, Inc. ("LDS" or the "Company") is a professional services provider of e-business solutions primarily to Fortune 500 companies. The Company advises its clients on e-business strategies and designs and implements customized, complex e-business solutions. LDS focuses on providing its services in the following targeted industries: communications, financial services, healthcare, manufacturing and publishing.

   Prior to the investment and restructuring discussed in Note 2 and through December 31, 1997, LDS and an affiliated company known as Logical Design Solutions International, Inc. ("LDSI") provided the above services. Both LDS and LDSI were controlled by a common majority stockholder. Effective December 31, 1997 and as contemplated in the March 1997 investment (see Note 2), LDSI merged with and into LDS and LDSI ceased to exist. Pursuant to that merger, the 100 shares of LDSI common stock issued and outstanding, which were held by the majority stockholder of LDS, were converted into one share of common stock of the Company. The accompanying 1997 statements of operations and cash flows of the Company include the 12 month results of operations of LDS and LDSI on a combined basis.

   In November 1999, the Company acquired 100% of the outstanding capital stock of Jump! Information Technologies, Inc. ("Jump!") (see Note 3). In December 1999, Jump! was merged into the Company, with the Company being the surviving corporation.

Interim Financial Statements

   The accompanying unaudited interim financial statements as of June 30, 2000 and for each of the six month periods ended June 30, 1999 and 2000 include all adjustments which, in the opinion of management, are necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the periods presented. All such adjustments are of a normal recurring nature. The results of the Company's operations for the six months ended June 30, 1999 and 2000 are not necessarily indicative of the results of operations for a full fiscal year.

Management Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

   The Company considers all highly liquid short-term investments with original maturities of 90 days or less to be cash equivalents. Cash and equivalents include funds held in a money manager investment account. The amounts invested in this manner, the cost of which approximates market, were approximately $3,100,000 and $1,137,000 at December 31, 1998 and 1999, respectively.

                         LOGICAL DESIGN SOLUTIONS, INC.

  (Pro forma information and information as of and relating to the six months ended June 30, 1999 and 2000 is unaudited)

Property and Equipment

   Property and equipment are recorded at cost. Depreciation is recorded using the straight- line method based on the estimated useful lives of the assets.

Deferred Financing Costs

   Costs incurred in connection with the issuance of the Senior Debentures (as defined below) have been deferred and are being amortized over the life of the related debt.

Revenue Recognition

   In accordance with Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts," the Company uses the percentage-of-completion method of reporting revenues for fixed-fee engagements in progress measured by the percentage of costs incurred to date to estimated total costs for each project. Under this method, engagement revenues are recorded based upon the estimated stage of completion of each engagement. Under retainer-based engagements, clients are invoiced an equal amount on a monthly basis over the term of the contract for the core engagement team. The retainer agreements also provide for additional staff to be added to the engagement on an as-needed basis. Fees associated with the additional staff are recorded on a time and materials basis. Under time and materials basis contracts, revenue is recognized as services are provided. Reimbursable engagement costs are excluded from revenue as the Company incurs these costs on behalf of its customers. Revenue from maintenance agreements are recognized ratably over the terms of the agreements. Maintenance revenue totaling approximately $225,000, $246,000 and $220,000 in 1997, 1998 and 1999,
respectively, is included in revenues.

   Projected or realized losses under contracts are provided for in the period when the losses are first determined.

   Unbilled engagement revenues represent engagement revenues recognized in excess of amounts billed. Billings in excess of revenue recognized are classified as unearned engagement revenues.

   The Company's normal and customary business practice is to provide its clients, prior to commencing an engagement, with a statement of work, the terms of which are agreed to by its clients either orally or in writing. After acceptance by the client of the statement of work, which the Company believes to be a binding agreement with its client, the Company will render services and related invoices. If the client terminates an engagement, the statement of work specifies that the client must pay for all services rendered prior to termination. As the Company continues to render services over a number of statements of work, the Company and the client may negotiate an umbrella arrangement in the form of a services agreement which generally provides more detailed terms that apply to multiple projects, including provisions regarding warranties, indemnification, insurance, intellectual property rights, rights to audit, non-solicitations and other terms and conditions.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101, or SAB 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The SEC subsequently issued SAB 101A which delayed the implementation date of certain provisions of SAB 101. The Company adopted SAB 101 in the second quarter of 2000. The adoption of SAB 101 did not have an effect on the Company's historical revenue recognition.

                        LOGICAL DESIGN SOLUTIONS, INC.

  (Pro forma information and information as of and relating to the six months ended June 30, 1999 and 2000 is unaudited)


Income Taxes

   Deferred income taxes are provided for differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

   Prior to March 19, 1997, LDS elected to be taxed under the provisions of Subchapter "S" of the Internal Revenue Code (Subchapter "S"). Under those provisions, LDS did not pay federal corporate income taxes on its taxable income. Instead, the Company's stockholders were liable for individual federal income tax on the Company's taxable income. Effective March 19, 1997, LDS became taxable under the provisions of Subchapter "C" of the Internal Revenue Code (Subchapter "C") (see Note 2). Effective December 31, 1997, LDSI, which previous to that date was taxed under the provisions of Subchapter "S", became taxable under the provisions of Subchapter "C" .

Concentrations of Credit Risk

   The Company is engaged in providing e-business solutions primarily to Fortune 500 companies. The Company performs ongoing, informal credit evaluations of its customers' financial condition and requires no collateral from its customers. The Company maintains an allowance for potential credit losses, when necessary. Historically, those losses have been within management's expectations. During the years ended December 31, 1997, 1998 and 1999, the Company wrote off $16,460, $0, and $215,566, respectively, of accounts receivable and increased the allowance for doubtful accounts by $36,460, $215,566 and $50,000, respectively.

   In 1997 and 1998, the Company's two largest clients accounted for approximately 66% and 73% of total revenue and 55% and 66% of total accounts receivable, respectively. In 1999, the Company's three largest clients accounted for approximately 64% and 61% of total revenue and total accounts receivable, respectively. Individual customers who accounted for 10% or more of the Company's total revenue and the corresponding industry classification are as follows:

                                          Percentage of
                                          Total Revenue
                                          For Year Ended
            Customer      Industry         December 31,
            -------- -----------------    --------------
                                          1997 1998 1999
                                          ---- ---- ----
               A     Communications       42%  47%  24%
               B     Manufacturing        24%  26%  28%
               C     Financial Services   --   --   12%

   The Company periodically has cash balances in excess of Federal Deposit Insurance Corporation limits.

Research and Development Costs

   Research and development expenditures are charged to operations as incurred. To date, substantially all research and development activities of the Company have been pursuant to customer engagements and, accordingly, have been expensed as a cost of the engagements.

                         LOGICAL DESIGN SOLUTIONS, INC.

  (Pro forma information and information as of and relating to the six months ended June 30, 1999 and 2000 is unaudited)

Goodwill

   Goodwill represents the excess of cost over the fair value of the net assets acquired and is being amortized on a straight-line basis over an estimated useful life of three years. Management periodically evaluates the recoverability of goodwill by comparing anticipated undiscounted future cash flows from operations to the carrying value of the goodwill. Should the evaluation indicate that the goodwill is not recoverable, an adjustment would be recorded.

Impairment of Long-Lived Assets

   The Company applies Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Management periodically evaluates whether events or circumstances have occurred that indicate that the remaining estimated useful lives of property and equipment, other identifiable intangible assets and goodwill may warrant revision or that remaining balances may not be recoverable.

Stock-Based Compensation

   As permitted by Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation ("FAS 123"), which establishes a fair value based method of accounting for stock-based compensation plans, the Company has elected to follow Accounting Principal Board Opinion No. 25 Accounting for Stock Issued to Employees ("APB 25"), for recognizing stock-based compensation expense for financial statement purposes. Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price.

Fair Value of Financial Instruments

   The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

   The fair value of each of the following instruments approximates their carrying value because of the short maturity of these instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities. The carrying values of capital lease obligations and junior subordinated debentures approximate fair value since the related interest rates approximate rates currently available to the Company. The carrying value of senior subordinated debentures is based upon relative fair values of the debentures and the warrants at date of issuance with accretion to face value through the scheduled redemption date. (See Note 6 regarding redemption values which approximates fair value.) The fair value of the redeemable warrants is based upon an independent valuation. (See Note 13.)

Earnings Per Share

   Basic and diluted earnings per share are calculated in accordance with Financial Accounting Standards Board Statement No. 128, Earnings Per Share ("FAS 128"). All earnings per share amounts for all periods have been presented to conform to the requirements of FAS 128.

Supplemental pro forma net loss and pro forma net loss per share

   Supplemental pro forma net loss and pro forma net loss per share data have been calculated assuming that the redeemable warrants were exercised on January 1, 1999.

                         LOGICAL DESIGN SOLUTIONS, INC.

  (Pro forma information and information as of and relating to the six months ended June 30, 1999 and 2000 is unaudited)


Comprehensive Income

   No statement of comprehensive income has been included in the accompanying financial statements since there are no differences to be reported from the accompanying statements of operations or stockholders' equity.

Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including some derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the FASB approved SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not currently engage in derivative activity and does not expect the adoption of this standard to have a material effect on its results of operations, financial position or cash flows.

2. Investment and Restructuring

   In March 1997, LDS effected a restructuring (the "Restructuring") in connection with the issuance of Senior Subordinated Debentures (see Note 6) and Warrants to purchase common stock to certain investment funds of a venture capital group and other investors (collectively, the "Investors") (see Notes 1, 10 and 13). In connection with the Restructuring, effective March 19, 1997, LDS converted from a Subchapter "S" Corporation to a Subchapter "C" Corporation for income tax purposes.

3. Business Combination

   In November 1999, the Company acquired 100% of the outstanding stock of Jump! Information Technologies, Inc., a publishing and information services e-business solutions provider located in Chantilly, Virginia, for a purchase price of approximately $842,000 that consisted of (i) $525,000 of cash, (ii) $168,000 of vested stock options (12,671 vested stock options were issued) and
(iii) $149,000 in closing costs. The Company also issued 109,500 shares of common stock in connection with this acquisition. The fair value of the total assets and total liabilities related to this acquisition was $578,000 and $452,000, respectively, and goodwill amounted to approximately $715,000.

   The Company accounted for the above acquisition as a purchase. Accordingly, the acquired assets and liabilities assumed have been recorded at their estimated fair values at the date of acquisition. The results of operations of the acquired business are included in the Company's results of operations from the acquisition date.

   In connection with the Jump! acquisition, the Company issued 109,500 shares of its common stock to the former Jump! shareholders and entered into a shareholders agreement with them governing their rights and obligations with respect to the 109,500 shares held by them. Under the shareholders' agreement, the Company will repurchase any shares of a Jump! shareholder whose employment with the Company is terminated. If the termination is a voluntary resignation or an involuntary termination by the Company with just cause, the repurchase price will be zero if the termination occurs prior to January 1, 2000, 25% of the fair market value of the Company's common stock as of the date of the shareholders agreement based on a date of termination from and including January 1, 2000 but prior to March 31, 2000, 50% from and including March 31, 2000 and prior

                         LOGICAL DESIGN SOLUTIONS, INC.

  (Pro forma information and information as of and relating to the six months ended June 30, 1999 and 2000 is unaudited)

to June 30, 2000, 75% from and including June 30, 2000 and prior to September 30, 2000 and 100% of the fair market value of the Company's common stock as of the date of the shareholders agreement from September 30, 2000. If the employment is terminated for any other reason, the Company will repurchase the shares for 100% of the fair market value of the Company's common stock as of the date of the shareholders agreement. This agreement shall terminate upon a firmly underwritten public offering with gross proceeds to the Company of at least $10 million.

   Based upon the estimated fair market value of these shares at December 31, 1999, the Company recorded $432,500 of stock-based compensation and $1,297,600 of deferred compensation which will be amortized over the vesting period. Deferred compensation and the related compensation expense will be adjusted on a prospective basis over the vesting schedule based on changes in fair market value of the common stock during the period.

   One of the former Jump! shareholders was terminated by the Company in June 2000. In accordance with the provisions of the shareholders agreement, the Company plans to repurchase this individual's shares of common stock for 100% of their fair market value as of the date of the shareholders agreement. Accordingly, the remaining 25% of deferred stock compensation related to this individual that was scheduled to be amortized in the third quarter of 2000 was accelerated and recognized in the second quarter of 2000 through a charge of approximately $216,000 to stock-based compensation. The other former Jump! shareholder voluntarily resigned in July 2000. In accordance with the provisions of the shareholders agreement, the Company plans to repurchase this individual's shares of common stock for 75% of their fair market value as of the date of the shareholders agreement. Accordingly, the remaining 25% of the deferred stock compensation relating to this individual that was scheduled to be amortized in the third quarter of 2000 was reversed as of June 30, 2000. This resulted in a decrease to additional paid-in capital and deferred stock compensation of approximately $216,000. The repurchase of these shares has not yet been finalized.

   The following table represents the unaudited pro forma results of operations for the years ended December 31, 1998 and 1999 as if the above acquisition had occurred on January 1 of the respective year:

                                                         1998         1999
                                                      -----------  -----------
       Revenue....................................... $12,545,000  $17,940,000
       Net loss...................................... $  (764,000) $(9,011,000)
       Basic net loss per common share............... $      (.10) $     (1.13)
       Diluted net loss per common share............. $      (.10) $     (1.13)

   The pro forma amounts reflect the amortization of the excess of purchase price over the net assets acquired. The pro forma results are not necessarily indicative of the results of operations that would have occurred had the acquisition taken place at the beginning of the period presented nor are they intended to be indicative of results that may occur in the future.

                         LOGICAL DESIGN SOLUTIONS, INC.

  (Pro forma information and information as of and relating to the six months ended June 30, 1999 and 2000 is unaudited)


4. Property and Equipment

   Major classes of property and equipment and their related estimated useful lives as of December 31, 1998 and 1999 and June 30, 2000 are as follows:

                                Estimated
                               Useful Life                            June 30,
                                 (Years)      1998         1999         2000
                               ----------- -----------  -----------  -----------
     Computer equipment......       3      $ 1,590,602  $ 2,219,004  $ 3,091,646
     Office equipment........       5          354,628      393,438      666,731
     Furniture and fixtures..       7          722,836      907,049    1,608,824
     Equipment under capital
      lease..................       3          440,186      440,186      440,186
     Leasehold improvements..       *          657,234      657,234      748,050
                                           -----------  -----------  -----------
                                             3,765,486    4,616,911    6,555,437
     Less accumulated
      depreciation and
      amortization...........               (1,237,553)  (2,062,740)  (2,600,008)
                                           -----------  -----------  -----------
                                           $ 2,527,933  $ 2,554,171  $ 3,955,429
                                           ===========  ===========  ===========

--------
* Lesser of term of lease or estimated useful life.

5. Accrued Expenses

   Accrued expenses consists of the following:

                                                                     June 30,
                                                  1998      1999       2000
                                                -------- ---------- ----------
       Accrued payroll and related expenses.... $511,034 $  918,683 $1,429,753
       Accrued professional fees...............   76,411    269,245    930,509
       Income taxes payable....................      --      80,697    588,453
       Other accrued expenses..................  132,998    198,736    338,861
                                                -------- ---------- ----------
                                                $720,443 $1,467,361 $3,287,576
                                                ======== ========== ==========

6. Subordinated Debt

Senior Subordinated Debentures

   On March 19, 1997, LDS issued Senior Subordinated Debentures ("Senior Debentures") in the aggregate principal amount of $5,540,736 for an aggregate cash purchase price of $5,123,902. In connection with the issuance of the Senior Debentures, LDS also issued a warrant to acquire 2,150,000 shares, subject to adjustment, of common stock ("Warrants"). Upon issuance, the Warrants were recorded at their relative fair market value in relation to the Senior Debentures, resulting in an allocation of $2,272,000 of proceeds from the Senior Debentures to the Warrants and an effective interest rate of 21.0% on the Senior Debentures (see Note 13). The accretion to redemption value of the Senior Debentures, based on deemed fair market value on date of issuance, is being recorded as interest expense as an adjustment to yield over the five year life of the Senior Debentures.

                         LOGICAL DESIGN SOLUTIONS, INC.

  (Pro forma information and information as of and relating to the six months ended June 30, 1999 and 2000 is unaudited)


   The Senior Debentures are payable in full on March 19, 2002 and accrue interest from the date of issuance until the date of payment of principal at the rate of 9.0% per year compounded annually. Interest is payable upon payment of principal which is due March 19, 2002. The redemption value of the Senior Subordinated Debentures, including accrued interest of approximately $1.5 million, was approximately $7.0 million at December 31, 1999.

Junior Subordinated Debentures

   In connection with the above transaction, LDS made distributions to its management stockholders in the form of Junior Subordinated Debentures ("Junior Debentures"). The Junior Debentures are payable in full on March 19, 2003 and accrue interest from the date of issuance until the date of payment of principal at the rate of 9.0% per year compounded annually. Interest is payable upon payment of principal which is due March 19, 2003.

7. Lines of Credit

   The Company has a line of credit arrangement with a bank which allows for borrowings up to $1,500,000. Borrowings under this line accrue interest at the prime rate. This line, which expired on June 30, 2000,was renewed and amended to increase the allowable borrowings to $2,000,000. As amended, the line expires on June 30, 2001 and is subject to annual renewal.

   The Company also has a $150,000 equipment line of credit. Under this line, 80% of the cost of the equipment purchased is eligible for borrowing. Borrowings under this line accrue interest at the prime rate plus .25%. Borrowings under the equipment line are repaid in 36 monthly installments, plus interest. This line expired on June 30, 2000 and was not renewed.

   There were no outstanding borrowings under these lines of credit at December 31, 1999.

   The lines of credit contain various financial covenants which require the Company to, among other requirements, maintain a minimum current ratio and a maximum debt to equity ratio.

8. Capital Lease Obligations

   The Company leases certain office equipment under leases classified as capital leases for financial reporting purposes. The following is a schedule of future minimum lease payments under these agreements and the present value of the payments as of December 31, 1999:

       Year ended December 31:
         2000......................................................... $ 92,983
         2001.........................................................   92,983
         2002.........................................................   92,983
         2003.........................................................  130,995
                                                                       --------
                                                                        309,944
         Less amount representing interest............................  (35,022)
                                                                       --------
         Present value of minimum lease payments...................... $274,922
                                                                       ========

                         LOGICAL DESIGN SOLUTIONS, INC.

  (Pro forma information and information as of and relating to the six months ended June 30, 1999 and 2000 is unaudited)


9. Commitments

Leases

   The Company leases office space, automobiles and office equipment under noncancelable operating lease agreements which expire through February 2010. Aggregate annual future minimum lease payments under these noncancelable leases are, including the new Morristown facility, as follows:

       Year ended December 31:
         2000....................................................... $ 2,480,000
         2001.......................................................   2,431,000
         2002.......................................................   2,229,000
         2003.......................................................   2,306,000
         2004.......................................................   2,320,000
         2005 and thereafter........................................   8,857,000
                                                                     -----------
                                                                     $20,623,000
                                                                     ===========

   Rent expense for the years ended December 31, 1997, 1998 and 1999 was $347,500, $617,700 and $934,500, respectively.

Letters of Credit

   The Company has outstanding letters of credit of $549,000 and $80,000 at December 31, 1999.

10. Related Party Transactions

   The principal stockholders periodically obtain advances from the Company. These amounts are recorded in the balance sheet as loans to stockholders. During 1997, and as contemplated and agreed upon by the parties involved in the issuance of the Senior Debentures and Junior Debentures (see Note 6), the principal stockholders also received cash distributions based on estimated available LDS and LDSI Subchapter "S" earnings and estimated required personal income tax payments. During 1998, final LDS and LDSI Subchapter "S" income tax returns were prepared and filed which resulted in the finalization of taxes payable and earnings available for distribution to stockholders. This resulted in a reclassification during 1998 of $343,964 between distributions to stockholders and loans to stockholders as agreed upon by the Company, the stockholders and the Investors. This excess cash distribution represents amounts agreed upon by the parties to be retained in the business at the time of the transaction. The parties agreed to record these amounts as loans to stockholders. Interest has been accrued on these amounts at 9.0% and is included in the loans to stockholders' balance. In addition, during 1998 the Company advanced $247,100 to a principal stockholder in order to purchase a personal residence. That amount is secured by a note and a second mortgage on the property. These notes accrue interest payable monthly at 8.5%. The notes, including all principal and interest, are due between June and August 2003. Under certain conditions the Company can accelerate the repayment of the notes. In connection with these advances, the stockholder and the Company executed an agreement under which the stockholder pledged 785,000 shares of common stock as collateral for the obligation to the Company.

                         LOGICAL DESIGN SOLUTIONS, INC.

  (Pro forma information and information as of and relating to the six months ended June 30, 1999 and 2000 is unaudited)


11. Income Taxes

   The provision (benefit) for income taxes for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000 consisted of the following:

                                                                        June
                              1997                1998       1999     30, 2000
                 ------------------------------ ---------  ---------  --------
                 Subchapter Subchapter
                 "S" Corp.  "C" Corp.   Total
                 ---------- ---------- --------
Current:
  Federal.......             $205,000  $205,000 $  25,000  $(152,000) $638,569
  State.........  $47,000      63,000   110,000     7,103              187,724
                  -------    --------  -------- ---------  ---------  --------
                   47,000     268,000   315,000    32,103   (152,000)  826,293
Deferred:
  Federal.......              120,000   120,000  (125,000)    (6,207)  (37,945)
  State.........               30,000    30,000   (22,200)   (44,149)   36,652
                             --------  -------- ---------  ---------  --------
                              150,000   150,000  (147,200)   (50,356)   (1,293)
                  -------    --------  -------- ---------  ---------  --------
Income taxes....  $47,000    $418,000  $465,000 $(115,097) $(202,356) $825,000
                  =======    ========  ======== =========  =========  ========

   The provision (benefit) for income taxes reconciled to the amount computed by applying the statutory federal rate of 34% to the income (loss) before income taxes is as follows:

                                                                       June 30,
                                                1997   1998    1999      2000
                                                -----  -----   -----   --------
Statutory federal income tax...................  34.0% (34.0)% (34.0)%  (34.0)%
Increases (decreases):
  Increase in market value of redeemable
   warrants....................................   4.8   17.1    29.0      8.3
  Increase in valuation allowance..............   --     --      2.5     30.3
  Income attributable to "S" Corporation
   periods..................................... (26.8)   --      --       --
  Establishment of initial deferred tax
   liabilities upon conversion from
   "S" to "C" Corporation......................   8.1    --      --       --
  Other........................................   2.5    1.1     0.2      0.8
                                                -----  -----   -----    -----
Income taxes...................................  22.6% (15.8)%  (2.3)%    5.4%
                                                =====  =====   =====    =====

                         LOGICAL DESIGN SOLUTIONS, INC.

  (Pro forma information and information as of and relating to the six months ended June 30, 1999 and 2000 is unaudited)

   The significant components of the Company's deferred tax assets and liabilities at December 31, 1998 and 1999 and June 30, 2000 are as follows:

                                                                      June 30,
                                                   1998      1999       2000
                                                 --------  --------  ----------
     Deferred tax assets:
       Current:
         Allowance for doubtful accounts........ $ 86,200  $ 20,000  $   20,000
         Deferred income........................      --     12,500         --
         Accrued payroll and vacation...........   21,000     8,108       3,500
         Stock-based compensation...............      --    430,815   5,690,029
                                                 --------  --------  ----------
                                                  107,200   471,423   5,713,529
         Less valuation allowance...............      --   (430,815) (5,629,614)
                                                 --------  --------  ----------
                                                  107,200    40,608      83,915
       Noncurrent:
         Net operating loss carryforward........      --     43,348         --
                                                 --------  --------  ----------
     Total deferred tax assets..................  107,200    83,956      83,915
     Deferred tax liabilities:
       Current:
         Cash to accrual conversion--Jump!......      --    (48,863)    (40,929)
         Cash to accrual conversion--LDSI....... (114,700)      --          --
                                                 --------  --------  ----------
                                                 (114,700)  (48,863)    (40,929)
       Noncurrent:
         Depreciation...........................      --    (29,500)    (36,162)
         Amortization...........................      --     (6,886)     (6,824)
                                                 --------  --------  ----------
                                                      --    (36,386)    (42,986)
                                                 --------  --------  ----------
     Total deferred tax liabilities............. (114,700)  (85,249)    (83,915)
                                                 --------  --------  ----------
     Net deferred tax liabilities............... $ (7,500) $ (1,293) $      --
                                                 ========  ========  ==========

   As of December 31, 1999, the Company has federal and state net operating loss carryforwards of approximately $741,000 and $720,000, respectively, which expect to be fully utilized in 2000.

12. Employee Benefit Plan

   The Company has a 401(k) plan (the "Plan") which covers substantially all employees, subject to minimum age and service requirements. The Company may make contributions to the Plan. Any such contributions are determined on an annual basis and are at the discretion of the Board of Directors. Contributions for the years ended December 31, 1997, 1998 and 1999 were $142,700, $153,700 and $230,400, respectively.

13. Stockholders' Equity

   Effective March 17, 1997, LDS amended its certificate of incorporation to increase the number of shares authorized to 1,500,000 shares and the Board of Directors authorized and approved a 3,925-for-one stock split increasing the number of outstanding shares from 200 shares to 785,000 shares.

                        LOGICAL DESIGN SOLUTIONS, INC.

  (Pro forma information and information as of and relating to the six months ended June 30, 1999 and 2000 is unaudited)


   Effective September 10, 1997, LDS amended its certificate of incorporation to increase the number of shares authorized to 15,000,000 shares and the Board of Directors further authorized and approved a ten-for-one stock split increasing the number of shares outstanding to 7,850,000.

   All per share amounts have been adjusted for the above stock splits, except as otherwise indicated.

   In connection with the issuance of Senior Debentures (see Note 6), LDS also issued Warrants to certain Investors to acquire 2,150,000 common shares. The Warrants may be exchanged for an equal number of shares of common stock of LDS. The Warrants are exercisable on March 19, 2004 at a price of $.01 per share and expire on March 19, 2004 or earlier as defined in the warrant agreement. The shares of common stock issuable upon exercise of the Warrants are subject to demand registration rights on the part of the Investors and piggyback registration rights. LDS has reserved 2,150,000 shares of common stock for issuance upon the exercise of the Warrants.

   The Warrants are subject to a Redemption Agreement which permits the Investors to put the Warrants to LDS for redemption at the fair market value (as agreed upon in good faith between the Company and the Investors) of the shares of common stock issuable upon the exercise of the Warrants at the earlier of the occurrence of a liquidity event (as defined) or March 19, 2003. In the event a redemption request is made on March 19, 2003, the Warrants will be redeemed 50% on March 19, 2003 and 50% on March 19, 2004. Under the terms of the Warrant Agreement, each holder of Warrants must immediately exercise all Warrants held upon the completion of an initial public offering of LDS common shares.

   In accordance with Emerging Issues Task Force No. 96-13, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, the Company estimated the fair value of the Warrants at date of issuance. The Company has continued to estimate the fair value of the Warrants with changes in fair value amortized and reported in the statements of operations based upon an anticipated date of redemption of the Warrants of March 19, 2003. At each balance sheet date the fair value was determined by an independent valuation and, based on these valuations, the Company increased the carrying value of the Warrants and recorded a charge of $288,048, $366,333, $7,504,956 and $3,752,478 in the statements of operations for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, respectively. The estimated fair value of the warrants as of December 31, 1999 was approximately $34 million.

14. Earnings Per Share

   The reconciliation of shares used to calculate basic and diluted earnings per share consists of the following:

                                                                June 30,
                                                           -------------------
                               1997      1998      1999      1999      2000
                             --------- --------- --------- --------- ---------
Weighted-average common
 shares outstanding used to
 calculate basic earnings
 per share.................. 7,850,001 7,850,023 7,867,786 7,850,615 7,975,494
Net effect of dilutive
 warrants based on treasury
 stock
 method using average market
 price...................... 1,682,261     *         *         *         *
                             --------- --------- --------- --------- ---------
Weighted-average common
 shares and common share
 equivalents used to
 calculate diluted earnings
 per share.................. 9,532,262 7,850,023 7,867,786 7,850,615 7,975,494
                             ========= ========= ========= ========= =========

--------
* The dilutive stock options and warrants are not included as their effect is anti-dilutive.

                         LOGICAL DESIGN SOLUTIONS, INC.

  (Pro forma information and information as of and relating to the six months ended June 30, 1999 and 2000 is unaudited)


15. Stock Option Plans

   Effective September 10, 1997, the stockholders of the Company approved the 1997 Stock Option Plan ("1997 Plan"). On October 28, 1999, the Board of Directors adopted the Company's 1999 Stock Option Plan ("1999 Plan"). Under the Plans (the 1997 Plan and 1999 Plan, collectively), the Company issues options at exercise prices equal to fair value at the date of grant and no compensation expense is recorded. Options granted under the Plans are designated as either nonqualified stock options or incentive stock options. Under the terms of the 1997 Plan, the Company has reserved 1,000,000 shares of common stock for issuance upon exercise of options. Under the terms of the 1999 Plan, the Company has reserved 330,000 shares of common stock for issuance upon exercise of options. No option will have a term in excess of ten years under the Plans. The administrator, which may be the Board of Directors or a committee thereof, is responsible for determining the individuals to be granted options, the number of options each individual will receive, the option price per share and the exercise period of each option. Options granted pursuant to the Plans generally vest over a one to four year period from date of grant.

   Of the 527,118 stock options issued during the year ended December 31, 1999, non-qualified options to purchase 130,000 shares and incentive stock options to purchase 268,818 shares at exercise prices of $2.20 were considered to be below the deemed fair market value at date of grant for financial reporting purposes. In accordance with APB 25, compensation expense will be recognized as the difference between the exercise prices of these options at their respective grant dates and the deemed fair value for financial reporting purposes of the common stock. The Company recorded $644,537 of compensation expense during 1999 based on the vesting schedules of these options. In addition, the Company recorded deferred stock compensation of $4,107,071 as of December 31, 1999; these amounts are included as a reduction of stockholders' equity and are being amortized to compensation expense over the vesting period of the options granted, which range from one to four years from the date of grant.

   The following table summarizes information about stock options outstanding at December 31, 1997, 1998 and 1999:

                                1997              1998                1999
                          ----------------- -----------------  -------------------
                          Weighted-         Weighted-          Weighted-
                           Average           Average            Average
                          Exercise   Stock  Exercise   Stock   Exercise    Stock
                            Price   Options   Price   Options    Price    Options
                          --------- ------- --------- -------  --------- ---------
Options outstanding,
 beginning of year......    $ --        --    $2.04   565,000    $2.12     758,500
  Granted...............     2.04   565,000    2.39   204,100     2.20     527,118
  Exercised.............      --        --     2.39      (500)    2.37      (9,800)
  Canceled..............      --        --     2.39   (10,100)    2.30     (69,900)
                            -----   -------   -----   -------    -----   ---------
Options outstanding, end
 of year................    $2.04   565,000   $2.12   758,500     2.15   1,205,918
                            =====   =======   =====   =======    =====   =========
Options exercisable, end
 of year................    $ --        --    $2.11   178,250    $2.13     424,484
                            =====   =======   =====   =======    =====   =========

                         LOGICAL DESIGN SOLUTIONS, INC.

  (Pro forma information and information as of and relating to the six months ended June 30, 1999 and 2000 is unaudited)


   The weighted-average fair value of options granted was $.66 per share or $135,000 and $10.16 per share or $5,400,000 for the years ended December 31, 1998 and 1999, respectively.

                                                                Weighted-Average
      Option                               Exercise Outstanding    Remaining
      Class                                 Price     Options   Contractual Life
      ------                               -------- ----------- ----------------
      1997................................  $2.04      550,000     7.7 years
      1998................................  $2.39      136,600     8.3 years
      1999................................  $2.20      519,318     9.5 years
                                                     =========     =========
                                                     1,205,918     8.5 years
                                                     =========     =========

   Pro forma information regarding net income (loss) is required by FAS 123 and has been determined as if the Company had been accounting for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing fair value model with the following weighted-average assumptions: volatility of 54%, 100% and 90% in 1997, 1998 and 1999, respectively; risk-free interest rate of 6.8% in 1999 and 5.35% in 1998 and 1997; no dividends; and an expected life of the options of five years for options granted in 1999 and six years for options granted in 1998 and 1997. Had compensation cost been recognized based on the fair value of the employee stock options on the date of grant under the methodology prescribed by FAS 123, the Company's pro forma net income (loss) would have been approximately $1,570,000, $(894,000) and $(9,540,000) in 1997, 1998 and 1999, respectively, and pro forma basic and diluted net (loss) income per common share would have been ($1.21) and ($.11) in 1999 and 1998, respectively. Pro forma basic and diluted net income per common share would have been $.20 and $.16 in 1997, respectively.

   Option valuation models require the input of highly subjective assumptions including the expected life of the option and the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   During the six months ended June 30, 2000, 1,109,850 stock options were granted with a weighted average exercise price of $4.17 per share. The exercise price of each of these grants was considered to be below the deemed fair market value at the date of grant for financial reporting purposes. The Company recorded $12,324,285 of compensation expense during the six months ended June 30, 2000 based on the vesting schedules of these options. In addition, the Company recorded deferred compensation of $564,582 as of June 30, 2000 that will be amortized to compensation expense over the vesting period of the options granted, which ranges from one to four years from the date of grant.

16. Pro Forma Balance Sheet

   The Company is planning to file a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of common stock in an initial public offering. The unaudited pro forma balance sheet reflects the effects of the automatic exercise of all redeemable warrants into 2,150,000 shares of the Company's common stock upon the completion of the initial public offering and the accretion of the redeemable warrants to fair market value, based on the midpoint of the expected price range of the Company's initial public offering.

                         LOGICAL DESIGN SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

  (Pro forma information and information as of and relating to the six months ended June 30, 1999 and 2000 is unaudited)


17. Subsequent Events

Leases

   The Company moved its headquarters and principal operations from its previous Morristown, New Jersey location to a new location, also in Morristown, in July 2000. In February 2000, the Company entered into a ten year lease for this new office space. Minimum annual lease payments amount to $1,456,000 for the first three years of the lease, $1,534,000 for years four through six, and $1,638,000 for years seven through ten. In connection with the lease agreement, the Company obtained a letter of credit for $970,667 to be used as security. The letter of credit requirement is reduced to $767,000 on February 10, 2004, $546,000 on February 10, 2006, and will be released after lease termination.

Stock Options

   Effective March 1, 2000, the Board of Directors amended the Company's 1999 Stock Plan to increase the number of common shares reserved for issuance from 330,000 to 2,750,000. In addition, on this same date, the Board of Directors approved the 2000 Stock Plan for Non-Employee Directors ("2000 Plan"). Under the terms of the 2000 Plan, the Company has reserved 500,000 shares of common stock for issuance upon exercise of options.

Recapitalization

   On March 2, 2000, the Company effected a reincorporation merger pursuant to which the Company reincorporated in the State of Delaware. Pursuant to the reincorporation merger, the par value of the Company's common stock was changed from no par value to $0.01 per share.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Jump! Information Technologies, Inc.

   We have audited the accompanying balance sheet of Jump! Information Technologies, Inc. (the "Company") as of December 31, 1998, and the related statements of income and cash flows for the periods from March 6, 1998 (inception) to December 31, 1998 and January 1, 1999 to November 9, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jump! Information Technologies, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the periods from March 6, 1998 (inception) to December 31, 1998 and January 1, 1999 to November 9, 1999, in conformity with accounting principles generally accepted in the United States.

Metropark, New Jersey                     /s/ Ernst & Young LLP
February 4, 2000

                      JUMP! INFORMATION TECHNOLOGIES, INC.

                                 BALANCE SHEET

                               December 31, 1998

Assets
Current assets:
  Cash............................................................... $     24
  Accounts receivable................................................  279,933
  Deferred income taxes..............................................   50,079
                                                                      --------
    Total current assets.............................................  330,036


Computer equipment, net of accumulated depreciation of $7,975........   36,235
Deferred income taxes................................................   12,520
Other assets.........................................................   14,270
                                                                      --------
                                                                      $393,061
                                                                      ========


Liabilities and stockholders' equity
Current liabilities:
  Accounts payable and accrued expenses.............................. $  2,575
  Deferred revenue...................................................  124,996
  Loan from stockholder..............................................   23,162
  Income taxes payable...............................................   10,209
  Deferred income taxes..............................................  111,973
                                                                      --------
    Total current liabilities........................................  272,915


Deferred revenue.....................................................   31,251


Stockholders' equity:                                                    1,500
  Class A, Voting Common Stock, no par value, 2,100,000 shares authorized, 2,100,000 shares issued and outstanding...............
  Class B, Non-Voting Common Stock, no par value, 500,000 shares
   authorized, none issued or outstanding............................   (1,500)
  Loan to stockholders...............................................   88,895
                                                                      --------
  Retained earnings..................................................   88,895
                                                                      --------
    Total stockholders' equity....................................... $393,061
                                                                      ========

                            See accompanying notes.

                      JUMP! INFORMATION TECHNOLOGIES, INC.

                              STATEMENTS OF INCOME

                                                           March
                                                          6, 1998     January
                                                        (inception)   1, 1999
                                                             to          to
                                                        December 31,  November
                                                            1998      9, 1999
                                                        ------------ ----------
Revenue................................................  $1,215,364  $2,100,571
Cost of revenue........................................     457,614   1,105,822
                                                         ----------  ----------
Gross profit...........................................     757,750     994,749
Selling, general and administrative....................     613,878     801,030
Depreciation and amortization..........................       7,975      12,795
                                                         ----------  ----------
Income from operations.................................     135,897     180,924
Other income:
  Interest income......................................       2,237       2,773
  Other................................................      10,344       5,443
                                                         ----------  ----------
Income before provision for income taxes...............     148,478     189,140
Provision for income taxes.............................      59,583      72,208
                                                         ----------  ----------
Net income.............................................  $   88,895  $  116,932
                                                         ==========  ==========


                            See accompanying notes.

                      JUMP! INFORMATION TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                       March
                                                      6, 1998    January
                                                    (inception)  1, 1999
                                                        to         to
                                                     December   November
                                                     31, 1998    9, 1999
                                                    ----------- ---------
Cash flows from operating activities
Net income.........................................  $  88,895  $ 116,932
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization....................      7,975     12,795
  Deferred income taxes............................     49,374     (5,062)
  Changes in operating assets and liabilities:
    Accounts receivable............................   (279,933)    17,822
    Other assets...................................    (14,270)  (102,820)
    Accounts payable and accrued expenses..........      2,575     96,679
    Deferred revenues..............................    156,247     20,830
    Income taxes payable...........................     10,209     77,270
    Other liabilities..............................                 4,187
                                                     ---------  ---------
Net cash provided by operating activities..........     21,072    238,633
Cash flows from investing activities
Capital expenditures...............................    (44,210)  (170,169)
                                                     ---------  ---------
Net cash used in investing activities..............    (44,210)  (170,169)
Cash flows from financing activities
Purchase of treasury stock.........................               (15,210)
Loan to stockholders...............................     (1,500)     1,500
Proceeds from the sale of common stock.............      1,500
Loan from stockholder..............................     23,162    (23,162)
                                                     ---------  ---------
Net cash provided by (used in) financing
 activities........................................     23,162    (36,872)
                                                     ---------  ---------
Net increase in cash...............................         24     31,592
Cash, beginning of period..........................        --          24
                                                     ---------  ---------
Cash, end of period................................  $      24  $  31,616
                                                     =========  =========
Supplemental cash flow disclosures
Income taxes paid..................................  $     --   $   5,700
                                                     =========  =========

                            See accompanying notes.

                      JUMP! INFORMATION TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1998

1. Basis of Presentation and Summary of Significant Accounting Policies

Description of Business and Organization

   Jump! Information Technologies, Inc. ("Jump!" or the "Company") is a publishing and information services e-business solutions provider located in Chantilly, Virginia.

   Jump! was incorporated on March 6, 1998 as Net3 Technologies, Inc. The Company's name was changed to Jump! Information Technologies, Inc. on November 10, 1998.

Management Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Computer Equipment

   Computer equipment is recorded at cost. Depreciation is recorded using the straight line method over the estimated useful life of the assets of three years.

Revenue Recognition

   The Company's revenue is generated from contracts that are billed on a time and materials basis. Under these contracts, revenue is recognized as services are provided.

Income Taxes

   Deferred income taxes are provided for differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Concentrations of Credit Risk

   The Company is engaged in providing e-business solutions to its customers. The Company performs ongoing, informal credit evaluations of its customers' financial condition and requires no collateral from its customers.

   One customer accounted for 100% of total revenue in 1998 and 100% of accounts receivable at December 31, 1998. This same customer accounted for 96% of total revenue in 1999. The loss of this customer would have a material impact on the financial condition of the Company.

Stock-Based Compensation

   As permitted by Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation ("FAS 123"), which establishes a fair value based method of accounting for stock-based compensation plans, the Company has elected to follow Accounting Principal Board Opinion No. 25 Accounting for Stock Issued to Employees ("APB 25"), for recognizing stock-based compensation expense for financial statement purposes. Under APB 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price.

                      JUMP! INFORMATION TECHNOLOGIES, INC.

                               December 31, 1998


2. Commitments

Leases

   The Company leases office space under a noncancelable operating lease agreement which will expire in June 2005. Aggregate annual future minimum lease payments under this noncancelable lease is as follows:

       Year ended December 31:
         1999........................................................ $  159,000
         2000........................................................    206,000
         2002........................................................    217,000
         2002........................................................    224,000
         2003........................................................    230,000
         2004 and thereafter.........................................    605,000
                                                                      ----------
                                                                      $1,641,000
                                                                      ==========

   Rent expense for the periods ended December 31, 1998 and November 9, 1999 was approximately $111,000 and $136,000, respectively.

Employment Agreements

   The Company has employment contracts with certain key employees. The agreements provide for minimum salary amounts and discretionary performance bonus arrangements as determined and approved by the Board of Directors.

3. Related Party Transactions

   The initial capital contribution by the founding stockholders was funded through a $1,500 loan from the Company. That amount is recorded as "loan to stockholders" and reflected as a reduction to stockholders' equity in the December 31, 1998 balance sheet.

   In December 1998, a Company officer and stockholder loaned the Company approximately $23,000 for working capital purposes. That amount is classified as "loan from stockholder" in the December 31, 1998 balance sheet. The loan was repaid in full in March 1999.

4. Income Taxes

   The provision for income taxes consisted of the following:

                                                        December 31, November 9,
                                                            1998        1999
                                                        ------------ -----------
       Current:
         Federal.......................................   $ 8,861      $64,954
         State.........................................     1,348       12,316
                                                          -------      -------
                                                           10,209       77,270
       Deferred:
         Federal.......................................    41,968       (4,303)
         State.........................................     7,406         (759)
                                                          -------      -------
                                                           49,374       (5,062)
                                                          -------      -------
       Income taxes....................................   $59,583      $72,208
                                                          =======      =======

                      JUMP! INFORMATION TECHNOLOGIES, INC.

                               December 31, 1998

   The provision for income taxes for the 1998 and 1999 periods differed from the amount computed by applying the statutory federal rate of 34% to pre-tax income principally due to the effect of state taxes.

   The significant components of the Company's deferred tax assets and liabilities at December 31, 1998 was as follows:

       Deferred tax assets:
         Deferred revenue........................................... $  62,599
       Deferred tax liabilities:
         Cash to accrual conversion.................................  (111,973)
                                                                     ---------
       Net deferred tax liabilities................................. $ (49,374)
                                                                     =========

5. Stockholders' Equity

   Effective November 10, 1998, the Company amended its certificate of incorporation to create two classes of common stock ("Class A, Voting Common Stock" and "Class B, Non-Voting Common Stock") and increase the number of shares authorized to 2,100,000 shares of Class A, Voting Common Stock and 500,000 shares of Class B, Non-Voting Common Stock. In addition, the Board of Directors authorized and approved a 700-for-one stock split of Class A, Voting Common Stock increasing the number of shares issued and outstanding from 300 shares to 2,100,000 shares. The stock split has been given retroactive effect in these financial statements.

6. Stock Options

   Effective November 10, 1998, the Board of Directors and stockholders approved the Jump! Information Technologies, Inc. Non-Qualified Stock Option Plan (the "Plan"). Under the terms of the Plan, the Company has reserved all 500,000 shares of Class B, Non-Voting Common Stock for issuance upon exercise of options. The Plan is administered by a committee comprised of one or more individuals appointed by the Board of Directors. This committee is responsible for determining the individuals to be granted options, the number of options each individual will receive, the option price per share and the exercise period of each option. All options expire in ten years from date of grant. Options granted pursuant to the Plan generally vest over a two year period from date of grant.

   The following table summarizes information about stock options outstanding at December 31, 1998 and November 9, 1999:

                                              1998               1999
                                        ----------------- ------------------
                                        Weighted-         Weighted-
                                         Average           Average
                                        Exercise   Stock  Exercise   Stock
                                          Price   Options   Price   Options
                                        --------- ------- --------- --------
     Options outstanding, beginning of
      period...........................   $--         --    $.25     234,000
       Granted.........................    .25    234,000    .25     192,000
       Exercised.......................                      .25     (39,000)
       Canceled........................    --         --     .25    (156,000)
                                          ----    -------   ----    --------
     Options outstanding, end of
      period...........................   $.25    234,000   $.25     231,000
                                          ====    =======   ====    ========
     Options exercisable, end of
      period...........................   $--         --    $.25      39,000
                                          ====    =======   ====    ========

                     JUMP! INFORMATION TECHNOLOGIES, INC.

                               December 31, 1998

   The weighted-average fair value of options granted was $.07 per share or $16,000 for the period ended December 31, 1998 and $.07 per share or $13,000 for the period ended November 9, 1999.

   Pro forma information regarding net income is required by FAS 123 and has been determined as if the Company had been accounting for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the minimum value method for non-public companies permitted by FAS 123 with the following assumptions: weighted average risk-free interest rate of 6.71%; no dividends; and weighted average expected life of the options of five years. Had compensation cost been recognized based on the fair value of the employee stock options on the date of grant under the methodology prescribed by FAS 123, the Company's net income would have decreased by approximately $1,000 in 1998 and $8,000 in 1999.

   Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

7. Subsequent Events

   Pursuant to a stock purchase agreement dated November 10, 1999, the stockholders of the Company sold 100% of the Company's outstanding capital stock to Logical Design Solutions, Inc. ("LDS"), a third party.

   In December 1999, Jump! was merged into its acquirer, LDS, with LDS being the surviving corporation.

                            [Inside backcover page]

                                    GRAPHIC:

                    [Logical Design Solutions' Logo is
                    positioned in the center of the page over
               a background of arrows in a circular arrangement.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,500,000 Shares
                         Logical Design Solutions, Inc.
                                  Common Stock

                              [LOGO] Logical
                                     Design
                                     Solutions(R)

                                   --------

                                   PROSPECTUS

                                       , 2000

                                   --------

                              Salomon Smith Barney

                                Lehman Brothers

                                    SG Cowen


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee, and the Nasdaq National Market listing application fee, are estimated.

   Securities and Exchange Commission registration fee............ $    14,877
   National Association of Securities Dealers, Inc. filing fee....       6,135
   Nasdaq National Market listing application fee.................      95,000
   Printing and engraving fees and expenses.......................     400,000
   Legal fees and expenses........................................     750,000
   Accountants' fees and expenses.................................     375,000
   Blue Sky fees and expenses.....................................      15,000
   Transfer Agent and Register fees and expenses..................      20,000
   Miscellaneous expenses.........................................      38,988
                                                                   -----------
     Total........................................................  $1,715,000
                                                                   ===========

--------
* To be provided by amendment

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was servicing at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify the person serving in that capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or other court shall deem proper. The provisions regarding indemnification and advancement of expenses under Section 145 of the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, stockholders' or disinterested directors' vote or otherwise.

   Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

   As permitted by Section 145(e) of the DGCL, Logical Design Solutions' amended and restated certificate of incorporation and amended and restated bylaws will provide that the company shall indemnify its directors, officers and any person serving at the request of the company as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan. The company will also be permitted to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against that person or incurred by that person in any of those capacities, or arising out of that person's resulting status, and related expenses, whether or not the Registrant would have the power to indemnify that person against that liability under the provisions of the DGCL.

Item 15. Recent Sales of Unregistered Securities.

   (a) On March 18, 1997, the company issued approximately $1.1 million aggregate principal amount at maturity of 9% junior subordinated debentures to Mary K. Brooks and Darren A. Bryden in consideration of certain retained earnings. These debentures were issued without registration under the Securities Act in reliance upon an exemption from registration under Section 4(2).

    (b) On March 19, 1997, the company issued approximately $5.5 million aggregate principal amount at maturity of 9% senior subordinated debentures to Summit Ventures IV, L.P., Summit Investors III, L.P. and Samedan, Inc. and warrants to acquire 2,150,000 shares of common stock to Summit Ventures IV, L.P., Summit Investors III, L.P. and Mr. Paul F. Lozier for total consideration of approximately $5.1 million. These debentures and warrants were issued without registration under the Securities Act in reliance upon an exemption from registration under Section 4(2).

    (c) Between August 29, 1997 and June 30, 2000, the company granted options to purchase a total of 2,424,868 shares of common stock under the company's 1997 Stock Plan, the company's 1999 Stock Plan and the company's 2000 Stock Plan for Non-Employee Directors. During that period, the company issued 16,900 shares of common stock to its employees for a total of $40,012 upon the exercise of the options. These securities were issued without registration under the Securities Act in reliance upon an exemption from registration under Rule 701 and Section 4(2).

    (d) On November 10, 1999, the company issued 109,500 shares of its common stock, along with $525,000, in exchange for all of the outstanding securities of Jump! Information Technologies, Inc. These shares were issued without registration under the Securities Act in reliance upon an exemption from registration under Section 4(2).

    (e) On March 2, 2000, the Registrant issued an aggregate of 7,976,401 shares of common stock to the stockholders of Logical Design Solutions, Inc., a New Jersey corporation ("LDSNJ"), pursuant to a merger in which LDSNJ merged with and into the Registrant, which prior to the merger had been a wholly-owned subsidiary of LDSNJ. These securities were issued without registration under the Securities Act in reliance upon an exemption from registration under
Section 4(2).

Item 16. Exhibits and Financial Statement Schedules.

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
  1.1    Form of Underwriting Agreement.*
  2.1    Stock Purchase Agreement, dated November 10, 1999, by and among Allan
         Von Dette and William Engel and Logical Design Solutions, Inc.+
  3.1    Certificate of Incorporation of Logical Design Solutions, Inc.+
  3.2    Form of Amended and Restated Certificate of Incorporation of Logical
         Design Solutions, Inc. to be effective upon closing of this offering.*
  3.3    Bylaws of Logical Design Solutions, Inc.+
  3.4    Form of Amended and Restated Bylaws of Logical Design Solutions, Inc.
         to be effective upon closing of this offering.*
  4.1    Form of Common Stock Certificate of Logical Design Solutions, Inc.*
  4.2    Form of Junior Subordinated Debenture of Logical Design Solutions,
         Inc.+
  4.3    Form of Senor Subordinated Debenture of Logical Design Solutions,
         Inc.+
  5.1    Opinion of Brown & Wood LLP.*
 10.1    9% Senior Subordinated Debenture and Warrant Purchase Agreement, dated as of March 19, 1997, among Logical Design Solutions, Inc., principal stockholders of Logical Design Solutions, Inc., Summit Ventures IV,
         L.P., Summit Investors III, L.P., Paul F. Lozier and Samedan, Inc.+
 10.2    Warrant Agreement, dated as of March 19, 1997, among Logical Design
         Solutions, Inc., principal stockholders of Logical Design Solutions,
         Inc., Summit Ventures IV, L.P., Summit Investors III, L.P. and Paul F.
         Lozier.+
 10.3    Shareholders Agreement, dated as of March 19, 1997, among Logical
         Design Solutions, Inc., principal stockholders of Logical Design
         Solutions, Inc., Summit Ventures IV, L.P., Summit Investors III, L.P.
         and Paul F. Lozier.+
 10.4    Registration Rights Agreement, dated as of March 19, 1997, among
         Logical Design Solutions, Inc., Summit Ventures IV, L.P., Summit
         Investors III, L.P. and Paul F. Lozier.+
 10.5    Redemption Agreement, dated as of March 19, 1997, among Logical Design
         Solutions, Inc., Summit Ventures IV, L.P., Summit Investors III, L.P.
         and Paul F. Lozier.+
 10.6    Logical Design Solutions, Inc. Employee Stock Purchase Plan.*
 10.7    Logical Design Solutions, Inc. 1997 Stock Plan.+
 10.8    Logical Design Solutions, Inc. 1999 Stock Plan.+
 10.9    Logical Design Solutions, Inc. 2000 Stock Plan for Non-Employee
         Directors.+
 10.10   Lease Agreement, dated February 9, 2000, between MSGW Madison, L.L.C.
         and Logical Design Solutions, Inc.+
 10.11   Software Channel Program Agreement dated August 23, 1999 between Sun
         Microsystems, Inc. and Logical Design Solutions, Inc.+
 10.12   Sun Professional Services Subcontractor Master Consulting Agreement
         dated January 18, 2000 between Sun Microsystems, Inc. and Logical
         Design Solutions, Inc.+
 23.1    Consent of Brown & Wood LLP (included in Exhibit 5.1).*
 23.3    Consent of Ernst & Young LLP.
 24.1    Power of Attorney (included on signature page).+
 27.1    Financial Data Schedule.

--------
+ Previously filed.
* To be filed by amendment.

Item 17. Undertakings

   (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   (c) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morristown, State of New Jersey, on August 17, 2000.

                                          LOGICAL DESIGN SOLUTIONS, INC.

                                                       /s/ Mimi Brooks
                                          By: _________________________________
                                                         Mimi Brooks
                                                  President, Chief Executive
                                                          Officer
                                                        and Chairwoman

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                   Name                               Title                  Date
                   ----                               -----                  ----

              /s/ Mimi Brooks               President, Chief Executive  August 17, 2000
___________________________________________  Officer and Chairwoman
                Mimi Brooks                  (Principal Executive
                                             Officer)

          /s/ E. Bruce Lovenberg            Chief Financial Officer     August 17, 2000
___________________________________________  (Principal Financial and
            E. Bruce Lovenberg               Accounting Officer)

                     *                      Chief Technology Officer    August 17, 2000
___________________________________________  and Director
            David W. Stoltzfus

                     *                      Director                    August 17, 2000
___________________________________________
                Paul Lozier

                     *                      Director                    August 17, 2000
___________________________________________
                Kevin Mohan

                     *                      Director                    August 17, 2000
___________________________________________
              Frank A. Pinto

                     *                      Director                    August 17, 2000
        ___________________________________________
             Kevin McGilloway

----------------

        /s/ E. Bruce Lovenberg
*By: ________________________________
          E. Bruce Lovenberg
           Attorney-in-fact

        /s/ Marilynne N. White
*By: ________________________________
          Marilynne N. White
           Attorney-in-fact

                                 EXHIBIT INDEX

  1.1  Form of Underwriting Agreement.*
  2.1  Stock Purchase Agreement, dated November 10, 1999, by and among Allan
       Von Dette and William Engel and Logical Design Solutions, Inc.+
  3.1  Certificate of Incorporation of Logical Design Solutions, Inc.+
  3.2  Form of Amended and Restated Certificate of Incorporation of Logical
       Design Solutions, Inc. to be effective upon closing of this offering.*
  3.3  Bylaws of Logical Design Solutions, Inc.+
  3.4 Form of Amended and Restated Bylaws of Logical Design Solutions, Inc. to be effective upon closing of this offering.*
  4.1  Form of Common Stock Certificate of Logical Design Solutions, Inc.*
  4.2  Form of Junior Subordinated Debenture of Logical Design Solutions, Inc.+
  4.3  Form of Senior Subordinated Debenture of Logical Design Solutions, Inc.+
  5.1  Opinion of Brown & Wood LLP.*
 10.1 9% Senior Subordinated Debenture and Warrant Purchase Agreement, dated as of March 19, 1997, among Logical Design Solutions, Inc., principal stockholders of Logical Design Solutions, Inc., Summit Ventures IV,
       L.P., Summit Investors III, L.P., Paul F. Lozier and Samedan, Inc.+
 10.2  Warrant Agreement, dated as of March 19, 1997, among Logical Design
       Solutions, Inc., principal stockholders of Logical Design Solutions,
       Inc., Summit Ventures IV, L.P., Summit Investors III, L.P. and Paul F.
       Lozier.+
 10.3  Shareholders Agreement, dated as of March 19, 1997, among Logical Design
       Solutions, Inc., principal stockholders of Logical Design Solutions,
       Inc., Summit Ventures IV, L.P., Summit Investors III, L.P. and Paul F.
       Lozier.+
 10.4  Registration Rights Agreement, dated as of March 19, 1997, among Logical
       Design Solutions, Inc., Summit Ventures IV, L.P., Summit Investors III,
       L.P. and Paul F. Lozier.+
 10.5  Redemption Agreement, dated as of March 19, 1997, among Logical Design
       Solutions, Inc., Summit Ventures IV, L.P., Summit Investors III, L.P.
       and Paul F. Lozier.+
 10.6  Logical Design Solutions, Inc. Employee Stock Purchase Plan.*
 10.7  Logical Design Solutions, Inc. 1997 Stock Plan.+
 10.8  Logical Design Solutions, Inc. 1999 Stock Plan.+
 10.9  Logical Design Solutions, Inc. 2000 Stock Plan for Non-Employee
       Directors.+
 10.10 Lease Agreement, dated February 9, 2000, between MSGW Madison, L.L.C.
       and Logical Design Solutions, Inc.+
 10.11 Software Channel Program Agreement dated August 23, 1999 between Sun
       Microsystems, Inc. and Logical Design Solutions, Inc.+
 10.12 Sun Professional Services Subcontractor Master Consulting Agreement dated January 18, 2000 between Sun Microsystems, Inc. and Logical Design
       Solutions, Inc.+
 23.1  Consent of Brown & Wood LLP (included in Exhibit 5.1).*
 23.3  Consent of Ernst & Young LLP.
 24.1  Power of Attorney (included on signature page).+
 27.1  Financial Data Schedule.

--------
+ Previously filed.
* To be filed by amendment.